Exhibit 99.2
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE:	:	Jointly Administered
USG Corporation,	: :	Case No. 01-2094 (JKF)
a Delaware corporation, et al.,	:	Chapter 11
:

Debtors.	:
:
:
USG Corporation	:	Case No. 01-2094 (JKF)
United States Gypsum Company	:	Case No. 01-2095 (JKF)
USG Interiors, Inc.	:	Case No. 01-2096 (JKF)
USG Interiors International, Inc.	:	Case No. 01-2097 (JKF)
L&W Supply Corporation	:	Case No. 01-2098 (JKF)
Beadex Manufacturing, LLC	:	Case No. 01-2099 (JKF)
B-R Pipeline Company	:	Case No. 01-2100 (JKF)
La Mirada Products Co., Inc.	:	Case No. 01-2101 (JKF)
USG Industries, Inc.	:	Case No. 01-2102 (JKF)
USG Pipeline Company	:	Case No. 01-2103 (JKF)
Stocking Specialists, Inc.	: :	Case No. 01-2104 (JKF)

	: : : : : :	DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE FOR THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF USG CORPORATION AND ITS DEBTOR SUBSIDIARIES

Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700

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David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939

March 27, 2006		ATTORNEYS FOR DEBTORS

DISCLOSURE STATEMENT DATED MARCH 27, 2006
SOLICITATION OF VOTES WITH RESPECT TO THE
FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
USG CORPORATION AND ITS DEBTOR SUBSIDIARIES
     The only Class that is entitled to vote on the First Amended Joint Plan of Reorganization of USG Corporation and its Debtor Subsidiaries, dated March 27, 2006 and attached hereto as Exhibit I (the “Plan”) is Class 7 (Asbestos Personal Injury Claims). All creditors holding Asbestos Personal Injury Claims in Class 7 are encouraged to read and carefully consider this entire Disclosure Statement, including the Plan and the matters described under “Risk Factors” in Article VII prior to submitting ballots in response to this solicitation. Other than Class 7 (Asbestos Personal Injury Claims), all Classes of Claims and Interests are unimpaired under the Plan; i.e., the Plan does not modify, other than by curing defaults and reinstating maturity, the legal, equitable or contractual rights attached to such Claims or Interests. This Disclosure Statement is being delivered to you because you are the holder of, or have otherwise asserted, either a Claim or Claims against, or an Interest or Interests in, USG Corporation or its subsidiary debtors.
     The boards of directors of USG Corporation (“USG”) and each of the USG subsidiary debtors (collectively with USG, the “Debtors”) believe that the Plan is in the best interests of creditors and other stakeholders. All creditors in Class 7 are urged to vote in favor of the Plan. A summary of the voting instructions is set forth beginning on page 14 of this Disclosure Statement. More detailed instructions are contained on the ballots distributed to the creditors holding Asbestos Personal Injury Claims in Class 7. To be counted, your ballot must be duly completed, executed and received by 5:00 p.m., Eastern time, on June 2, 2006 (the “Voting Deadline”), unless extended.
     The confirmation and effectiveness of the proposed Plan are subject to material conditions precedent. See Section II.E. There is no assurance that these conditions will be satisfied or waived.
     No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits attached hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by any of the Debtors. Although the Debtors will make available to creditors in Class 7 such additional information as may be required by applicable law before the Voting Deadline, the delivery of this Disclosure Statement will not under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.
     The summaries of the Plan and other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein as being filed before approval of the Disclosure Statement. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control. Except as otherwise indicated, the Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors’ web site at www.usg.com no later than 10 days before the Voting Deadline. The Debtors also will serve the exhibits to the Plan on the parties on the general service list being maintained in the Reorganization Cases on or before 10 days before the Voting Deadline.

     The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.
FORWARD-LOOKING STATEMENTS
     This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ or the Reorganized Debtors’ businesses. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption “Risk Factors” in Article VII. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. Neither the Debtors nor the Reorganized Debtors undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.
     All capitalized terms used in this Disclosure Statement and not otherwise defined have the meanings given to them in the Plan.

ASBESTOS PERSONAL INJURY CHANNELING INJUNCTION
Pursuant to section 105 and section 524(g) of the Bankruptcy Code, as applicable, the Plan provides for the issuance of the Asbestos Permanent Channeling Injunction and the Asbestos Personal Injury Insurance Entity Injunction. See Sections IX.B.2 and IX.B.3 of the Plan.

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				Page
		2.	A.P. Green Issues	48

	Q.	Pending District Court Litigation		49

	R.	Asbestos Personal Injury Legislation		49

	S.	Resolution of the Reorganization Cases		50

	T.	Rights Offering		51

VI.	SECURITIES TO BE ISSUED PURSUANT TO THE PLAN			52

	A.	The Note		52

	B.	The Contingent Payment Note		52

	C.	Securities to Be Issued to Senior Management		53

		1.	Description of the Management Incentive Plan	53

		2.	Description of the Long-Term Incentive Plan	53

	D.	New Debt Financing		55

VII.	RISK FACTORS			55

	A.	Plan Confirmation in the Bankruptcy Court		55

	B.	The Effective Date May Not Occur		55

	C.	The Amount That Each Holder of an Asbestos Personal Injury Claim Will Receive From the Asbestos Personal Injury Trust On Account of Its Claim is Uncertain		55

VIII.	REORGANIZED USG			56

	A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors		56

	B.	Restructuring Transactions		56

		1.	Restructuring Transactions Generally	56

		2.	Obligations of Any Successor Corporation in a Restructuring Transaction	56

	C.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action		57

		1.	Certificates of Incorporation and By-Laws of the Reorganized Debtors	57

		2.	Directors and Officers of the Reorganized Debtors	57

		3.	Director and Executive Compensation	57

		4.	New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs	57

		5.	Corporate Action	57

	D.	Continuation of Certain Employee, Retiree and Workers’ Compensation Benefits		58

		1.	Employee Benefits	58

		2.	Retiree Benefits	58

		3.	Workers’ Compensation Benefits	58

	E.	Special Provisions Regarding Insured Claims and Insurance Policies		58

		1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims	58

		2.	Reinstatement and Continuation of Insurance Policies	58

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TABLE OF EXHIBITS

EXHIBIT I	First Amended Joint Plan of Reorganization of USG Corporation and Its Debtor Subsidiaries

EXHIBIT II	Voting Procedures

EXHIBIT III	Projections

EXHIBIT IV	Liquidation Analysis

EXHIBIT V	List of Asbestos-Containing Materials Manufactured by U.S. Gypsum

EXHIBIT VI	Current Directors and Executive Officers of USG

EXHIBIT VII	Certain Biographical Information of Directors and Executive Officers of USG Corporation

EXHIBIT VIII	Annual Report on Form 10-K for Fiscal Year Ended December 31, 2005

I. PRELIMINARY STATEMENT
     Through this Disclosure Statement the Debtors are seeking approval of the Plan, a copy of which is attached hereto as Exhibit I. The confirmation of a plan of reorganization, which is the vehicle for satisfying the rights of holders of Claims (and, in this case, asbestos Demands) against and equity interests in a debtor, is the overriding purpose of a chapter 11 case.
     The only Class that is entitled to vote on the Plan is Class 7 (Asbestos Personal Injury Claims). All other Classes are unimpaired pursuant to the Plan because the Plan does not modify the legal, equitable or contractual rights attaching to the Claims or Interests of such Classes, other than by curing defaults and reinstating maturities. Holders of Asbestos Personal Injury Claims will receive their distributions from the Asbestos Personal Injury Trust established by the Debtors pursuant to section 524(g) of the Bankruptcy Code. The principal amount that the Debtors will contribute to this trust, which may be up to $3.95 billion, is described in more detail below and has been negotiated with and agreed to by the Asbestos Personal Injury Committee in these chapter 11 cases, which is the representative of Asbestos Personal Injury Claims in Class 7. The Asbestos Personal Injury Committee, counsel for each member of the Asbestos Personal Injury Committee in its individual capacity and on behalf of such member and the Asbestos Personal Injury Futures Representative support the Plan. The Asbestos Personal Injury Committee has sent a letter, endorsed by all of its members, to that effect to the Debtors. This letter is included in the solicitation package you have received.
     The Plan is the culmination of asbestos personal injury litigation for the Debtors that dates back to the 1970s, as well as lengthy chapter 11 cases that commenced on June 25, 2001. The Debtors are financially healthy companies with one overriding problem: asbestos litigation against Debtor United States Gypsum Company (“U.S. Gypsum”). As of the Petition Date, U.S. Gypsum, a wholly owned subsidiary of USG, was a defendant in approximately 150,000 lawsuits for personal injury allegedly resulting from exposure to asbestos-containing products. U.S. Gypsum’s asbestos liability derives from its sale of certain asbestos-containing products beginning in the late 1920s. In most cases, the products were discontinued or asbestos was removed from the formula by 1972, and no asbestos-containing products were produced after 1978.
     Historically, U.S. Gypsum was not a target defendant in asbestos personal injury litigation. By 2001, however, the bankruptcies of major asbestos co-defendants had significantly increased U.S. Gypsum’s asbestos settlement costs. With lawsuits stayed against dozens of companies in bankruptcy, U.S. Gypsum began to shoulder these companies’ asbestos liabilities. By 2001, U.S. Gypsum no longer could continue to carry that load. Under these circumstances, the Debtors determined that the filing of the Reorganization Cases would be the best alternative for the Debtors to protect the legitimate interests of asbestos claimants while preserving fundamentally strong businesses and protecting the interests of other creditors and existing shareholders. For a more detailed description of the Debtors’ decision to file for bankruptcy, see Section III.E.
     Since the inception of the Reorganization Cases, the amount of the Debtors’ present and future asbestos liabilities has been the subject of significant dispute. This dispute has led to a protracted chapter 11 case, involving litigation in both the Bankruptcy Court and the District Court. The issues in the litigation involve the estimation of the amount of the Debtors’ asbestos personal injury liability and which Debtor or Debtors bear responsibility for that liability. For a description of this litigation, see Sections V.P and V.Q.
     In December 2005, in the midst of years of litigation, the Debtors and the Asbestos Personal Injury Committee met to determine whether they could reach a consensual resolution of the Reorganization Cases. These discussions took place in the context of uncertainty as to whether Congress would pass legislation titled the Fairness in Asbestos Injury Resolution Act of 2005 (Senate Bill 852) (the “FAIR Act of 2005”) and the parties’ realization that, in the absence of legislation and even after 4-1/2 years in chapter 11, they faced a contentious and uncertain litigation process with respect to the Debtors’ asbestos personal injury liability that might last several more years. For a description of the FAIR Act of 2005, see Section V.R.
     In late January 2006 the Debtors reached an agreement (the “Asbestos Agreement”) with the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative to resolve all asbestos personal injury claims against the Debtors and to cooperate in the confirmation of a plan of reorganization. The Asbestos Agreement provides that it will be implemented through the Plan, which incorporates the terms of the agreement. In addition, the Asbestos Agreement provides that USG will use its reasonable best efforts to have the Effective Date of the Plan occur on or before July 1, 2006, and, unless otherwise agreed in writing by the parties, the agreement terminates if, among other things, the Effective Date has not occurred on or before August 1, 2006.
     As discussed more fully in Section II.D, pursuant to the Plan, the Debtors will establish and fund a personal injury trust under section
524(g) of the Bankruptcy Code to pay all Asbestos Personal Injury Claims, including all Asbestos Personal Injury Claims asserted against the Debtors on account of or relating to A.P. Green. For a discussion of A.P. Green issues as they pertain to the Reorganization Cases, see Section V.P.2. All Asbestos Personal Injury Claims will be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, which are attached to the Plan as Exhibits I.A.18 and I.A.19, respectively. Pursuant to the Plan and section 524(g) of the Bankruptcy Code, the sole recourse of the holder of an Asbestos Personal Injury Claim will be to the Asbestos Personal Injury Trust, and such holder will have no right whatsoever at any time to assert its Asbestos Personal Injury Claim against any Protected Party, including the Debtors. The amount that the Debtors must pay into the Asbestos Personal Injury Trust depends upon whether the FAIR Act of 2005 or substantially similar legislation is enacted and made law, as set forth in the Plan and described more fully below.
     The Debtors will fund the Asbestos Personal Injury Trust as follows:
•	On the Effective Date, the Debtors will pay $890 million and issue a promissory note (the “Note”) in the principal amount of $10 million to the Asbestos Personal Injury Trust. The Note will be payable no later than December 31, 2006.

•	On the Effective Date, the Debtors also will issue one or more contingent payment notes (the “Contingent Payment Note”) in the aggregate amount of $3.05 billion to the Asbestos Personal Injury Trust, which note(s) will be payable in the event that the FAIR Act of 2005 or any substantially similar legislation creating a national trust or similar fund (collectively, the “FAIR Act”) has not been enacted and made law on or before the date (the “Trigger Date”) that is 10 days (excluding Sundays) after final adjournment of the 109th Congress of the United States (i.e., the current session of Congress).

•	If the FAIR Act is enacted and made law on or before the Trigger Date, and is not subject to a constitutional challenge to its validity (a “Challenge Proceeding”) on or before 60 days after the Trigger Date, the Debtors’ obligations under the Contingent Payment Note will not vest and the Contingent Payment Note will be fully canceled.

•	If the FAIR Act is enacted and made law in this time period but is subject to a Challenge Proceeding as of 60 days after the Trigger Date, the Debtors’ obligations under the Contingent Payment Note will depend upon whether the Challenge Proceeding is upheld.
     As a result, if Congress during its current session enacts the FAIR Act and the FAIR Act is made law, the Debtors’ payments for Asbestos Personal Injury Claims under the Plan would be limited to $900 million, an amount that the Debtors believe is approximately what they would be required to pay into the national trust fund contemplated by the current version of the FAIR Act of 2005. If the FAIR Act of 2005 became law, that portion of $900 million remaining in the Asbestos Personal Injury Trust upon the enactment of the FAIR Act would be transferred into the national trust created by such legislation and the holders of Asbestos Personal Injury Claims could file such claims against the national trust. The outcome of the legislative process, however, is inherently speculative, and it cannot be known whether the FAIR Act will ever be enacted and made law or, if enacted and made law, what the terms of the final legislation might be. In addition, Congress could, consistent with the United States Constitution, enact any legislation that could have a material effect on the Debtors’ Asbestos Personal Injury Claims or these chapter 11 proceedings.
     If Congress does not pass the FAIR Act during this period, the Debtors will be required to fund the Asbestos Personal Injury Trust with a principal amount of $3.95 billion (or an additional $3.05 billion). As of the date of the Asbestos Agreement, U.S. Gypsum’s accrued reserve for asbestos claims was $1.061 billion. This reserve, which was initially recorded in December 2000, included then-pending Asbestos Personal Injury Claims and Asbestos Property Damage Claims, Asbestos Personal Injury Claims expected to be filed through 2003 and estimated legal costs. The reserve amount was also consistent with the amount that the Debtors would be required to pay to resolve all of their asbestos personal injury liability if the FAIR Act of 2005, in its current form, were enacted. The Plan, if approved, provides a clear path for the Debtors to emerge from chapter 11 regardless of the outcome of the FAIR Act, thus avoiding a potentially lengthy, contentious and uncertain bankruptcy case.
     The Plan also provides that all other Classes of Allowed Claims will be treated as set forth in the Plan and summarized on the classification and treatment chart in Section II.B. Under the Plan, Asbestos Property Damage Claims will not be channeled to the Asbestos Personal Injury Trust. The Debtors have been making and will continue to make efforts to resolve all Claims, including Asbestos Property Damage Claims. Holders of Asbestos Property Damage Claims whose claims are unliquidated or disputed as of the Effective Date will have their claims liquidated or otherwise resolved pursuant to Section VII.A.3 of the Plan. It is the Debtors’ current intent to file in the Bankruptcy Court objections to all disputed or unliquidated Asbestos Property Damage Claims. The forum for ultimate resolution of such objections either will be agreed to by the parties or determined by the Bankruptcy Court. Holders of Stock Interests in USG as of the Effective Date of the Plan will retain their shares, and have the right to purchase additional Reorganized USG’s Common Stock in connection with the Rights Offering described below and in Section V.T.
     Pursuant to the Plan, Asbestos Property Damage Claims Allowed in accordance with the procedures in Section VII.A.3 of the Plan shall be entitled to any interest on such Allowed Claims required by applicable law and awarded by a Final Order. It is the Debtors’ contention that Asbestos Property Damage Claims are not entitled to interest accruing after the Petition Date except to the extent that applicable non-bankruptcy law mandates that such Claims receive interest during such period. It is the contention of the Asbestos Property Damage Committee that Allowed Asbestos Property Damage Claims have an independent right under the Bankruptcy Code to interest accruing from the Petition Date even if such Claims would not be entitled to interest during such period under applicable non-bankruptcy law. As set forth above, the Plan provides that Allowed Asbestos Property Damage Claims shall be entitled to any interest required by applicable law and awarded by a Final Order. As a result, if a Final Order provides that Allowed Asbestos Property Damage Claims have a right under the Bankruptcy Code and/or applicable non-bankruptcy law to interest accruing from the Petition Date and awards such interest, the Debtors shall be required to pay such interest under the Plan.
     To achieve the results contemplated in the Plan, the Debtors will require a significant amount of cash to fund the obligations under the Plan if the FAIR Act is not enacted by Congress and made law by the Trigger Date, or is enacted and made law but is subject to a constitutional challenge as of 60 days after the Trigger Date and the FAIR Act is held to be unconstitutional on the basis set forth in the Asbestos Agreement. Financing for the Plan is expected to be provided from the Debtors’ cash on hand, a $1.8 billion rights offering to existing stockholders backstopped by Berkshire Hathaway Inc. (the “New Investor”), tax refunds and new long term debt.
•	Cash. The financial and operational performance of the Debtors’ businesses during the Reorganization Cases has enabled the Debtors to accumulate almost $1.6 billion in cash and marketable securities. Most of this cash will be used in funding the Plan.

•	Rights Offering to USG Stockholders. As described more fully in Section V.T, the Debtors expect to raise gross proceeds of $1.8 billion in new equity funding through the Rights Offering. For each share of common stock outstanding on the record date of the Rights Offering (which has not yet been set), the stockholder as of that date will receive a right to purchase one new USG common share at a price of $40.00. If all stockholders exercise their rights, the percentage ownership of each stockholder in USG will remain unchanged following the Rights Offering. The Rights Offering will be supported by a backstop equity agreement from the New Investor, USG’s largest shareholder with approximately 15 percent of USG’s shares and the Chairman of the Equity Committee. Pursuant to the terms of the backstop agreement, the New Investor committed to exercise all rights distributed to it in the Rights Offering and purchase from USG, at the same purchase price, all of the shares of common stock offered pursuant to the Rights Offering that are not issued pursuant to the exercise of rights by other stockholders, up to a total of $1.8 billion.

•	New debt financing. The Debtors expect to raise about $1.0 billion of debt financing in the second half of 2006 if the payments pursuant to the Contingent Payment Note become necessary. Terms of this financing have not been determined. The Debtors currently are in the process of receiving proposals from several financial institutions that may be interested in providing such financing. As a result of this process, the Debtors do not anticipate encountering any difficulty in obtaining the financing necessary to fund obligations under the Plan and ongoing business needs.

•	Tax refunds. As described more fully in Section XII.B, the Debtors’ transfers of cash to the Asbestos Personal Injury Trust, including payments of principal and interest on the Note and the Contingent Payment Note, are expected to produce tax deductions that will offset the Debtors’ taxable income in the years in which the transfers are made and generate net operating losses in those years that may be carried back to the 10 previous taxable years. Based on the amount of taxes that the Debtors paid during the carryback period, the Debtors expect to obtain refunds of a total of approximately $1.1 billion assuming that the Debtors transfer a total of $3.95 billion to the Asbestos Personal Injury Trust.
     The Debtors’ Boards of Directors believe that the Plan is in the best interests of all of the Debtors’ creditors and other stakeholders. The Plan maximizes recoveries for these parties on a fair and equitable basis as set forth on the treatment chart in Section II.B. Further, the Plan provides a mechanism for the Debtors to fully discharge all Asbestos Personal Injury Claims through the creation of the Asbestos Personal Injury Trust.
     All creditors holding Claims in Class 7 (Asbestos Personal Injury Claims), who are the only Claim holders entitled to vote on the Plan, are urged to vote in favor of the Plan by no later than 5:00 p.m., Eastern time, on the Voting Deadline. See Section II.C below for voting instructions.
     The Asbestos Personal Injury Committee, Creditors’ Committee, the Asbestos Personal Injury Futures Representative and the Equity Committee support the Plan and each has sent a letter to that effect to the Debtors. The letters are included in the solicitation package you have received.
II. OVERVIEW OF THE PLAN
     A. Introduction
     The following is a brief overview of certain material provisions of the Plan. This overview is qualified by reference to the provisions of the Plan, which is attached hereto as Exhibit I, and the exhibits thereto, as amended from time to time. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control. The Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors’ web site at www.usg.com no later than 10 days before the Voting Deadline. The Debtors also will serve the exhibits to the Plan on the parties on the general service list being maintained in the Reorganization Cases no later than 10 days before the Voting Deadline. For a description of certain other significant terms and provisions of the Plan, see Articles VII, X and XI of the Plan.
     By an order of the Bankruptcy Court dated April 7, 2006, this Disclosure Statement has been approved as containing “adequate information” for creditors and equity security holders of the Debtors in accordance with section 1125 of the Bankruptcy Code. The Bankruptcy Code defines “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of Claims or interests of the relevant class to make an informed judgment about the plan . . . .” 11 U.S.C. § 1125(a)(1).
     The requirements for Confirmation, including the vote of creditors in Class 7 to accept the Plan and certain of the statutory findings that must be made by the Bankruptcy Court, are set forth in Section II.C. Confirmation of the Plan and the occurrence of the Effective Date are subject to a number of significant conditions, which are summarized in Section VII.A. There is no assurance that these conditions will be satisfied or waived.

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan of reorganization are that the plan: (i) is accepted by the requisite holders of claims and interests in impaired classes of such debtor; (ii) is in the “best interests” of each holder of a claim or interest in each impaired class under the plan for such debtor; (iii) is feasible; and (iv) complies with the applicable provisions of the Bankruptcy Code. In this instance, only Class 7 is impaired, and, therefore, only holders of Asbestos Personal Injury Claims in Class 7 are entitled to vote to accept or reject the Plan. Because each of the other Classes of Claims is unimpaired, each of these Classes of Claims is deemed to vote to accept the Plan. In addition, to obtain the Asbestos Permanent Channeling Injunction pursuant to section 524(g) of the Bankruptcy Code, the Plan must satisfy the requirements of that section of the Bankruptcy Code. See Section II.C for a discussion of the Bankruptcy Code requirements for Plan Confirmation.
     B. Summary of Classes and Treatment of Claims and Interests
     The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see Sections X.A and X.B. Asbestos personal injury Demands are not classified, as they are not Claims for purposes of the Bankruptcy Code. The aggregate consideration payable to Class 7 Asbestos Personal Injury Claims, however, will be shared in the Asbestos Personal Injury Trust among Asbestos Personal Injury Claims and asbestos personal injury Demands pursuant to the terms of the Asbestos Personal Injury Trust Distribution Procedures.

SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN

			ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 1 Priority Claims	On the Effective Date, each holder of an Allowed Claim in Class 1 shall receive cash in an amount equal to the Allowed Claim plus Postpetition Interest on such Allowed Claim.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$14,000	100%

Class 2 Secured Claims	On the Effective Date, unless otherwise agreed by the holder of a Claim and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 2 shall receive treatment in accordance with Option A or B below, at the option of the applicable Debtor or Reorganized Debtor. Any Allowed Deficiency Claim of a holder of an Allowed Secured Claim shall be entitled to treatment as an Allowed Class 6 Claim.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$2,200	100%

	Option A: Claims in Class 2 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

	Option B: Claims in Class 2 that are Timely Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated.

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 3 Credit Facilitates Claims	Credit Facilities Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $471,009,479 as of the Petition Date. On the Effective Date, each holder of an Allowed Credit Facilities Claim shall receive cash in an amount equal to a Pro Rata share of (a) $471,009,479 and (b) Postpetition Interest on such Allowed Claim. In addition, the Debtors or Reorganized Debtors, as applicable, shall pay any fees and charges arising under the applicable Credit Facilities, including any agent fees, applicable letter of credit fees and reasonable legal fees, through the Effective Date. Any letter of credit under the Credit Facilities outstanding as of the Effective Date shall be cash-collateralized, refinanced, canceled or replaced in the ordinary course on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cash-collateralize, refinance, cancel or replace any letter of credit under the Credit Facilities. Exhibit III.B to the Plan contains a breakdown of certain components of the Credit Facilities Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$471,009,479	100%

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 4 Senior Note Claims	Senior Note Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $289,250,578 as of the Petition Date. On the Effective Date, each holder of an Allowed Senior Note Claim shall receive cash in an amount equal to a Pro Rata share of (a) $289,250,578 and (b) Postpetition Interest on such Allowed Claim. In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of any Senior Note Indenture Trustee, the Debtors or Reorganized Debtors, as applicable, shall pay to any Senior Note Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Senior Note Indenture Trustee to the extent payable under the applicable Senior Note Indenture. Until the Senior Note Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive or discharge any charging lien provided by the applicable Senior Note Indenture. Exhibit III.B to the Plan contains a breakdown of certain components of the Senior Note Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$289,250,578	100%

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 5 Industrial Revenue Bond Claims	Industrial Revenue Bond Claims shall be allowed as of the Petition Date in such amounts as set forth on Exhibit I.A.80 to the Plan. On the Effective Date, unless otherwise agreed by the applicable Industrial Revenue Bond Indenture Trustee and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 5 shall receive treatment in accordance with Option A or B below as indicated and more fully described on Exhibit I.A.80 to the Plan.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	See Exhibit I.A.80 to the Plan	100%

Option A: Claims in Class 5 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash (including any applicable prepayment premium) plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

Option B: Claims in Class 5 with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated in accordance with the terms of the relevant Industrial Revenue Bond Indenture.

In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of the Industrial Revenue Bond Indenture Trustees, the Debtors or Reorganized Debtors, as applicable, shall pay to any Industrial Revenue Bond Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Industrial Revenue Bond Indenture Trustees to the extent payable under the applicable Industrial Revenue Bond Indenture. Until each Industrial Revenue Bond Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
or discharge any charging lien provided by the applicable Industrial Revenue Bond Indenture and its related agreements. Exhibit III.B to the Plan contains a breakdown of certain components of the Industrial Revenue Bond Claims, including the principal, accrued interest through the Petition Date, accrued interest through March 31, 2006 and, if applicable, any prepayment premium.

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 6 General Unsecured Claims	On the Effective Date, Claims in Class 6 (other than Litigation Claims) that are Allowed Claims shall be paid in full in cash plus Postpetition Interest on such Allowed Claim, unless the holder of such Claim agrees to less favorable treatment. To the extent any holder of a Class 6 Claim (other than Litigation Claims) believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i of the Plan, the holder of such Claim must timely File a Postpetition Interest Rate Determination Notice no later than June 26, 2006. Failure to File a timely Postpetition Interest Rate Determination Notice will be deemed an agreement to accept Postpetition Interest as described in Section I.A.99.f.i of the Plan. Section IV.P of the Plan provides the procedure for Filing Postpetition Interest Rate Determination Notices and resolving disputes relating to any Postpetition Interest Rate Determination Notice. On the Effective Date, any unliquidated or disputed Litigation Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3 of the Plan. Litigation Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$115,000,000	100%

ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 7 Asbestos Personal Injury Claims	On the Effective Date, all Asbestos Personal Injury Claims, including Asbestos Personal Injury Indirect Claims and any Asbestos Personal Injury Claim asserted against the Debtors on account of or relating to A.P. Green, shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.G of the Plan. All Asbestos Personal Injury Claims shall be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures.	Impaired Entitled to Vote	N/A	As determined by the Asbestos Personal Injury Trust Distribution Procedures. See Exhibit I.A.19 to the Plan and Section IX.A hereto.

Without limiting the foregoing, on the Effective Date, except as set forth above, all Entities shall be permanently and forever stayed, restrained and enjoined from taking any actions against the Protected Parties for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on, or with respect to any Asbestos Personal Injury Claim.

			ESTIMATED
		STATUS/	AGGREGATE	ESTIMATED
		ENTITLED	AMOUNT OF	PERCENTAGE
CLASS	TREATMENT	TO VOTE?	CLAIMS	RECOVERY
Class 8 Asbestos Property Damage Claims	On the Effective Date, any unliquidated or disputed Asbestos Property Damage Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3 of the Plan. Asbestos Property Damage Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	N/A	100%

Class 9 Environmental Claims	On the Effective Date, Environmental Claims shall be Reinstated.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	N/A	100%

Class 10 Intercompany Claims	On the Effective Date, Intercompany Claims shall be Reinstated.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	N/A	100%

Class 11 Stock Interests of Subsidiary Debtors	On the Effective Date, Stock Interests of Subsidiary Debtors shall be Reinstated.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	N/A	N/A

Class 12 Stock Interests of USG	On the Effective Date, Stock Interests of USG shall be Reinstated, and the holders of Stock Interests of USG shall retain such Interests.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	N/A	N/A

     The Estimated Amounts of Claims shown in the table above are based upon the Debtors’ review of Claims filed on or before January 15, 2003 and the Debtors’ books and records and may be revised following the completion of the Debtors’ continuing analysis of the Claims filed. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim.
     For purposes of computations of Claim amounts, administrative and other expenses and similar computational purposes, the Effective Date is assumed to occur on June 30, 2006, the end of the Debtors’ second calendar quarter for calendar year 2006. There can be no assurance, however, if or when the Effective Date will actually occur.
C.	Voting on and Confirmation of the Plan
1.	Voting Procedures and Requirements
     Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of reorganization are entitled to vote to accept or reject a plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturities. Classes of claims and equity interests that are not impaired are not entitled to vote on a plan and are conclusively presumed to have accepted that plan. Because all Classes other than Class 7 (Asbestos Personal Injury Claims) are unimpaired, only holders of Asbestos Personal Injury Claims in Class 7 may vote on the Plan. For a summary of the classifications of Claims and Interests pursuant to the Plan, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired under the terms of the Plan, see Section II.B.
     Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court, voting procedures have been established, which include certain vote tabulation rules that temporarily allow or disallow certain Claims for voting purposes only. These voting procedures, including the tabulation rules, are described in the solicitation materials provided with your ballot and on Exhibit II to this Disclosure Statement.
     The voting procedures attached hereto as Exhibit II set forth detailed instructions concerning the voting of Asbestos Personal Injury Claims in Class 7. Please refer to Exhibit II for more information regarding the voting of Asbestos Personal Injury Claims.
     Voting on the Plan by each holder of an Asbestos Personal Injury Claim in Class 7 is important. On February 23, 2006, the Bankruptcy Court entered an order that required each attorney that represents holders of Asbestos Personal Injury Claims (each, an “Asbestos Personal Injury Attorney”) to submit a Certified Plan Solicitation Directive (a “Directive”) to the Debtors’ voting agent prior to the Disclosure Statement Hearing. Pursuant to the Directive, each Asbestos Personal Injury Attorney directed the voting agent regarding the manner in which the voting agent should solicit votes to accept or reject the Plan from the attorney’s clients. Through the Directive, the Asbestos Personal Injury Attorney could direct the voting agent to send the attorney one master ballot on which the attorney would record votes on behalf of its clients. In such cases, the individual holders of Asbestos Personal Injury Claims have not received a ballot from the voting agent, but rather, have received this Disclosure Statement for informational purposes only. In the alternative, through the Directive, the Asbestos Personal Injury Attorney could direct the voting agent to solicit votes directly from the holders of Asbestos Personal Injury Claims that such attorney represents. If you are a holder of an Asbestos Personal Injury Claim, and your Asbestos Personal Injury Attorney directed the voting agent to solicit you directly, you should have received a ballot from the voting agent. You should complete, sign and return each ballot you receive.
     Please carefully follow all of the instructions contained on the ballot or ballots provided to you. All ballots must be completed and returned in accordance with the instructions provided.
     To be counted, your ballot or ballots must be received by 5:00 p.m., Eastern time, on June 2, 2006 at the address set forth on the preaddressed envelope provided to you. It is of the utmost importance to the

Debtors that you vote promptly to accept the Plan.
     If you are entitled to vote because you are a holder of an Asbestos Personal Injury Claim in Class 7 and you did not receive a ballot, received a damaged ballot or lost your ballot, please call the Debtors’ voting agent, Logan & Company, Inc., at (973) 509-3190.
     Votes cannot be transmitted orally or by facsimile. Accordingly, you are urged to return your signed and completed ballot, by hand delivery, overnight service or regular U.S. mail, promptly, so that it is received by the Debtors’ voting agent before the Voting Deadline.
2.	Confirmation Hearing
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the confirmation requirements of section 1129 of the Bankruptcy Code. The Confirmation Hearing has been scheduled for June 15 and 16, 2006 at 9:00 a.m. each day before the Honorable Judith K. Fitzgerald, United States Bankruptcy Judge for the Western District of Pennsylvania and visiting United States Bankruptcy Judge for the District of Delaware. Judge Fitzgerald will convene the Confirmation Hearing on June 15, 2006 in the United States District Court for the Western District of Pennsylvania, 829 U.S. Courthouse, 7th and Grant Street, Pittsburgh, Pennsylvania 15219 and, if necessary, on June 16, 2006 in the Judge’s courtroom at the United States Bankruptcy Court for the Western District of Pennsylvania, 5490 U.S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219. The Honorable Joy Flowers Conti, District Court Judge for the United States District Court for the Western District of Pennsylvania, will sit with Judge Fitzgerald on June 15, 2006. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to Confirmation must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be filed and served upon the persons designated in the notice of the Confirmation Hearing and in the manner and by the deadline described therein.
3.	Confirmation
     To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that
•	the Plan has classified Claims and Interests in a permissible manner;

•	the Plan complies with the applicable provisions of the Bankruptcy Code;

•	the Debtors comply with the applicable provisions of the Bankruptcy Code;

•	the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

•	the disclosure required by section 1125 of the Bankruptcy Code has been made;

•	the Plan has been accepted by the requisite votes of creditors and equity interest holders;

•	the Plan is feasible and Confirmation will not likely be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors;

•	the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan;

•	all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date;

•	the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to Confirmation pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the applicable Debtor has obligated itself to provide such benefits; and

•	the disclosures required under section 1129(a)(5) concerning the identity and affiliations of persons who will serve as officers, directors and voting trustees of the Reorganized Debtors have been made.
4.	Section 524(g) of the Bankruptcy Code
     The Plan contemplates establishing the Asbestos Personal Injury Trust pursuant to section 524(g) of the Bankruptcy Code to be funded by the Debtors. The trust would pay all qualifying Asbestos Personal Injury Claims. The Plan contains an injunction preventing any Entity from, directly or indirectly, pursuing an Asbestos Personal Injury Claim against the Debtors or any other Protected Party, and all Entities must look to the trust for payment of such Claims. In order to confirm a plan of reorganization containing a trust with all of the features provided in section 524(g), a court must find, among other things, the following: (a) that the trust is to assume the liabilities of a debtor that “has been named as a defendant in personal injury, wrongful death, or property-damage actions seeking recovery for damages allegedly caused by” asbestos; (b) “the debtor is likely to be subject to substantial future demands for payment arising out of the same or similar conduct or events that gave rise to the claims that are addressed by the injunction;” (c) “the actual amounts, numbers, and timing of such future demands cannot be determined;” and (d) “pursuit of such demands outside the procedures prescribed by such plan is likely to threaten the plan’s purpose to deal equitably with claims and future demands.”
     To issue a section 524(g) channeling injunction, a court also must find that the channeling injunction is to be implemented in connection with a trust that pursuant to the plan meets the following requirements: (a) the trust must “assume the liabilities of a debtor which . . . has been named as a defendant in personal injury, wrongful death, or property damage actions” seeking damage caused by asbestos and must use its assets or income to pay the Claims and Demands in the trust; (b) the trust must “be funded in whole or in part by the securities of 1 or more of the debtors involved in such plan and by the obligation of such debtor or debtors to make future payments, including dividends;” (c) the trust must “own, or by the exercise of rights granted under such plan would be entitled to own if specified contingencies occur, a majority of the voting shares of . . . each such debtor; . . . the parent corporation of each such debtor; or . . . a subsidiary of each such debtor that is also a debtor;” (d) the trust must “use its assets or income to pay claims or demands;” and (e) the trust will “operate through mechanisms such as structured, periodic, or supplemental payments, pro rata distributions, matrices, or periodic review of estimates of the numbers and values of present claims and future demands, or other comparable mechanisms, that provide reasonable assurance that the trust will value, and be in a financial position to pay, present claims and future demands that involve similar claims in substantially the same manner.”
     If a debtor can obtain the required findings from a court and structure the trust to satisfy each of the above requirements, section 524(g) authorizes a bankruptcy court to issue a channeling injunction requiring the relevant claimants to seek payment solely from the trust. Section 524(g)(4)(B)(ii) provides, however, that the injunction is applicable against future claimants only if a future claims representative is appointed in the bankruptcy cases and only if the court determines that the application of the injunction to future claimants is “fair and equitable . . . in light of the benefits provided, or to be provided, to such trust on behalf of such debtor or debtors or such third party.” Further, to obtain the channeling injunction provided in section 524(g), a separate class or classes of claimants whose claims are to be addressed by the trust must be established and vote, by at least 75 percent of those voting, in favor of the plan. Finally, assuming the plan satisfies the aforementioned criteria, once the court issues the channeling injunction, “any proceeding that involves the validity, application, construction, or modification of such injunction, or of this subsection with respect to such injunction, may be commenced only in the district court in which such injunction was entered, and such court shall have exclusive jurisdiction over any such proceeding without regard to the amount in controversy.” If the order confirming the plan of reorganization was issued or affirmed by the district court that has jurisdiction over the reorganization case, then after the time for appeal of the order that issues or affirms the plan, the injunction shall be valid and enforceable and may not be revoked or modified by any court except through appeal.
5.	Acceptance
     A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation. In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the Bankruptcy Court to be in the best interests of each holder of a claim or interest in an impaired class.
6.	Feasibility
     Section 1129(a)(11) of the Bankruptcy Code requires that Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections set forth in Exhibit III hereto. Based upon the Projections, the Debtors believe that their reorganization under the Plan will meet the feasibility requirements of the Bankruptcy Code.
     Item 6 of USG’s Annual Report on Form 10-K for the year ended December 31, 2005 contains tables that set forth various selected financial information for the Debtors as of and for the calendar year ended December 31, 2005. The selected consolidated financial information included within the table should be read in conjunction with the historical consolidated financial statements of the Debtors, including the notes and schedules thereto, which are incorporated herein by reference to USG’s Annual Report on Form 10-K for the year ended December 31, 2005, which is attached hereto as Exhibit VIII.
     The Projections are based on the assumption that all Asbestos Personal Injury Claims will be channeled to the Asbestos Personal Injury Trust. This includes Claims by the Center for Claims Resolution (the “CCR”) and various members of the CCR (the “CCR Members”) against U.S. Gypsum described in Section V.K, below. The CCR and the CCR Members contend that their Claims should be classified under the Plan as Class 6 General Unsecured Claims rather than as Class 7 Asbestos Personal Injury Claims. The Debtors disagree with this contention. If the CCR and the CCR Members’ Claims are classified under the Plan as Class 6 Claims, the CCR and the CCR Members allege that the amount of Class 6 Claims and consequent distributions may be increased by an amount in excess of $80 million to $100 million, a contention and amount which the Debtors dispute. The CCR also alleges that if it prevails in the bond litigation described in Section V.K.1, the CCR will be entitled to draw on the bond in an amount potentially up to $60.3 million (the amount of the bond at issue) to pay some portion of the claims of the CCR and the CCR Members. In such an event, the issuer of the bond, Safeco Insurance Company of America (“Safeco”), likely would draw on an irrevocable letter of credit issued by JPMorgan Chase securing the bond, which in turn will cause the amount outstanding under the Credit Facilities to be paid as a Class 3 Claim to be increased by the amount drawn, potentially up to $60.3 million. Based upon, among other things, the Projections, the Debtors believe that even if the amount of Class 6 Claims and consequent distributions are increased by an amount in excess of $80 million to $100 million and the CCR prevails in the bond litigation, the Debtors would have the ability to meet their respective obligations under the Plan.
7.	Best Interests Test; Liquidation Analysis
     Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if Class 7 Asbestos Personal Injury Claims, the only impaired Class under the Plan, does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member’s

Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtor or Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
     To estimate what members of Class 7 would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the applicable Reorganization Case were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.
     The Liquidation Value available to holders of Unsecured Claims and Interests would be reduced by, among other things: (a) the Claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtor’s chapter 7 case; (c) unpaid Administrative Claims of the Reorganization Case; and (d) Priority Claims and Priority Tax Claims. The Debtor’s costs of liquidation in a chapter 7 case would include the compensation of a trustee, as well as of counsel and of other professionals retained by such trustees, asset disposition expenses, applicable Taxes, litigation costs, Claims arising from the operation of the Debtor during the pendency of the chapter 7 case and all unpaid Administrative Claims incurred by the Debtor during the Reorganization Case that are allowed in the chapter 7 case. The liquidation itself would trigger certain Priority Claims, such as Claims for severance pay, and likely would accelerate the payment of other Priority Claims and Priority Tax Claims that would otherwise be payable in the ordinary course of business. These Priority Claims and Priority Tax Claims would be paid in full out of the net liquidation proceeds, after payment of Secured Claims, before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests. The Debtors believe that the liquidation also would generate a significant increase in Unsecured Claims, such as contract rejection damage claims, and tax and other governmental Claims.
     The information contained in Exhibit IV hereto provides a summary of the Liquidation Values of the Debtors’ interests in property, on a consolidated basis, and separately of U.S. Gypsum’s interest in property, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the Debtors’ properties and interests in property on a collective basis and U.S. Gypsum’s property separately. As more fully described in Exhibit IV, the liquidation analysis is based on a number of estimates and assumptions that are subject to significant uncertainties, including estimates and assumptions relating to the proceeds of sales of assets, the timing of such sales, the impact of pending liquidations on continuing operations and values and certain tax matters. While the Debtors believe that these estimates and assumptions are reasonable for the purpose of preparing hypothetical chapter 7 liquidation analyses, no assurance exists that such estimates and assumptions would be valid if the Debtors were, in fact, to be liquidated. Moreover, as noted above, the Debtors believe that chapter 7 liquidations could result in substantial litigation that could delay the liquidation beyond the periods assumed in Exhibit IV. This delay could reduce materially the amount determined on a present value basis available for distribution to creditors. Moreover, the Debtors believe that such litigation and attendant delay could affect adversely the values realizable in the sale of the Debtors’ assets collectively, and U.S. Gypsum’s assets separately, to an extent that cannot be estimated at this time.
     Based on the liquidation analyses set forth in Exhibit IV, the Debtors believe that holders of Class 7 Asbestos Personal Injury Claims will receive greater value as of the Effective Date under the Plan than such holders would receive under a chapter 7 liquidation. The hypothetical chapter 7 liquidations of the Debtors are assumed to commence on June 30, 2006 and to be completed within nine months thereafter. The Liquidation Analysis is presented both for U.S. Gypsum alone and the Debtors on a consolidated basis resulting, in the case of the consolidated analysis, in the elimination of certain Intercompany Claims.
     The Debtors believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by holders of Class 7 Asbestos Personal Injury Claims, as compared to the proposed distributions under the Plan, because of, among other factors: (a) the failure to realize the maximum going concern value of the Debtors’ assets; (b) the substantial negative impact of conversion to a chapter 7 case and subsequent liquidation on the employees and customers of the Debtors; (c) additional costs and expenses involved in the appointment of trustees, attorneys, accountants and other professionals to assist such trustees in the chapter 7 cases;

(d) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation and from the rejection of unexpired real estate leases and other Executory Contracts and Unexpired Leases in connection with a cessation of the Debtors’ operations; and (e) the substantial time that would elapse before Entities would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan will provide a substantially greater ultimate return to holders of Claims than would chapter 7 liquidations.
8.	Alternatives to Confirmation and Consummation of the Plan
     The Debtors have evaluated numerous alternatives to the Plan, including alternative structures and terms of the Plan. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors’ exclusive periods under the Bankruptcy Code to file and solicit acceptances of a plan or plans of reorganization) any other party in interest in the Reorganization Cases, could attempt to formulate and propose a different plan or plans of reorganization. Any alternative plan of reorganization, however, would likely require further extensive litigation to determine the amount of the Debtors’ asbestos personal injury liability and which Debtor or Debtors bear responsibility for that liability. This litigation might last several more years. The Debtors believe that Confirmation and consummation of the Plan is preferable to the alternatives described above, including a lengthy and uncertain litigation process with respect to the Debtors’ asbestos personal injury liability.
D.	Formation of Asbestos Personal Injury Trust
1.	Creation of Asbestos Personal Injury Trust
     As of the Effective Date, the Asbestos Personal Injury Trust shall be created. The Asbestos Personal Injury Trust is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Asbestos Personal Injury Trust shall be to, among other things: (a) direct the processing, liquidation and payment of all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Personal Injury Trust Distribution Procedures and the Confirmation Order; (b) preserve, hold, manage and maximize the assets of the Asbestos Personal Injury Trust for use in paying and satisfying Asbestos Personal Injury Claims; and (c) qualify at all times as a qualified settlement fund.
2.	Appointment of Asbestos Personal Injury Trustees
     On the Confirmation Date, effective as of the Effective Date, in accordance with the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the individuals selected jointly by the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative (as identified in Exhibit IV.F to the Plan), after consultation with the Debtors, shall be appointed to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.
3.	Transfers of Property to and Assumption of Certain Liabilities by the Asbestos Personal Injury Trust
a.	Transfer of Books and Records to the Asbestos Personal Injury Trust
     On the Effective Date or as soon thereafter as is reasonably practicable, at the sole cost and expense of the Asbestos Personal Injury Trust and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos Personal Injury Trust copies of those books and records agreed upon by the parties that pertain directly to Asbestos Personal Injury Claims that have been asserted against any Debtor. In furtherance of Section IV.G.1 of the Plan, the Reorganized Debtors and the Asbestos Personal Injury Trust may enter into the Cooperation Agreement in the form of Exhibit IV.G.1 to the Plan. Pursuant to the Plan and the Confirmation Order, to the extent the Debtors provide any privileged books and records, such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the preservation of privilege pertaining to such books and records is challenged or disapproved by the Bankruptcy Court or the District Court and if the

Asbestos Personal Injury Trust determines that it needs access to such information, the Reorganized Debtors will, at the sole cost and expense of the Asbestos Personal Injury Trust, retain the books and records and enter into arrangements to permit the Asbestos Personal Injury Trust to have access to such books and records, to the extent such access does not result in the destruction or waiver of any applicable privileges. If the Asbestos Personal Injury Trust does not issue written instructions for the transfer or retention of such books and records within 180 days after the Effective Date, or if the Asbestos Personal Injury Trust so requests, the Reorganized Debtors may (and shall, if the Asbestos Personal Injury Trust so requests, but at the sole cost and expense of the Asbestos Personal Injury Trust), destroy any such books and records, and the order of the Bankruptcy Court or the District Court entered during the Reorganization Cases with respect to the retention of books and records shall be deemed superseded by Section IV.G.1 of the Plan.
b.	Funding the Asbestos Personal Injury Trust
     On the Effective Date, the Reorganized Debtors (i) will pay $890 million in cash to the Asbestos Personal Injury Trust and (ii) issue the Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative.
     On the Effective Date, the Reorganized Debtors will provide the Contingent Payment Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative and the payment of which shall only be subject to the Condition Precedent; provided, however, that:
•	If the FAIR Act is not enacted and made law on or before the Trigger Date, the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note as set forth in Section IV.G.2.c of the Plan.

•	If the FAIR Act is enacted and made law on or before the Trigger Date, and is not subject to a Challenge Proceeding on or before 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.

•	If the FAIR Act is enacted and made law on or before the Trigger Date, but is subject to a Challenge Proceeding as of 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest, subject to the resolution of the Challenge Proceeding by a Final Order as follows:
s	If the Challenge Proceeding is resolved by a Final Order such that the FAIR Act is unconstitutional in its entirety or as applied to debtors in chapter 11 cases whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Debtors as of February 1, 2006 (in a chapter 11 case with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the FAIR Act, then the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note, with the first payment of $1.9 billion being due within 30 days after such Final Order and the second payment of $1.15 billion being due within 180 days after such Final Order.

s	If the Challenge Proceeding is resolved by a Final Order in a manner other than as contemplated by the immediately preceding paragraph, then the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.
     If the Condition Precedent is met, subject to Section IV.G.2.b.iii of the Plan, then $1.9 billion of the Contingent Payment Note will be payable within 30 days after the Trigger Date, with the remaining $1.15 billion of the Contingent Payment Note payable within 180 days after the Trigger Date.
     As set forth in more detail in the Contingent Payment Note, until such time as the Contingent Payment Note is either paid in full or canceled, Reorganized USG will not declare any dividend to the holders of its stock or repurchase its stock in an amount that exceeds $150 million.
     Until such time as the Contingent Payment Note is either paid in full or canceled, the amount of the Reorganized Debtors’ indebtedness that is senior to the Contingent Payment Note (through any combination of the granting of security or subordination) will be limited to:
•	an exit financing facility in an amount not to exceed $750 million;

•	amounts necessary to fund any Plan Distributions, after taking into account available cash, including payments to the Asbestos Personal Injury Trust (including payments on the Note and the Contingent Payment Note), payments to unsecured creditors and payments to holders of Asbestos Property Damage Claims;

•	amounts necessary to fund the operations, capital expenditures and working capital of the Reorganized Debtors;

•	other customary items such as leases, hedging, interest rate protection, taxes and similar items;

•	$125 million general basket; and

•	any refinancing of the above.
c.	Transfer of the Asbestos Personal Injury Insurance Asset
     On the Effective Date, the Reorganized Debtors shall transfer to the Asbestos Personal Injury Trust the Asbestos Personal Injury Insurance Asset.
d.	Assumption of Certain Liabilities by the Asbestos Personal Injury Trust
     In consideration for the property transferred to the Asbestos Personal Injury Trust pursuant to Section IV.G.2 of the Plan and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall assume all Liabilities and responsibility for all Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor. The Asbestos Personal Injury Trust also shall assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees or expenses (if any) that become due to any insurer in connection with the Asbestos Personal Injury Insurance Asset as a result of Asbestos Personal Injury Claims against Entities insured under policies included in the Asbestos Personal Injury Insurance Asset by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that any Debtor made with various insurers prior to the Petition Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability for any of the foregoing. Except as otherwise provided in the Plan, the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust shall have all defenses, cross-claims, offsets and recoupments, as well as rights of indemnification, contribution, subrogation and similar rights, regarding such Asbestos Personal Injury Claims that the Debtors or the Reorganized Debtors have or would have had under applicable law.
e.	Indemnification by the Asbestos Personal Injury Trust
     The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.

f.	Cooperation With Respect to Insurance Matters
     The Reorganized Debtors shall cooperate with the Asbestos Personal Injury Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. By way of enumeration and not of limitation, the Reorganized Debtors shall be obligated: (i) to provide the Asbestos Personal Injury Trust with copies of insurance policies, other coverage agreements and settlement agreements included within or relating to the Asbestos Personal Injury Insurance Asset; (ii) to provide the Asbestos Personal Injury Trust with information necessary or helpful to the Asbestos Personal Injury Trust in connection with its efforts to obtain insurance and other coverage for Asbestos Personal Injury Claims; and (iii) to execute further assignments or allow the Asbestos Personal Injury Trust to pursue claims relating to the Asbestos Personal Injury Insurance Asset in its name (subject to appropriate disclosure of the fact that the Asbestos Personal Injury Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the Asbestos Personal Injury Trust to obtain insurance and other coverage under the Asbestos Personal Injury Insurance Asset for Asbestos Personal Injury Claims. To the extent that the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust is determined to be invalid, ineffective or in violation of the Asbestos Personal Injury Insurance Asset by a court or arbitrator of competent jurisdiction, upon the request of the Asbestos Personal Injury Trust, the Reorganized Debtors shall (i) pursue any rights to the Asbestos Personal Injury Insurance Asset for the benefit of, and to the fullest extent required by, the Asbestos Personal Injury Trust and (ii) immediately transfer any amounts recovered under or on account of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. The Asbestos Personal Injury Trust shall be obligated to compensate the Reorganized Debtors for costs reasonably incurred in connection with providing assistance to the Asbestos Personal Injury Trust or in pursuing recovery for the benefit of the Asbestos Personal Injury Trust pursuant to Section IV.G.6 of the Plan, including out-of-pocket costs and expenses, consultant fees and attorneys’ fees.
g.	Authority of the Reorganized Debtors
     Effective on the Confirmation Date, the Reorganized Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to enable them to implement effectively the provisions of the Plan and the Asbestos Personal Injury Trust Agreement.
E.	Conditions Precedent to Confirmation and Consummation of the Plan
1.	Conditions to Confirmation
     The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C of the Plan:
•	The Confirmation Order shall have been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, shall have been fully affirmed by the District Court), shall be acceptable in form and substance to the Debtors and shall be reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.

•	The Plan and Confirmation Order, as entered, shall ratify and approve the New Investor Documents without any change or modification.

•	All Exhibits to the Plan are in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.

•	The Bankruptcy Court or the District Court makes the following findings, each of which shall be contained in the Confirmation Order and each of which, if the Confirmation Order is entered by the Bankruptcy Court, shall be fully affirmed by the District Court:

s	The Asbestos Permanent Channeling Injunction is to be implemented in connection with the Plan and the Asbestos Personal Injury Trust.

s	The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of each of the Protected Parties with respect to all Asbestos Personal Injury Claims, and, upon such assumption, no Protected Party shall have any liability for any Asbestos Personal Injury Claim.

s	Each Debtor had been named as a defendant in a personal injury, wrongful death or property damage action seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

s	The Asbestos Personal Injury Trust is to be funded in whole or in part by securities of one or more of the Reorganized Debtors and by the obligation of such Reorganized Debtor or Reorganized Debtors to make future payments, including dividends.

s	The Asbestos Personal Injury Trust is to own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of each such Reorganized Debtor, the parent corporation of each such Reorganized Debtor or a subsidiary of each such Reorganized Debtor that is also a Reorganized Debtor.

s	The Asbestos Personal Injury Trust shall use its assets or income to pay Asbestos Personal Injury Claims, including Demands.

s	Each of the Debtors is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos Permanent Channeling Injunction.

s	The actual amounts, numbers and timing of such future Demands cannot be determined.

s	Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and future Demands.

s	The terms of the Asbestos Permanent Channeling Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A) of the Bankruptcy Code, are set out in the Plan and in the Disclosure Statement.

s	The Plan establishes, in Class 7 (Asbestos Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.

s	Class 7 (Asbestos Personal Injury Claims) has voted, by at least 75 percent of those voting, in favor of the Plan.

s	Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust shall value and be in a financial position to pay, Asbestos Personal Injury Claims, including Demands, that involve similar Claims in substantially the same manner.

s	Each Protected Party is identifiable from the terms of the Asbestos Permanent Channeling Injunction by name or as part of an identifiable group, and each Protected Party is or may be alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on a Debtor to the extent that such alleged liability arises by reason of one or more of the following:
▪	such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor or Predecessor in Interest;

▪	such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;

▪	such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor or any Predecessor in Interest; or

▪	such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor or any Predecessor in Interest, including (i) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (ii) acquiring or selling a financial interest in any Entity as part of such transaction.
s	The Asbestos Personal Injury Futures Representative was appointed as part of the proceedings leading to issuance of the Asbestos Permanent Channeling Injunction for the purpose of protecting the rights of all persons, whether known or unknown, that might subsequently assert, directly or indirectly against any Debtor, an Asbestos Personal Injury Claim that is a Demand that is addressed in the Asbestos Permanent Channeling Injunction and transferred to the Asbestos Personal Injury Trust, regardless of the nature or theory of such Demand.

s	Identifying each Protected Party (by name or as part of identifiable group, as applicable) in the Asbestos Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust, on behalf of any such Protected Party.

s	The Plan and the Asbestos Personal Injury Trust (and related documents) comply with section 524(g) of the Bankruptcy Code.

s	The Plan and its Exhibits are a fair, equitable and reasonable resolution of the liabilities of the Debtors for the Asbestos Personal Injury Claims.

s	The Asbestos Personal Injury Futures Representative has adequately and completely fulfilled his duties, responsibilities and obligations as the representative for the persons set forth in finding Section VIII.A.4.o of the Plan in accordance with section 524(g) of the Bankruptcy Code.

s	Adequate and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan has been given to (i) all known creditors and holders of Interests, (ii) parties that requested notice in accordance with Bankruptcy Rule 2002 (including the Asbestos Personal Injury Committee, Asbestos Personal Injury Futures Representative, Asbestos Property Damage Committee, the Equity Committee and the Creditors’ Committee), (iii) all parties to Unexpired Leases and Executory Contracts with the Debtors and (iv) all taxing authorities listed on the Debtors’ Schedules or in the Debtors’ Claims database, in each case, in accordance with the solicitation procedures governing such service and in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b). Such transmittal and service were adequate and sufficient to bind, among other parties, any holder of an Asbestos Personal Injury Claim, and no other or further notice is or shall be required.
•	The Bankruptcy Court and the District Court, as required, shall have entered the Asbestos Permanent Channeling Injunction (which may be included in the Confirmation Order), which shall contain terms satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
2.	Conditions to the Effective Date
     The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section VIII.C of the Plan:
•	The Bankruptcy Court or the District Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan.

•	The Confirmation Order has been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, has been fully affirmed by the District Court) and shall have become a Final Order.

•	The Confirmation Order and the Asbestos Permanent Channeling Injunction shall be in full force and effect.

•	The Asbestos Personal Injury Trustees shall have been selected and shall have executed and delivered the Asbestos Personal Injury Trust Agreement.

•	Each of the Exhibits, the Rights Offering Documents and any debt documents, shall be fully executed and delivered to the Debtors, shall be in form and substance acceptable to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative and shall be fully enforceable in accordance with their terms.

•	The Registration Statement shall have become effective and no stop order suspending the effectiveness thereof shall have been issued or proceedings therefor been initiated or threatened in writing by the SEC and shall be in full force and effect.

•	The Effective Date shall have occurred on or before August 1, 2006.
3.	Waiver of Conditions to Confirmation or the Effective Date
     The conditions to Confirmation set forth in Section VIII.A of the Plan and the conditions to the Effective Date set forth in Section VIII.B of the Plan may be waived in whole or part in writing by the Debtors at any time without an order of the Bankruptcy Court or the District Court; provided, however, (a) the conditions contained in Sections VIII.A.1, VIII.A.3, VIII.A.5, VIII.B.1, VIII.B.5 and VIII.B.7 of the Plan may only be waived with the consent of the Asbestos Personal Injury Committee and Asbestos Personal Injury Futures Representative, which shall not be unreasonably withheld; and (b) the conditions contained in Section VIII.A.2 of the Plan may only be waived with the consent of the New Investor.
4.	Effect of Nonoccurrence of Conditions to the Effective Date
     If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C of the Plan, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section VIII.D of the Plan, (a) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (b) nothing contained in the Plan shall (i) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.
III.	HISTORY OF THE DEBTORS
A.	Historical Overview
1.	General
     U.S. Gypsum was incorporated in 1901. USG was incorporated in Delaware on October 22, 1984. By a vote of stockholders on December 19, 1984, U.S. Gypsum became a wholly owned subsidiary of USG, and the stockholders of U.S. Gypsum became the stockholders of USG, all effective January 1, 1985.
     USG has approximately seventy domestic and foreign Debtor and nondebtor subsidiaries (collectively, including USG, the “USG Companies”), which operate a variety of businesses worldwide. Together the USG Companies are a leading manufacturer and distributor of building materials, producing a wide range of products for use in new residential, new nonresidential, and repair and remodel construction, as well as products used in certain industrial processes. The USG Companies are headquartered in Chicago.
     During calendar year 2005, the USG Companies generated consolidated revenue of approximately $5.14 billion. As of December 31, 2005, the USG Companies had approximately $6.14 billion in assets on a consolidated basis and approximately 14,280 full- and part-time employees.
2.	1993 Prepackaged Bankruptcy
     In 1988, USG incurred approximately $2.5 billion in debt primarily to finance a plan of recapitalization in response to an unsolicited takeover attempt. As a result of high leverage and a severe cyclical downturn in its construction-based markets, USG initiated a comprehensive restructuring of its debt (the “Restructuring”) in 1990. As part of the Restructuring, USG commenced a “prepackaged” Chapter 11 bankruptcy case (Case No. 93-300) in the United States Bankruptcy Court for the District of Delaware on March 17, 1993. The bankruptcy court confirmed USG’s “prepackaged” plan of reorganization (the “Prepackaged Plan”) on April 23, 1993, and USG completed the Restructuring on May 6, 1993, through the implementation of the Prepackaged Plan. In accordance with the Prepackaged Plan, $1.4 billion of debt and accrued interest was converted into equity and interest expense was significantly reduced. Upon consummation of the Restructuring, all previously existing defaults upon senior securities were waived or cured. None of the subsidiaries of USG was part of the bankruptcy proceeding and there was no impact on trade creditors of USG’s subsidiaries or on asbestos claimants against U.S. Gypsum or its affiliated companies.
3.	Business Operations
     The operations of the USG Companies are organized into three operating segments: (a) North American Gypsum; (b) Worldwide Ceilings; and (c) Building Products Distribution.
a.	North American Gypsum
     North American Gypsum, which manufactures and markets gypsum and related products in the United States, Canada and Mexico, includes U.S. Gypsum in the United States, the gypsum business of non-debtor CGC Inc. (“CGC”) in Canada, and non-debtor USG Mexico, S.A. de C.V. (“USG Mexico”) in Mexico. U.S. Gypsum is the largest manufacturer of gypsum wallboard in the United States and accounted for approximately one-third of total domestic gypsum wallboard sales in 2005. CGC is the largest manufacturer of gypsum wallboard in eastern Canada. USG Mexico is the largest manufacturer of gypsum wallboard in Mexico.
     North American Gypsum’s products are used in a variety of building applications to finish the interior walls, ceilings and floors in residential, commercial and institutional construction and in certain industrial applications. These products provide aesthetic as well as sound-dampening, fire-retarding, abuse-resistance and moisture-control value. The majority of these products are sold under the SHEETROCK® brand name. Also sold under the SHEETROCK® brand name is a line of joint compounds used for finishing wallboard joints. The DUROCK® line of cement board and accessories provides water-damage-resistant and fire-resistant assemblies for both interior and exterior construction. The FIBEROCK® line of gypsum fiber panels includes abuse-resistant wall panels and floor underlayment, as well as sheathing panels usable as a substrate for most exterior systems and as roof cover board under the SECUROCK® brand name. The LEVELROCK® line of poured gypsum underlayments provides surface leveling and enhanced sound performance for residential, commercial and multi-family installations. USG produces a variety of construction plaster products used to provide a custom finish for residential and commercial interiors. Like SHEETROCK® brand gypsum wallboard, these products provide aesthetic, sound-dampening, fire-retarding and abuse-resistance value. Construction plaster products are sold under the trade names RED TOP®, IMPERIAL® and DIAMOND®. USG also produces gypsum-based products for agricultural and industrial customers to use in a number of applications, including soil conditioning, road repair, fireproofing and ceramics.
     North American Gypsum’s products are manufactured at 42 plants located throughout the United States, Canada and Mexico.
     Gypsum rock is mined or quarried at 14 company-owned locations in North America. In 2005, these locations provided approximately seventy percent of the gypsum used by USG’s plants in North America. Certain plants purchase or acquire synthetic gypsum and natural gypsum rock from various outside sources. Outside purchases or acquisitions accounted for thirty percent of the gypsum used in USG’s plants. USG’s geologists estimate that its recoverable rock reserves are sufficient for more than five years of operation based on USG’s average annual production of crude gypsum during the past five years of 9.7 million tons. Proven reserves contain approximately 240 million tons. Additional reserves of approximately 148 million tons are found on four properties not in operation.
     About 26 percent of the gypsum used in USG’s plants in North America is synthetic gypsum, which is a byproduct resulting from flue gas desulphurization carried out by electric generation or industrial plants burning coal as a fuel. The suppliers of this kind of gypsum are primarily power companies, which are required to operate scrubbing equipment for their coal-fired generating plants under federal environmental regulations. USG has entered into a number of long-term supply agreements that provide for the acquisition of such gypsum. USG generally takes possession of the gypsum at the producer’s facility and transports it to its user wallboard plants by water where convenient, using ships or river barges, or by railcar or truck. The supply of synthetic gypsum is continuing to increase as more power generation plants are fitted with desulphurization equipment. Of USG’s gypsum wallboard plants, 48 percent use some or all synthetic gypsum in their operations.
     USG owns and operates seven paper mills located across the United States. Vertical integration in paper ensures a continuous supply of high-quality paper that is tailored to the specific needs of USG’s wallboard production processes. USG augments its paper needs through purchases from outside suppliers. About seven percent of USG’s paper supply was purchased from such sources during 2005.
     Distribution is carried out through L&W Supply Company (“L&W Supply”), a wholly owned subsidiary of USG, other specialty wallboard distributors, building materials dealers, home improvement centers, and other retailers and contractors. Sales of gypsum products are seasonal in the sense that sales are generally greater from spring through the middle of autumn than during the remaining part of the year. Based on USG’s estimates using publicly available data, internal surveys and gypsum wallboard shipment data from the Gypsum Association, management estimates that during 2005, about 47 percent of total industry volume demand for gypsum wallboard was generated by new residential construction activity, 39 percent of volume demand was generated by residential and nonresidential repair and remodel activity, eight percent of volume demand was generated by new nonresidential construction activity, and the remaining six percent of volume demand was generated by other activities such as exports and temporary construction.
     USG accounts for more than thirty percent of total gypsum wallboard sales in the United States. In 2005, U.S. Gypsum shipped 11.3 billion square feet of wallboard, the highest level in its history. U.S. industry shipments (including imports) estimated by the Gypsum Association were a record 37.2 billion square feet. Competitors in the United States are: National Gypsum Company; BPB (through its subsidiaries BPB Gypsum, Inc. and BPB America Inc.); Georgia-Pacific Corporation; American Gypsum (a unit of Eagle Materials Inc.); Temple-Inland Forest Products Corporation; Lafarge North America, Inc.; and PABCO Gypsum. Competitors in Canada include: BPB Canada Inc.; Georgia-Pacific Corporation; and Lafarge North America, Inc. The major competitor in Mexico is Panel Rey, S.A. Principal methods of competition are quality of products, services, pricing, compatibility of systems and product design features.
b.	Worldwide Ceilings
     Worldwide Ceilings, which manufactures and markets interior systems products worldwide, includes Debtor USG Interiors, Inc. (“USG Interiors”), the international interior systems business managed as USG International, and the ceilings business of CGC. Worldwide Ceilings is a leading supplier of interior ceilings products used primarily in commercial applications. USG estimates that Worldwide Ceilings is the largest manufacturer of ceiling grid and the second largest manufacturer/marketer of ceiling tile in the world.
     Worldwide Ceilings manufactures ceiling tile in the United States and ceiling grid in the United States, Canada, Europe and the Asia-Pacific region. It markets both ceiling tile and ceiling grid in the United States, Canada, Mexico, Europe, Latin America and the Asia-Pacific region. Its integrated line of ceilings products provides qualities such as sound absorption, fire retardation and convenient access to the space above the ceiling for electrical and mechanical systems, air distribution and maintenance. USG Interiors’ significant trade names include the AURATONE® and ACOUSTONE® brands of ceiling tile and the DONN®, DX®, FINELINE®, CENTRICITEE®, CURVATURA® and COMPASSO® brands of ceiling grid.
     Worldwide Ceilings’ products are manufactured at 15 plants located in North America, Europe and the Asia-Pacific region. Principal raw materials used in the production of Worldwide Ceilings’ products include mineral fiber, steel, perlite, starch and high-pressure laminates. Certain of these raw materials are produced internally, while others are obtained from various outside suppliers. Worldwide Ceilings’ products are sold primarily in markets related to the new construction and renovation of commercial buildings. Marketing and distribution are conducted through a network of distributors, installation contractors, L&W Supply locations and home improvement centers.
     USG estimates that it is the world’s largest manufacturer of ceiling grid. Principal competitors in ceiling grid manufacturing include WAVE (a joint venture between Armstrong World Industries, Inc. and Worthington Industries) and Chicago Metallic Corporation. USG estimates that it is the second-largest manufacturer/marketer of acoustical ceiling tile in the world. Principal global competitors include Armstrong World Industries, Inc., OWA Faserplattenwerk GmbH (Odenwald), BPB America Inc. and AMF Mineralplatten GmbH Betriebs KG (owned by Gebr. Knauf Verwaltungsgellschaft KG). Principal methods of competition are quality of products, service, pricing, compatibility of systems and product design features.
c.	Building Products Distribution
     Building Products Distribution consists of L&W Supply, the leading specialty building products distribution business in the United States. In 2005, L&W Supply distributed approximately 11 percent of all gypsum wallboard in the United States, including approximately 32 percent of U.S. Gypsum’s wallboard production.
     L&W Supply was organized in 1971. L&W Supply is a service-oriented organization that stocks a wide range of construction materials and delivers less-than-truckload quantities of construction materials to job sites and places them in areas where work is being done, thereby reducing the need for handling by contractors. L&W Supply specializes in the distribution of gypsum wallboard (which accounted for fifty percent of its 2005 net sales), joint compound and other gypsum products manufactured by U.S. Gypsum and others. It also distributes products manufactured by USG Interiors such as acoustical ceiling tile and grid as well as products of other manufacturers, including drywall metal, insulation, roofing products and accessories. L&W Supply leases approximately ninety percent of its facilities from third parties. Typical leases are five years and include renewal options.
     L&W Supply remains focused on opportunities to profitably grow its specialty business as well as optimize asset utilization. As part of its plan, L&W Supply acquired eight locations in 2005. As of December 31, 2005, L&W Supply operated 192 locations in 36 states, compared with 186 locations as of December 31, 2004.
     L&W Supply competes with a number of specialty wallboard distributors, lumber dealers, hardware stores, home improvement centers and acoustical ceiling tile distributors. Competitors include Gypsum Management Supply with locations in the southern, central and western United States; Rinker Materials Corporation in the southeastern United States (primarily in Florida); KCG, Inc. in the southwestern and central United States; The Strober Organization, Inc. in the northeastern and mid-Atlantic states; and Allied Building Products Corporation in the northeastern, central and western United States. Principal methods of competition are location, service, range of products and pricing.
B.	General Overview of the Asbestos-Containing Materials Manufactured or Sold By the Debtors or Their Affiliates
     U.S. Gypsum manufactures a wide range of construction materials. Until 1978, certain of those materials contained asbestos. The products U.S. Gypsum manufactured that may have contained asbestos during different times included, among others, drywall joint compounds, acoustical and fireproofing products and spray textures. For a complete list of the asbestos-containing materials manufactured by U.S. Gypsum, see Exhibit V attached hereto. U.S. Gypsum never mined, manufactured or sold asbestos.
     U.S. Gypsum has been named as a defendant in more than 400,000 asbestos-related personal injury lawsuits, approximately 150,000 of which were pending as of the Petition Date. The products at issue in almost all of these suits were U.S. Gypsum’s drywall joint compounds. Joint compound is a mud-like paste that is applied to the joints between sheets of wallboard to create the appearance of a single continuous wall. Joint compound products containing some level of asbestos were sold from the 1920s until 1976.
     USG Interiors, Inc. (“USG Interiors”) is a subsidiary of USG and was formed in 1986. USG Interiors has manufactured mineral fiber ceiling tiles and ceiling tile suspension systems, mineral fiber insulation, access floors, and wall partition systems. USG Interiors was named as a defendant in nine asbestos personal injury lawsuits pending as of the Petition Date. None of the products manufactured or sold by USG Interiors contained asbestos as part of the product formulation.

     L&W Supply is a distributor of building materials manufactured by U.S. Gypsum and other companies. L&W Supply was created in 1971 as a subsidiary of U.S. Gypsum and became a subsidiary of USG in 1985. In the 1970s, some of the products distributed by L&W Supply, primarily joint compound and roofing materials, contained asbestos. Asbestos-containing products produced by manufacturers other than U.S. Gypsum may also have been distributed by L&W Supply. The Asbestos Personal Injury Committee, the Asbestos Personal Injury Futures Representative and the Asbestos Property Damage Committee also have alleged that some of the constituent companies that were joined together to form L&W Supply may have distributed asbestos-containing products and that L&W Supply is liable for injuries arising out of their activities as well. The Debtors’ records indicate that L&W Supply has been named as a defendant in approximately thirty lawsuits. At the Petition Date, L&W Supply was a defendant in approximately twenty pending asbestos personal injury lawsuits.
     Beadex Manufacturing, LLC (“Beadex”) is a subsidiary of U.S. Gypsum created in 2000 when U.S. Gypsum acquired Beadex Manufacturing Co. Beadex Manufacturing Co. is alleged to have manufactured and sold certain asbestos containing products from 1963 through 1979. Distribution of these products is believed to have been limited to certain states in the Northwest. Beadex or its predecessor have been named as a defendant in about 120 asbestos personal injury lawsuits, and, as of the Petition Date, Beadex was a defendant in approximately sixty pending asbestos personal injury lawsuits.
     The Asbestos Personal Injury Committee, the Asbestos Personal Injury Futures Representative and the Asbestos Property Damage Committee also allege in these Reorganization Cases that the Debtors are responsible for the asbestos personal injury liabilities of A.P. Green Refractories Co., a former subsidiary of U.S. Gypsum and USG. For more information about A.P. Green Refractories Co. and its asbestos liabilities, see Section V.P.2.
     The Debtors also have had affiliations with other companies that made or sold asbestos containing products. These companies include DAP, Inc., which was acquired in 1987 by USG Industries, Inc, a subsidiary of USG. DAP, Inc. operated as a subsidiary of USG Industries, Inc., and then USG. The assets of DAP, Inc. were sold in 1991. Prior to the acquisition of DAP, Inc. by USG Industries, Inc., DAP, Inc. made some asbestos-containing adhesive and sealant products.
     Other former affiliates include Chicago Mastic Company and Permalastic Products Company, both of which manufactured adhesive products, some of which contained asbestos.
     In addition to U.S. Gypsum’s affiliation with these companies, U.S. Gypsum also made a limited number of private label asbestos-containing products that were sold by others. From about 1965 through 1971, U.S. Gypsum made an asbestos-containing mineral fiber fireproofing and thermal insulation product, called SprayDon, for Sprayon Research Corp. For a certain period during 1970 and 1971, U.S. Gypsum also made an asbestos-containing insulation block product, called K-Fac 19, which was sold to A.P. Green Refractories Co. in a limited geographic area. A.P. Green Refractories Co. resold this product under the Insblok 19 label. During this time, U.S. Gypsum also sold a very limited amount of K-Fac 19.
C.	History of the Debtors’ Asbestos Personal Injury Litigation
     The vast majority of asbestos personal injury lawsuits at issue in these Reorganization Cases are lawsuits against U.S. Gypsum. Because of the nature of U.S. Gypsum’s products, it was a peripheral defendant until the late 1990s. The primary targets of asbestos personal injury lawsuits were companies such as Johns Manville and UNR that made high-temperature asbestos-containing pipe and boiler insulation. In the early 1980s, Johns Manville and UNR filed for bankruptcy. During this same period, more asbestos personal injury lawsuits were being filed by claimants who were recruited through mass screenings and did not have asbestos-related cancer.
     In response to this changing environment, in 1988 a group of defendants, including U.S. Gypsum, organized the CCR for the administration, management and defense of claims. From 1988 to February 2001, the CCR administered and arranged for the defense and settlement of asbestos personal injury claims against its members. During that period, costs of defense and settlement of asbestos personal injury claims were shared among the members of the CCR pursuant to predetermined sharing formulas.

     Continuing in the 1980s and early 1990s, more companies involved in asbestos personal injury litigation, including Carey Canada, Celotex, Eagle-Picher and H.K. Porter, filed for bankruptcy protection. By 1993, companies that reportedly had borne one-half to three-quarters of the original liability share in asbestos litigation had filed for bankruptcy protection.
     In 1993, after extensive negotiations with counsel for asbestos personal injury plaintiffs, the CCR members attempted to reach a global settlement of all current and future asbestos personal injury claims. In January 1993, the CCR and counsel for various asbestos plaintiffs agreed to a comprehensive settlement, which was approved by the United States District Court for the Eastern District of Pennsylvania. See Georgine v. Amchem Prods. Inc., 878 F. Supp. 716 (E.D. Pa. 1994). The United States Court of Appeals for the Third Circuit reversed the District Court’s approval of the settlement, and the United States Supreme Court upheld this reversal. Georgine v. Amchem Prods. Inc., 83 F.3d 610 (3d Cir. 1996); Amchem Prods., Inc. v. Windsor, 521 U.S. 591 (1997).
     After the Supreme Court’s decision in Amchem, new asbestos filings reached record levels, with a dramatic surge in claims. U.S. Gypsum, historically a peripheral defendant, had become a larger target of the litigation as additional major defendants filed for bankruptcy. Asbestos personal injury lawsuit filings against U.S. Gypsum increased from approximately 13,000 per year in 1990 to a peak of approximately 60,000 in 1998. By 2001, U.S. Gypsum was named in over ninety percent of all claims brought against CCR members — up from less than fifty percent from the early days of the CCR. Approximately ten percent of filed claims were brought by claimants who alleged that they have an asbestos-related cancer. Approximately ninety percent of filed claims were brought by claimants who alleged that they had a non-malignant or unidentified condition.
     As of the Petition Date, U.S. Gypsum had spent approximately $675 million in indemnity and defense costs to resolve more than 270,000 asbestos personal injury lawsuits. Of this amount, approximately $520 million was reimbursed by insurance. The defense and indemnity costs relating to U.S. Gypsum’s asbestos personal injury lawsuits had increased significantly in the few years prior to the Petition Date. From 1997 to 2000, U.S. Gypsum’s annual cost for indemnity and defense of asbestos personal injury claims, exclusive of insurance reimbursements, had increased from approximately $32 million to approximately $162 million. As of March 31, 2001, U.S. Gypsum had estimated that cash expenditures for asbestos personal injury claims in 2001 would total approximately $275 million before insurance recoveries of approximately $37 million.
     By 2001, virtually all of Debtors’ insurance coverage for asbestos personal injury claims had been exhausted with limited exceptions. The Debtors believe that one subsidiary has approximately $11 million in remaining primary or umbrella insurance coverage available to pay asbestos-related costs, as well as $15 million in available excess coverage. Some or all of the Debtors’ insurers may assert that the assignment of the Asbestos Personal Injury Insurance Asset and the other actions called for under the Plan result in defenses to coverage.
     As of the Petition Date, according to CCR data, U.S. Gypsum was a defendant in more than 100,000 pending asbestos personal injury cases, as well as approximately 50,000 additional personal injury cases that may be the subject of settlement agreements. (These figures are not adjusted for duplicate cases.) These numbers do not include asbestos personal injury claims that would have been filed after the Petition Date, but for the automatic stay.
D.	History of the Debtors’ Asbestos Property Damage Litigation
     Throughout the 1980s and early 1990s, U.S. Gypsum was a target defendant in lawsuits seeking to recover compensatory and, in many cases, punitive damages for costs allegedly associated with the maintenance or removal and replacement of asbestos-containing products in buildings. These asbestos property damage cases typically related to acoustical plaster or fireproofing products made by U.S. Gypsum, and not its joint compound products.
     In the late 1990s, as a result of changes in the litigation, regulatory and scientific environments, asbestos property damage case filings against U.S. Gypsum declined. U.S. Gypsum’s total indemnity and defense cost payments for asbestos property damage cases from 1982 to the Petition Date totaled approximately $320 million, of which approximately $260 million was reimbursed by insurance. Of those cases that went to trial and verdict, U.S. Gypsum won approximately two-thirds of those cases. Of 24 cases that went to verdict, punitive damages were awarded in five cases, and those damages were vacated in one of the five cases.

     In the two years prior to the Petition Date, only one asbestos property damage case had been filed against U.S. Gypsum, and defense and indemnity costs relating to asbestos property damage cases had declined significantly. As of the Petition Date, U.S. Gypsum was a defendant in 11 asbestos property damage cases, most of which involved multiple buildings. One of the cases is a conditionally certified class action comprising all colleges and universities in the United States, which certification presently is limited to the resolution of certain allegedly “common” liability issues, styled as Central Wesleyan College v. W.R. Grace & Co., et al. (D.S.C.). A South Carolina state court certified a second class action on the eve of the Petition Date. This second class action is styled as Anderson Memorial Hospital v. W.R. Grace & Co., et al. (S.C. C.C.P.), and consists of building owners in South Carolina.
     In June 2001, shortly before the Petition Date, an additional asbestos property damage lawsuit was filed by Orange County, Texas. The Orange County case was the first asbestos property damage case filed against U.S. Gypsum since June 1998. The Orange County case was filed as a putative class action on behalf of an alleged class comprising the State of Texas, its public colleges and universities, and all political subdivisions of the State of Texas. As to U.S. Gypsum, the putative class also included all private and/or non-public colleges, universities, junior colleges, community colleges, and elementary and secondary schools in the State of Texas. As discussed more fully in Section V.F, below, the Bankruptcy Court established the Bar Date requiring that all asbestos property damage claims against the Debtors be filed by January 15, 2003. Approximately 1,400 asbestos property damage claims were filed, representing more than 2,000 buildings. These claims are discussed in Section V.L.
E.	Determination to File Reorganization Cases
   During 2000 and in 2001, a substantial number of companies that were significant defendants in asbestos personal injury cases filed for bankruptcy. These included The Babcock & Wilcox Company, Pittsburgh Corning Corporation, Owens Corning, Armstrong World Industries, Inc., W.R. Grace & Co. and GAF Corporation. Following the bankruptcy filings of these defendant companies, plaintiffs substantially increased their settlement demands to U.S. Gypsum. In response to these increased settlement demands, U.S. Gypsum attempted to manage its asbestos liability by contesting, rather than settling, a greater number of cases that it believed to be non-meritorious.
     As a result, in the first and second quarters of 2001, U.S. Gypsum agreed to settle fewer asbestos personal injury cases, but at a significantly higher cost per case. As of March 31, 2001, U.S. Gypsum had estimated that cash expenditures for asbestos personal injury cases in 2001 would total approximately $275 million before remaining insurance recoveries of approximately $37 million.
     Under these circumstances, the Debtors determined that the filing of the Reorganization Cases, with the goal of achieving a global resolution of U.S. Gypsum’s present and future asbestos personal injury liabilities, would be the best alternative for the Debtors to protect the legitimate interest of asbestos claimants while preserving fundamentally strong businesses and protecting the interests of other creditors and existing shareholders.
IV. Capital Structure as of the Petition Date
A.	General
     As of the Petition Date, all of the USG Companies’ domestic funded indebtedness was issued by its parent holding company, USG, with the exception of (i) approximately $16 million of unsecured industrial revenue bonds issued by U.S. Gypsum, approximately $5 million of which was assumed by USG in connection with the formation of USG as a holding company and (ii) a receivables securitization facility described below. None of USG’s funded indebtedness is guaranteed by any other USG Company.
B.	Five Year Revolving Bank Credit Agreement
     USG is party to two credit facilities with a syndicate of financial institutions (the “Bank Group”) agented by JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank) (“JPMorgan Chase”). Pursuant to a Five Year Credit Agreement dated June 30, 2000 (as amended, the “Five Year Agreement”), the Bank Group provided USG with loans, letter of credit availability and other financial accommodations on a revolving basis in an aggregate amount of up to $400 million through June 30, 2005. The Five Year Agreement included a Canadian subfacility pursuant to which USG’s nondebtor Canadian subsidiaries could obtain loans, letters of credit and other financial accommodations on a revolving basis in an aggregate amount of up to $75 million in equivalent Canadian dollars, which obligations were guaranteed by USG. Any outstanding obligations under the Canadian subfacility reduced the $400 million of credit available to USG under the Five Year Agreement. As of the Petition Date, approximately $267 million was outstanding under the Five Year Agreement and approximately $100 million in letters of credit had been issued under the facility. As of the Petition Date, there were no outstanding amounts under the Canadian subfacility.
C.	364-Day Bank Credit Agreement
     Pursuant to a 364-Day Credit Agreement dated as of June 30, 2000 (the “364-Day Agreement”), the Bank Group provided USG with loans and other financial accommodations on a revolving basis in an aggregate amount of up to $200 million through June 29, 2001. Under the 364-Day Agreement, USG was obligated to repay any outstanding borrowings as of June 29, 2001 on or before June 28, 2002. As of the Petition Date, the entire $200 million principal amount was outstanding under the 364-Day Agreement.
D.	9-1/4% Senior Notes
     Pursuant to an Indenture dated as of October 1, 1986 between USG and Harris Trust and Savings Bank, as trustee (the “Indenture”), in April 1994, USG issued $150 million of 9-1/4% Senior Notes due on September 15, 2001. These Senior Notes rank pari passu with USG’s unsecured bank debt and all other senior obligations of the company. Although USG was required to pay interest only on the Senior Notes until maturity, as of the Petition Date the company had retired approximately $19 million of 9-1/4% Senior Notes, leaving approximately $131 million of such notes outstanding. The Indenture Trustee for the 9-1/4% Senior Notes is currently Wells Fargo Bank, National Association.
E.	8-1/2% Senior Notes
     Pursuant to the Indenture, in August 1995, USG issued $150 million of 8-1/2% Senior Notes due 2005. The Senior Notes rank pari passu with USG’s unsecured bank debt and all other senior obligations of the company. USG was required to pay interest only on the 8-1/2% Senior Notes until maturity, and, as a result, as of the Petition Date, $150 million of such notes remained outstanding. The Indenture Trustee for the 8-1/2% Senior Notes is currently Wells Fargo Bank, National Association.
F.	Industrial Revenue Bonds
     USG has issued approximately $240 million of unsecured industrial revenue bonds (the “USG Industrial Revenue Bonds”) with final maturity dates between 2028 and 2034 and interest rates ranging from 5.5 percent to 6.4 percent. There are seven separate issues of USG Industrial Revenue Bonds:
•	a $11,000,000 Aggregate Principal Amount, State of Oregon Economic Community Development Commission Solid Waste Disposal Facilities Economic Development Revenue Bonds, Series 192 (USG Corporation Project);

•	a $45,000,000 Aggregate Principal Amount Solid Waste Disposal State of Ohio Air Quality Development Authority Variable Rate Demand Revenue Bonds (USG Corporation Project) Series 1997;

•	a $44,400,000 Aggregate Principal Amount State of Ohio Air Quality Development Authority Solid Waste Disposal Revenue Bonds (USG Corporation Project) Series 1998;

•	a $110,000,000 Aggregate Principal Amount Pennsylvania Economic Development Financing Authority Solid Waste Disposal Revenue Bonds (USG Corporation Project) Series 1999;

•	a $10,000,000 Aggregate Principal Amount City of East Chicago, Indiana Solid Waste Disposal Revenue Bonds (USG Corporation Project) Series 1999;

•	a $10,000,000 Aggregate Principal Amount City of East Chicago, Indiana Solid Waste Disposal Revenue Bonds (USG Corporation Project) Series 1998; and

•	a $9,000,000 Aggregate Principal Amount State of Ohio Air Quality Development Authority Solid Waste Disposal Revenue Bonds (USG Corporation Project) Series 1999.
   U.S. Gypsum, through various governmental entities, also has issued approximately $16 million of unsecured industrial revenue bonds (the “U.S. Gypsum Industrial Revenue Bonds”). The U.S. Gypsum Industrial Revenue Bonds have final maturity dates ranging from 2007 to 2020 and interest rates ranging from 5.9 percent to 8.75 percent. There are nine separate issues of U.S. Gypsum Industrial Revenue Bonds:
•	a $4,540,000 Aggregate Principal Amount, Town of Shoals, Indiana, Solid Waste Disposal Revenue Bonds (United States Gypsum Company Project) Series 1995;

•	a $3,600,000 Aggregate Principal Amount, Industrial Development Board of the City of New Orleans, Louisiana, Inc., Industrial Development Refunding Revenue Bonds (United States Gypsum Company Project) Series 1994;

•	a $1,600,000 Aggregate Principal Amount, Industrial Development Board of the City of New Orleans, Louisiana, Inc., Industrial Development Refunding Revenue Bonds (United States Gypsum Company Project) Series 1993;

•	a $1,000,000 Aggregate Principal Amount, Town of Shoals, Indiana Economic Development Revenue Bonds (United States Gypsum Company Project) Series A;

•	a $1,000,000 Aggregate Principal Amount, City of Fort Dodge, Iowa Industrial Development Revenue Refunding Bonds (United States Gypsum Company Project) Series A;

•	a $1,000,000 Aggregate Principal Amount, Jacksonville Port Authority Industrial Development Revenue Refunding Bonds (United States Gypsum Company Project) Series 1984;

•	a $1,000,000 Aggregate Principal Amount, Blaine County Industrial Authority Industrial Development Revenue Refunding Bonds (United States Gypsum Company Project) Series 1984;

•	a $1,000,000 Aggregate Principal Amount, Des Moines County, Iowa, Industrial Development Refunding Revenue Bonds (United States Gypsum Company Project) Series 1993; and

•	a $1,000,000 Aggregate Principal Amount, Nolan County Industrial Development Corporation Industrial Development Revenue Bonds (United States Gypsum Company Project) Series 1984.
Other than the series of U.S. Gypsum Industrial Revenue Bonds issued by Des Moines County, Iowa, the $4.54 million series of bonds issued by the Town of Shoals, Indiana and the two series of bonds issued by the Industrial Development Board of the City of New Orleans, Louisiana, Inc., USG assumed U.S. Gypsum’s obligations under each series of U.S. Gypsum Industrial Revenue Bonds.
G.	Receivables Securitization Facility
     As of the Petition Date, USG, U.S. Gypsum, USG Interiors and non-debtor subsidiary USG Funding Corporation, then a Delaware special purpose corporation (“USG Funding”), were parties to a series of agreements pursuant to which U.S. Gypsum and USG Interiors sold substantially all of their receivables (with the exception of foreign and intercompany receivables) to USG Funding. USG Funding then sold such receivables to the “USG

Trade Receivables Master Trust” for the benefit of certain certificate holders thereof, and USG serviced and collected such receivables for the benefit of the trust and certificate holders. This arrangement allowed U.S. Gypsum and USG Interiors to obtain cash promptly after the creation of trade receivables from customers, rather than having to await actual payments from such customers. Under the securitization facility, the maximum amount of funding that USG Funding could obtain at any one time to purchase receivables could not exceed the lesser of (i) $130 million and (ii) an amount based upon the level of eligible receivables at such time. As of the Petition Date, USG Funding’s loan balance was approximately $60 million. Pursuant to its terms, the securitization facility automatically terminated on the Petition Date as a result of the filing of the Reorganization Cases. The amounts that were owing to the USG Trade Receivables Master Trust under the facility were paid off in September 2001 as receivables were collected.
H.	Preferred Stock
     USG is authorized to issue 36 million shares of $1.00 par value preferred stock. As of December 31, 2005, no shares of preferred stock had been issued.
     On March 27, 1998, the Board of Directors of USG adopted a Rights Agreement (the “Rights Plan”) and declared a dividend of one preferred share purchase right for each outstanding share of common stock and directed that one preferred share purchase right be issued for each share of common stock issued thereafter, subject to specified limitations and exceptions. Each such purchase right entitles the registered holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock, Series D, at a price of $200 per one one-hundredth of a share, subject to adjustment, following the earlier to occur of (i) the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15 percent or more of the outstanding common shares of USG and (ii) the tenth business day (or such later date as may be determined by the Board of Directors) after the commencement of a tender offer or exchange offer that would result in a person or group acquiring beneficial ownership of 15 percent or more of the outstanding common shares of USG. The Rights Plan initially was scheduled to expire on March 27, 2008.
     In connection with the Rights Offering, USG amended the Rights Plan to permit the Rights Offering to proceed without triggering such plan and to accelerate the termination of the Rights Plan to 11 days after the Effective Date. In addition, USG adopted a new reorganization rights plan (the “Reorganization Rights Plan”), effective January 30, 2006. Under the Reorganization Rights Plan, if any person or group acquires beneficial ownership of five percent or more of USG’s voting stock, shareholders other than the five percent triggering shareholder will have the right to purchase additional shares of USG common stock at half their market price, thereby diluting the triggering shareholder. USG shareholders who already own five percent or more of USG’s common stock will not trigger these rights so long as they do not acquire more than an additional one percent of the company’s voting stock, other than pursuant to certain transactions effected by USG, including the Rights Offering. The rights also will not be triggered by the beneficial ownership of USG common stock by the New Investor and its controlled affiliates during the “standstill period” set forth in USG’s shareholder’s agreement with the New Investor, provided that such exemption may be lost in connection with uncured breaches of the agreement by the New Investor. The Reorganization Rights Plan will expire on December 31, 2006 or, if later, 30 days after the Effective Date if the FAIR Act has not passed in the current session of Congress. USG’s Board of Directors has the power, however, to accelerate or extend the expiration date of the rights issued under the Reorganization Rights Plan. USG’s Board of Directors also has the right, before or after the Rights Plan and the Reorganization Rights Plan expire, to take such other actions that it determines in the exercise of its fiduciary duties to be necessary in the future, which could include the adoption of a new shareholder rights plan or further amendments of the existing plans.
I.	Common Stock
     USG is authorized to issue 200 million shares of $0.10 par value of common stock. As of January 31, 2006, approximately 44.7 million shares of common stock had been issued and were outstanding. Additionally, as of December 31, 2005, approximately 5.3 million of the shares of common stock were held as treasury shares. The common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange.

V. EVENTS DURING REORGANIZATION CASES
A.	Commencement of Reorganization Cases
     On June 25, 2001, USG and ten of its United States subsidiaries identified in the caption of this Disclosure Statement filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code in the Bankruptcy Court to use the court-supervised reorganization process to resolve asbestos claims in a fair and equitable manner, to protect the long-term value of the Debtors’ businesses and to maintain the Debtors’ leadership positions in their markets. The Reorganization Cases are being jointly administered as In re USG Corporation, et al., Case No. 01-2094 (JKF). The Reorganization Cases do not include any of USG’s non-U.S. subsidiaries or companies that were acquired after the Petition Date by L&W Supply.
     The Reorganization Cases were assigned to U.S. Bankruptcy Judge Randall J. Newsome, Chief Judge of the United States Bankruptcy Court for the Northern District of California, sitting by designation in Delaware. During the fourth quarter of 2001, the U.S. Court of Appeals for the Third Circuit assigned U.S. District Court Judge Alfred M. Wolin of New Jersey to preside over the Reorganization Cases in the District of Delaware. Judge Wolin retained issues relating to asbestos personal injury claims and referred other asbestos-related issues and bankruptcy-related matters in the Reorganization Cases to Judge Newsome. For a description of the proceedings before Judge Wolin, see Section V.M. In early 2004, after Judge Newsome left service as a visiting judge in Delaware, the Debtors’ cases were assigned to Chief U.S. Bankruptcy Judge Judith K. Fitzgerald of the United States Bankruptcy Court for the Western District of Pennsylvania, sitting by designation in Delaware. In late 2004, after the Third Circuit Court of Appeals directed Judge Wolin to recuse himself from presiding over the Debtors’ Reorganization Cases, U.S. District Court Judge Joy Flowers Conti of the United States District Court for the Western District of Pennsylvania was assigned to replace Judge Wolin.
B.	First Day Relief
     In connection with the commencement of the Reorganization Cases, the Debtors devoted significant attention to meeting the following goals: (i) continuing the Debtors’ operations in chapter 11 with as little disruption and loss of productivity as possible; (ii) maintaining the confidence and support of customers, employees, suppliers and service providers; (iii) obtaining postpetition financing; and (iv) establishing procedures for the smooth and efficient administration of these cases. One of the most critical components of meeting the Debtors’ goals was to obtain immediate access to a postpetition financing facility to enhance the Debtors’ liquidity and provide vendors, suppliers, customers and the public at large with confidence that the Debtors had more than sufficient resources available to maintain their operations on a “business-as-usual” basis.
     In addition to enhancing their liquidity, the Debtors obtained authority shortly after the Petition Date to take a broad range of actions, including the payment of certain prepetition Claims, to promote a “business-as-usual” atmosphere with customers, suppliers, employees and others. For example, the Debtors obtained authority to honor certain prepetition obligations owed to customers to ensure that the Debtors could continue to meet the ongoing needs of their customers and maintain other critical business practices without interruption. Among other things, this relief authorized the Debtors, in their discretion and in accordance with their stated policies, to honor or pay customer Claims for prepetition promotional allowances, corporate discounts, refunds, rebates, billing adjustments, product returns or exchanges and other credits.
     The Debtors also sought to provide for the continued and uninterrupted service of its employees by obtaining authority on the Petition Date, in accordance with their stated policies and in their sole discretion, to: (i) pay certain prepetition employment payments including those related to workers’ compensation obligations (the “Prepetition Employment Payments”) to employees; (ii) pay all costs and expenses incident to the Prepetition Employment Payments; and (iii) authorize and direct all applicable banks and other financial institutions to receive, process, honor and pay any and all checks drawn on the Debtors’ payroll and other disbursement accounts in respect of Prepetition Employment Payments, provided that sufficient funds are available in the applicable accounts to make the payments. Accordingly, immediately following the Petition Date, the Debtors sought interim and final approval of a postpetition credit facility with a syndicate of financial institutions agented by JPMorgan Chase (the “DIP Credit Agreement”). Through these efforts, the Debtors successfully obtained $150 million in interim credit availability, pending a Final Order of the Bankruptcy Court on the DIP Credit Agreement entered on July 31, 2001.

Pursuant to the Final Order (the “Final DIP Order”), the Bankruptcy Court approved the DIP Credit Agreement on a final basis providing up to $350 million in credit availability, including up to $100 million in letters of credit.
     In addition, the Debtors obtained authority shortly after the Petition Date to pay, in their discretion, the prepetition Claims of certain “critical” vendors and service providers, third-party warehouses, mechanics’ lien holders and freight carriers. The Debtors also obtained authority to continue their prepetition insurance programs.
     Other typical “first day” relief included: (i) authority to maintain the Debtors’ cash management systems and the use of prepetition bank accounts, checks and other business forms; and (ii) authority to pay outstanding prepetition trust fund taxes.
     All of the foregoing relief was essential to minimize disruptions to the Debtors’ businesses as a result of the commencement of the Reorganization Cases and to permit the Debtors to make a smooth transition to operations in chapter 11.
C.	Appointment of the Official Committees and Asbestos Personal Injury Futures Representative
     On or about July 16, 2001, the Office of the United States Trustee (the “U.S. Trustee”) appointed three official committees of unsecured creditors: (i) the Creditors’ Committee, (ii) the Asbestos Personal Injury Committee; and (iii) the Asbestos Property Damage Committee. In addition, by order dated July 14, 2002, the Bankruptcy Court approved the appointment of the Honorable Dean M. Trafelet as the Asbestos Personal Injury Futures Representative. Further, in response to a letter from the advisors to certain equity security holders, on April 21, 2005, the U.S. Trustee appointed the Equity Committee (the Creditors’ Committee, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee and the Equity Committee, shall be referred to hereinafter collectively as the “Committees”). The current membership of the Committees and the professional advisors to the Committees and the Asbestos Personal Injury Futures Representative are as follows:
1. CREDITORS’ COMMITTEE
Creditors’ Committee Members:
David M. Barse, President
Third Avenue Value Fund
622 Third Avenue, 32nd Floor
New York, NY 10017
Charles O. Freedgood, Managing Director
JPMorgan Chase Bank, N.A.
(f/k/a The Chase Manhattan Bank)
270 Park Avenue
New York, NY 10017
J.W. Taylor, Assistant General Counsel
Coastal Transport, Inc.
P.O. Drawer 67
Auburndale, Florida 33823
Asbestos Personal Injury Consultant:
Navigant Consulting, Inc.
1801 K Street N.W. Suite 500
Washington, D.C. 20006
Robin A. Cantor
Counsel:
Stroock & Stroock & Lavan LLP
Lewis Kruger, Esq.
Kenneth Pasquale, Esq.
Denise Wildes, Esq.
180 Maiden Lane
New York, NY 10038
Duane Morris LLP
Michael R. Lastowski, Esq.
1100 North Market Street
Suite 1200
Wilmington, DE 19801-1246
Financial Advisors:
Giuliani Capital Advisors LLC
Lisa B. Neimark-Heyman
233 South Wacker Drive
Chicago, IL 60606
Giuliani Capital Advisors LLC
Robert H. Warshauer
5 Times Square
New York, NY 10036

2. ASBESTOS PERSONAL INJURY COMMITTEE
Asbestos Personal Injury
Committee Members:
Steven Kazan, Esq., on behalf of Michael Abbott
Theodore Goldberg, Esq., on behalf of Betty Bise
James F. Early, Esq., on behalf of Donald R. Boyer
Moshe Maimon, Esq., on behalf of Charles Brincat
Alan Kellman, Esq., on behalf of Jose Louis DelRosario
Perry Weitz, Esq. and Lisa N. Busch, Esq., on behalf of Nicholas Ferrante
Erich Spangenberg
Steven T. Baron, Esq., on behalf of Virgie Lee Toliver
Russell W. Budd, Esq., on behalf of Gerald Frederick Vogt
Robert Jacobs, Esq., on behalf of Edward Walley
John D. Cooney, Esq., on behalf of Judith Williams
Counsel:
Caplin & Drysdale, Chartered
Elihu Inselbuch, Esq.
375 Park Avenue
New York, NY 10022
Caplin & Drysdale, Chartered
Peter Van N. Lockwood, Esq.
1 Thomas Circle NW
Washington, DC 20005
Campbell & Levine, LLC
Marla Eskin, Esq.
Kathleen Campbell, Esq.
800 King Street
Suite 300
Wilmington, DE 19801
Financial Advisors:
L. Tersigni Consulting P.C.
Loreto T. Tersigni
2001 West Main Street, Suite 220
Stamford, CT 06902
Asbestos Related Personal
Injury Consultant:
Legal Analysis Systems, Inc.
Mark A. Peterson
970 Calle Arroyo
Thousand Oaks, CA 91360

3. EQUITY COMMITTEE
Equity Committee Members:
Marc Hamburg
Chief Financial Officer
Berkshire Hathaway, Inc.
c/o Thomas B. Walper
Munger, Tolles & Olson LLP
335 South Grand Avenue, 35th Floor
Los Angeles, CA 90071
Gebr. Knauf
c/o Philip C. Jackson, Jr.
1 Office Park Circle, Suite 101
Birmingham, Al 35223
Fidelity Low Priced Stock Fund
c/o Fidelity Management and Research Co.
Attn: Nate Van Duzer
Director of Restructuring
82 Devonshire Street, E31C
Boston, MA 02109
Frank W. Cawood & Associates, Inc.
c/o Nedom Haley, Esq.
Gambrell & Stolz LLP
Suite 1600
3414 Peachtree Road, N.E.
Atlanta, GA 30326
Moody Aldrich Partners LLC
Attn: Michael C. Pierre
125 Summer Street, 14th Floor
Boston, MA 02110
Andrew L. Sole, Esq.
500 Fifth Avenue, Suite 2620
New York, NY 10110
Counsel:
Weil, Gotshal & Manges LLP
Martin J. Bienenstock
Judy G. Z. Liu
767 Fifth Avenue
New York, NY 10153
Weil, Gotshal & Manges LLP
Ralph I. Miller
200 Crescent Court
Suite 300
Dallas, TX 75201
Weil, Gotshal & Manges LLP
David A. Hickerson
1300 Eye Street, N.W.
Suite 900
Washington, D.C. 20005
Financial Advisor:
Houlihan Lokey Howard & Zukin Capital, Inc.
Donald Smith
245 Park Avenue
New York, NY 10167
Houlihan Lokey Howard & Zukin Capital, Inc.
Jeffrey I. Werbalowsky
225 South Sixth Street
Suite 4950
Minneapolis, MN 55402

4. ASBESTOS PROPERTY DAMAGE COMMITTEE
Asbestos Property Damage
Committee Members:
Daniel A. Speights, on behalf of Anderson Memorial Hospital
Martin Dies, Esq., on behalf of Archdiocese of New Orleans
Thomas J. Brandi, on behalf of West Coast Estates
Edward J. Westbrook, Esq., on behalf of Newberry College
Counsel:
Bilzin Sumberg Baena Price & Axelrod LLP
Scott Baena, Esq.
Jay Sakalo, Esq.
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131-2336
The Bayard Firm
Neal B. Glassman, Esq.
Steven M. Yoder, Esq.
222 Delaware Avenue
Suite 900
Wilmington, DE 19899
Financial Advisor:
Conway, Del Genio, Gries, & Co., LLC
Michael F. Gries
Gregory S. Boyer
645 Fifth Avenue
New York, NY 10022
5. ASBESTOS PERSONAL INJURY FUTURES REPRESENTATIVE
Asbestos Personal Injury Futures Representative:
Honorable Dean M. Trafelet
9130 Wild Lane
Baileys Harbor, WI 54202
Financial Advisor:
Piper Jaffray & Co.
Joseph J. Radecki, Jr.
405 Lexington Avenue, 58th Floor
New York, NY 10174
(application pending)
Counsel:
Kaye Scholer, LLP
Andrew Kress, Esq.
425 Park Avenue
New York, NY 10022
Young, Conaway, Stargatt & Taylor
Sharon M. Zieg, Esq.
The Brandywine Building, 17th Floor
1000 West Street
Wilmington, DE 19801
Claims Evaluation Consultants:
Analysis Research Planning Corporation
B. Thomas Florence
1220 19th Street N.W., Suite 700
Washington, DC 20036

     D.     Key Employee Retention Program
     To maintain a competitive compensation package, the Debtors developed a key employee severance and retention program (the “KERP”). The KERP was designed, among other things, to ensure that the employees most critical to the Debtors’ reorganization efforts were provided with sufficient economic incentives and protections to stay with the Debtors and fulfill their responsibilities through the successful conclusion of the Reorganization Cases. On August 30, 2001, the Debtors filed a motion to approve the KERP. The Bankruptcy Court granted this motion on September 20, 2001. The KERP was set to expire in 2004. As a result, on May 17, 2004, the Debtors filed a motion to continue the retention portion of the KERP, subject to certain modifications, through December 31, 2005, and the severance portion of the KERP, subject to certain modifications, through the effective date of a plan of reorganization. The Bankruptcy Court granted the motion on June 21, 2004.
     To help ensure the continuation of the Debtors’ excellent financial performance and low employee turnover, on November 14, 2005, the Debtors filed a motion to replace the KERP, which was set to expire in December 2005, with the USG Corporation 2006 Corporate Performance Plan (the “CPP”). On January 10, 2006, the Bankruptcy Court entered an order approving the CPP. The CPP is effective January 1, 2006 through December 31, 2006, or through and including the effective date of a plan of reorganization for USG and its subsidiaries, whichever comes first.
     E.       Assumption of Certain Unexpired Executory Contracts and Leases
     Since the Petition Date, the Debtors have filed motions, and obtained authority, pursuant to section 365 of the Bankruptcy Code, to assume certain unexpired executory contracts and leases of nonresidential real property. Pursuant to these motions, the Debtors obtained authority to assume certain natural gas leases and assume five unexpired leases of nonresidential real property, including the Debtors’ current headquarters lease and facility leases in Libertyville and Schiller Park, Illinois.
     The Debtors have further sought and obtained Bankruptcy Court approval for several extensions of the initial 60-day period within which they had to assume or reject unexpired leases of nonresidential real property in accordance with section 365(d)(4) of the Bankruptcy Code. On March 29, 2006, the Bankruptcy Court entered an order extending this period through and including the earlier of (i) September 1, 2006 or (ii) the Effective Date.
     F.       Claims Process and Bar Dates (For Claims Other Than Asbestos Personal Injury Claims)
     On October 23, 2001, the Debtors filed their Schedules, identifying the assets and liabilities of their Estates. The Debtors subsequently amended their Schedules on May 31 and December 13, 2002 and on September 30, 2004. In addition, pursuant to an order dated May 3, 2002, the Bankruptcy Court established the following Bar Dates for the filing of proofs of Claim in the Reorganization Cases: (i) January 15, 2003, as the general Bar Date for all Claims (other than asbestos personal injury claims as defined in the May 3 order), Claims arising out of the rejection of Executory Contracts and Unexpired Leases (“Rejection Damage Claims”) and Claims filed in response to amendments to the Schedules; (ii) the later of (a) the general Bar Date and (b) 30 days after the date of an order rejecting an Executory Contract or Unexpired Lease as the general Bar Date for Rejection Damage Claims relating to such Executory Contract or Unexpired Lease; and (iii) the later of (a) the Bar Date and (b) 30 days after the date that a notice of an amendment to the Schedules is served on a claimant as the Bar Date for such claimant to file a proof of Claim or to amend any previously filed proof of Claim in respect of the amended scheduled Claim.
     By order (the “Prepetition Settlement Procedures Order”) dated January 30, 2003, the Debtors obtained approval of procedures for the settlement of certain timely filed, non-asbestos proofs of Claim without further order of the Bankruptcy Court. The Prepetition Settlement Procedures Order authorizes the Debtors to settle but not pay certain Claims in accordance with procedures primarily based on Claim threshold amounts. By order (the “Postpetition Settlement Procedures Order”) dated February 19, 2003, the Debtors obtained approval of procedures for the settlement and payment of certain postpetition Claims without further order of the Bankruptcy Court. The Postpetition Settlement Procedures Order authorizes the Debtors to settle and pay certain postpetition Claims also in accordance with procedures primarily based on Claim threshold amounts. The Debtors file reports on a quarterly basis describing the settlements reached under the Prepetition Settlement Procedures Order and the Postpetition Settlement Procedures Order.

     Approximately 5,000 Claims (including prepetition debtholders and contingent Claims, but excluding asbestos related Claims) were originally filed against the Debtors on or before the general Bar Date totaling approximately $8.7 billion. Of this amount, Claims totaling approximately $5.7 billion have been withdrawn. As of the date hereof, the Debtors have filed twenty-eight omnibus objections to proofs of Claim (for claims other than asbestos-related property damage), where necessary or appropriate. In addition, pursuant to the Prepetition Settlement Procedures Order, the Debtors have initiated discussions with certain creditors to consensually resolve discrepancies between the Debtors’ books and records and the proof of Claim filed by the creditor.
     As a result of the efforts, with respect to Claims other than Asbestos Property Damage Claims and Asbestos Personal Injury Claims, the Debtors have: (i) expunged approximately 735 filed Claims for a total reduction of approximately $261.9 million; (ii) reduced approximately 847 filed Claims for a total reduction of approximately $21.6 million; (iii) reclassified to the appropriate priority approximately 291 filed Claims; and (iv) reclassified to the appropriate Debtors case approximately 1,533 filed Claims. With respect to trade Claims, the Debtors have substantially completed the Claims process. Moreover, the Debtors are in the process of reviewing and reconciling filed asbestos-related property damage Claims and, where necessary or appropriate, filing objections to such Claims. See Section V.L.
     G.       The Debtors’ Exclusive Right to File and Seek Confirmation of a Plan
     The Bankruptcy Court has approved eight extensions of the periods during which the Debtors have the exclusive right to file and confirm a chapter 11 plan under section 1121(a) of the Bankruptcy Code (the “Exclusive Periods”). On November 24, 2004, the Debtors filed their seventh motion for an extension of the Exclusive Periods (the “Seventh Extension Motion”). On November 12, 2004, just prior to the Filing of the Seventh Extension Motion, the Asbestos Personal Injury Futures Representative and the Asbestos Personal Injury Committee filed a motion seeking to terminate the Exclusive Periods (the “Motion to Terminate the Exclusive Periods”). In the Motion to Terminate the Exclusive Periods, the Asbestos Personal Injury Futures Representative the Asbestos Personal Injury Committee attached a proposed plan term sheet that, among other things, asserted that the aggregate amount of asbestos personal injury claims was approximately $5.5 billion, provided no recovery for shareholders, paid unsecured claims (other than asbestos personal injury claims) in full and stated that the Debtors were insolvent. The Bankruptcy Court considered the Seventh Extension Motion and the Motion to Terminate the Exclusive Periods at a hearing held on January 24, 2005. At that hearing, the Bankruptcy Court denied the Motion to Terminate the Exclusive Periods, granted the Seventh Extension Motion and extended the Exclusive Periods through and including June 30, 2005 (for filing a plan) and August 31, 2005 (for obtaining acceptances to confirm a plan).
     On June 30, 2005, the Debtors filed their eighth motion for an extension of the Exclusive Periods (the “Eight Extension Motion”). On August 29, 2005, the Bankruptcy Court granted the Eighth Extension Motion and extended the Exclusive Periods through and including December 31, 2005 (for filing a plan) and March 1, 2006 (for obtaining acceptances to confirm a plan). On December 30, 2005, the Debtors filed their ninth motion for an extension of the Exclusive Periods (the “Ninth Extension Motion”). On February 15, 2006, the Bankruptcy Court granted the Ninth Extension Motion and extended the Exclusive Periods through and including June 30, 2006 (for filing a plan) and September 1, 2006 (for obtaining acceptances to confirm a plan).
     H.       Avoidance Actions
     The two-year period by which the Debtors were required to commence avoidance actions under sections 544, 547 and 548 of the Bankruptcy Code expired on June 24, 2003. The Debtors believed and continue to believe that the Debtors have been solvent at all relevant times, and, in a letter dated April 15, 2003 to the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee and the Asbestos Personal Injury Futures Representative, the Debtors indicated that they did not intend to pursue avoidance actions in the Reorganization Cases.
     Notwithstanding this position, the Debtors provided the Asbestos Property Damage Committee and the Asbestos Personal Injury Futures Representative with an avoidance action analysis in May 2003. As part of the Debtors’ analysis, the Debtors described two types of intercompany transactions that had occurred during the preference period prior to the Petition Date: (i) the granting by U.S. Gypsum and certain other debtors to USG of liens to secure intercompany debt owed to USG; and (ii) the transfer by U.S. Gypsum to USG of a minority interest in CGC (the “Intercompany Transactions”). Both in the April 15, 2003 letter and in their subsequent analysis, the Debtors indicated that they believed that the Intercompany Transactions were both appropriate and not avoidable, in part, because of the Debtors’ solvency. Nonetheless, the Debtors proposed that the relevant USG Companies that were parties to the Intercompany Transactions enter into agreements tolling the statute of limitations for bringing avoidance actions in the Reorganization Cases so that issues, if any, which creditors might have with the Intercompany Transactions could be later addressed in the Debtors’ plan of reorganization.
     As a result, on June 10, 2003, the Debtors filed a motion with the Bankruptcy Court requesting authorization to enter into intercompany tolling agreements with respect to the Intercompany Transactions. By order dated June 23, 2003, the Bankruptcy Court approved the motion and authorized the Debtors to enter into an intercompany tolling agreement, which was executed by the relevant USG Companies immediately thereafter.
     On June 24, 2003 the Creditors’ Committee filed a motion for authority to file, but delay prosecuting, preference actions against approximately 200 trade vendors of the Debtors and certain asbestos plaintiff law firms that had received significant payments during the preference period prior to the Petition Date. On the same day, the Creditors’ Committee also filed an omnibus preference complaint against all of these defendants collectively. The committee essentially sought to ensure that if the Debtors’ conclusion that they were solvent proved later to be incorrect, avoidance actions against these defendants would not be barred by the two year statute of limitations for bringing avoidance actions under the Bankruptcy Code. As noted, however, the Creditors’ Committee did not intend to pursue these avoidance actions unless it were later determined that the Debtors were not solvent.
     By a stipulation and order dated July 29, 2003 agreed to by the Debtors, the Bankruptcy Court approved the motion of the Creditors’ Committee to file, but delay prosecuting, the avoidance actions until up to 90 days after confirmation of a plan of reorganization for the Debtors. The stipulation also provided that before any avoidance actions were prosecuted, the Debtors could seek an order of the Bankruptcy Court that the action should not be prosecuted, or, if the action were to be prosecuted, it should be prosecuted by the Debtors. As part of the Bankruptcy Court’s order, the Bankruptcy Court required the Creditors’ Committee to file a separate complaint against each of the approximately 200 entities named in the Creditors’ Committee’s omnibus complaint. The Creditors’ Committee filed each of these complaints approximately two weeks after entry of the Bankruptcy Court’s order. Pursuant to the Plan, on the Effective Date the preference actions commenced by the Creditors’ Committee will be dismissed.
     I.      Termination of DIP Credit Agreement
     In connection with their preparations for the filing of the Reorganization Cases, the Debtors determined that they would need to obtain debtor in possession financing to ensure sufficient liquidity to meet their ongoing operating needs. On June 27, 2001, the Debtors obtained preliminary Bankruptcy Court approval for borrowings of up to $150 million under the DIP Credit Agreement. On July 31, 2001, pursuant to the Final DIP Order, the Debtors obtained final Bankruptcy Court approval for borrowings of up to $350 million under the DIP Credit Agreement, up to $100 million of which may be used for letters of credit. Since that time, however, the Debtors did not borrow any funds under the DIP Credit Agreement, and, in January 2003, they reduced the DIP Credit Agreement to $100 million to save the estates various commitment and other fees payable under the facility. As a result of the Debtors’ lack of anticipated borrowing needs and their strong cash position, the Debtors, in May of 2003, decided to obtain a letter of credit facility (the “LC Facility”) with LaSalle Bank, N.A. to replace the DIP Credit Agreement. The LC Facility, which expires April 30, 2006, lowered the cost of satisfying the Debtors’ letter of credit needs and overall financing costs and removed various restrictive operating covenants that were present in the DIP Credit Agreement. The Bankruptcy Court approved the Debtors’ motion to terminate the DIP Credit Agreement and enter into the LC Facility on June 4, 2003. The LC Facility permits the Debtors to meet their letter of credit needs at a fraction of the DIP Credit Agreement’s cost, while not containing any covenants or technical events of default.
     On March 21, 2005, the Debtors filed a motion for authority to amend the LC Facility and to replace certain prepetition letters of credit issued under the Five Year Agreement with postpetition letters of credit issued under the LC Facility and to extend the maturity of the LC Facility to 2008. The Bankruptcy Court granted this motion by order dated April 15, 2005. By the amendment, the Debtors replaced approximately $36 million of letters of credit issued under the Five Year Agreement with letters of credit issued under the LC facility and increased the size of the LC Facility from $100 million to $175 million.

     J.       The Debtors’ Acquisitions
     As part of their efforts to strengthen their businesses, the Debtors are receptive to, and actively search for, opportunities to acquire existing businesses within their industries. During the Reorganization Cases, most of the Debtors’ acquisitions were distribution businesses that sold products manufactured by other USG Companies or their competitors. After commencement of the Reorganization Cases, the Debtors sought and received Bankruptcy Court approval of certain procedures (the “Acquisition Procedures”) to complete acquisitions of existing businesses of a limited size. In addition, on a few occasions, the Debtors sought and received Bankruptcy Court approval to complete acquisitions of existing businesses whose size exceeded the limits established by the Acquisition Procedures. During the Reorganization Cases, the Debtors have completed several acquisitions.
     K.      Litigation Involving the Center for Claim Resolution
          1.      The CCR and Safeco Bond Litigation
     In January 2001, U.S. Gypsum obtained a performance bond from Safeco in the amount of $60.3 million to secure certain obligations of U.S. Gypsum for extended payout settlements of personal injury cases and other obligations owed by U.S. Gypsum to the CCR. The bond is secured by an irrevocable letter of credit obtained by USG in the amount of $60.3 million and issued by JPMorgan Chase Bank to Safeco. After the commencement of the Reorganization Cases, by a letter dated November 16, 2001, the CCR made a demand to Safeco for payment of $15.7 million under the bond, and, by a letter dated December 28, 2001, the CCR made a demand to Safeco for payment of approximately $127 million under the bond. The amounts for which the CCR made demand were for the payment of, among other things, settlements of personal injury cases that were entered into prior to the Petition Date. The total amount demanded by the CCR under the bond, approximately $143 million, exceeds the original penal sum of the bond, which is $60.3 million. Safeco has not made any payment under the bond.
     On November 30, 2001, USG and U.S. Gypsum filed an adversary complaint in the Reorganization Cases to, among other things, enjoin the CCR from drawing on the bond and enjoin Safeco from paying on the bond during the pendency of the Reorganization Cases. This adversary proceeding is pending in the Bankruptcy Court and is captioned USG Corporation and United States Gypsum Company v. Center for Claims Resolution, Inc. and Safeco Insurance Company of America, Case No. 01-08932. On or about January 28, 2002, the District Court withdrew the reference as to the adversary proceeding and consolidated the adversary proceeding with similar adversary proceedings brought by Federal-Mogul Corp., et al., and Armstrong World Industries, Inc., et al., in their bankruptcy proceedings.
     The parties filed cross-motions for summary judgment in the consolidated proceedings. On March 28, 2003, in response to the cross-motions for summary judgment, the District Court issued an order and memorandum opinion that granted in part and denied in part the CCR’s motion for summary judgment. Although the District Court ruled that Safeco is not required to remit any surety bond proceeds to the CCR at this time, the court stated that certain settlements that were completed before U.S. Gypsum’s Petition Date likely are covered by the surety bond but that the bond does not cover settlement payments that were not yet completed as of the Petition Date. The District Court did not rule on whether the bond covers other disputed obligations and reserved these issues to a subsequent phase of the litigation. On April 7, 2003, the CCR moved the District Court to vacate the District Court’s ruling on the ground that the court erred by including in its ruling the adjudication of whether settlements not consummated prior to the Petition Date are binding on U.S. Gypsum. According to the CCR, that issue properly should have been considered at a subsequent stage in the adversary proceeding, after further discovery. The CCR also contended that the District Court was wrong on the merits of the issue. On May 16, 2003, the District Court issued an opinion denying in part and granting in part the CCR’s motion to vacate and permitting the CCR to present further arguments on whether the performance bond covers sums under certain settlement agreements with asbestos personal injury claimants. The District Court vacated its opinion only to the extent it could be read as holding that Pennsylvania law governed all of the settlements and did not vacate the portion of the opinion holding that settlements must have been consummated prior to the Petition Date in order to be binding on U.S. Gypsum’s estate and due under the bond. On July 1, 2005, the District Court entered an order referring the adversary proceeding back to the Bankruptcy Court.
     If the CCR prevails in the bond litigation, the CCR alleges that the CCR will be entitled to draw on the bond in an amount potentially up to $60.3 million (the amount of the bond at issue) to pay some portion of the claims of the CCR and the CCR Members. In such an event, the issuer of the bond, Safeco, likely would draw on an irrevocable letter of credit issued by JPMorgan Chase securing the bond, which in turn will cause the amount outstanding under the Credit Facilities to be paid as a Class 3 Claim to be increased by the amount drawn, potentially up to $60.3 million. Pursuant to the Plan, the CCR bond litigation would be resolved in the bankruptcy proceedings.
          2.       CCR Claims Litigation
     Prior to the general Bar Date, the CCR filed a proof of Claim against U.S. Gypsum in an amount in excess of $104 million. The CCR Members also filed proofs of Claim against U.S. Gypsum in the amount of approximately $100 million each. The CCR and the CCR Members generally sought reimbursement or contribution from U.S. Gypsum for settlement payments that the CCR or the CCR Members allege they may have to make to asbestos personal injury plaintiffs on behalf of U.S. Gypsum. On April 11, 2005, the Debtors filed an omnibus Claims objection in the Bankruptcy Court seeking to disallow the proofs of Claim filed against U.S. Gypsum by the CCR and the CCR Members. The Debtors sought the disallowance of each of the CCR’s and the CCR Members’ proofs of Claim on the basis that, among other things, most of such Claims related to settlements not consummated as of the Petition Date or were Claims for contribution or reimbursement disallowed pursuant to section 502(e)(1)(B) of the Bankruptcy Code. On July 5, 2005, the CCR filed a response to the omnibus Claims objection, and on July 6, 2005, the CCR Members filed a response to the omnibus Claims objection and a joinder in the CCR’s response. The omnibus Claims objection is currently pending in the Bankruptcy Court.
     If the CCR and the CCR Members are successful in defending against the omnibus Claims objection and having their Claims classified as Class 6 General Unsecured Claims, then there would be an increase in the estimated aggregate dollar value of Class 6 General Unsecured Claims. The CCR and the CCR Members contend that the amount of the increase could be in excess of $80 million to $100 million, a contention which the Debtors dispute.
     L.      Asbestos Property Damage Claims Litigation
     As described above, the Bankruptcy Court established a Bar Date of January 15, 2003, by which all entities with asbestos property damage Claims or any other types of Claims (except asbestos personal injury Claims or Claims derivative thereof) must have filed their Claims against the Debtors in the Reorganization Cases. The Debtors mailed and published notice of the Bar Date to potential asbestos property damage claimants as well as other claimants affected by the Bar Date.
     As of the Bar Date, approximately 1,400 asbestos property damage claims were filed against the Debtors, representing more than 2,000 buildings. In contrast, as of the Petition Date, U.S. Gypsum was a defendant in 11 asbestos property damage lawsuits. Certain of the proof of claim forms filed as of the Bar Date purported to file Claims on behalf of two classes of claimants that were the subject of prepetition class actions. One of these claim forms was filed on behalf of a class of colleges and universities that was certified for certain purposes in a prepetition lawsuit filed in federal court in South Carolina. Many of the putative members of this class, however, also filed individual claim forms. Four of the claim forms were filed by a claimant allegedly on behalf of putative members of certified and uncertified classes in connection with a prepetition lawsuit pending in South Carolina state court. The Debtors also received an additional 85 asbestos property damage claims after the Bar Date.
     The Debtors assert that most of the Asbestos Property Damage Claims filed did not provide any evidence that the Debtors’ products were ever installed in any of the buildings at issue. Approximately 500 of the Asbestos Property Damage Claims filed by the Bar Date asserted a specific dollar amount of damages, and the total damages alleged in those claims was approximately $1.6 billion. This amount, however, reflected numerous duplicate claims filed against multiple Debtors. Approximately 900 Claims did not specify a damage amount. Counsel for the Asbestos Property Damage Committee stated in a court hearing that the Asbestos Property Damage Committee believed that the amount of the Asbestos Property Damage Claims Filed in the Reorganization Cases could reach $1 billion.
     The Debtors believe that they have substantial defenses to the Asbestos Property Damage Claims, including the lack of evidence that the Debtors’ asbestos-containing products were ever installed in the buildings at issue, the failure to file the claims within the applicable statutes of limitation or repose, and the lack of evidence that the claimants have any injury or damages.
     In 2004, the Debtors, pursuant to an order entered by the Bankruptcy Court, began issuing written notices to claimants that failed to provide evidence that any of the Debtors’ asbestos-containing products were ever installed in the buildings at issue. The Debtors issued these deficiency notices with regard to more than 1,600 buildings and began filing objections to claims that did not provide product identification information. To date, in response to these objections, the Bankruptcy Court has disallowed more than 400 Asbestos Property Damage Claims for failure to provide sufficient product identification evidence. In addition, approximately 130 Asbestos Property Damage Claims have been withdrawn.
     At present, approximately 775 Asbestos Property Damage Claims remain pending. The Debtors have filed motions and objections challenging hundreds of additional claims, including five purported “class” claims. To the extent that they are not able to resolve the remaining claims, they will continue to file objections to such claims in the Bankruptcy Court.
     The Plan provides that all remaining Asbestos Property Damage Claims timely filed in the Reorganization Cases will either be resolved in these bankruptcy proceedings or other forum, where appropriate.
     M. Proceedings in District Court Before Judge Alfred Wolin
     On November 27, 2001, Chief Judge Edward Becker of the Third Circuit Court of Appeals appointed United States District Judge Alfred Wolin to oversee five asbestos related bankruptcy cases, including those filed by the Debtors. Soon after his appointment, Judge Wolin entered various orders and took various actions effectively referring the bankruptcy cases back to the Bankruptcy Court except with respect to asbestos personal injury matters.
     In June 2002, the Debtors filed the Motion of Debtors for Entry of a Case Management Order for Substantive Estimation Hearings regarding the Debtors’ asbestos personal injury liabilities (the “Estimation Motion”). In that motion, the Debtors requested that Judge Wolin undertake estimation by addressing substantive liability issues. The Debtors requested that the District Court hear evidence and make rulings regarding the characteristics of valid asbestos personal injury claims against the Debtors. From these rulings, the District Court would then estimate the Debtors’ liability for present and future Claims.
     In late July 2002, the Asbestos Personal Injury Committee filed its brief in opposition to the Debtors’ estimation proposal and requested that Judge Wolin conduct estimation based on the Debtors’ settlement history data. Other constituencies filed briefs with the District Court indicating their views on the estimation protocol that should be adopted by the court.
     In late August 2002, the Debtors also filed their Motion For a Declaration With Respect to Voting Rights of Certain Putative “Claimants” (the “Voting Rights Motion”). In the Voting Rights Motion, the Debtors sought an order declaring — for voting purposes only and not for purposes of evaluating potential recoveries from a trust — that persons seeking to vote on a plan of reorganization in these cases be required to satisfy objective evidence demonstrating physical impairment. In an order dated September 5, 2002, Judge Wolin stayed proceedings relating to that motion.
     On October 17, 2002, Judge Wolin held hearings on the parties’ estimation motions. Then, on February 19, 2003, Judge Wolin entered an order setting forth a procedure for a bar date and estimating U.S. Gypsum’s liability for asbestos personal injury claims alleging cancer. The order provided that a bar date (as yet undetermined) would be established for claims by all persons who could certify a diagnosis of primary cancer caused by asbestos exposure based on a medical report of a board-certified physician. The February 19 order specified the information that claimants would need to provide in their proof of claim form. The order further provided that after this bar date passed and the filed claims have been processed, Judge Wolin would then hold an estimation hearing under section 502(c) of the Bankruptcy Code at which the Debtors would be permitted to assert their substantive defenses to these claims. The February 19 order also contemplated that after the estimation of the

Debtors’ liability for current and future cancer claims, the District Court would determine whether the Debtors’ liability for these claims exceeds the Debtors’ assets.
     In response to the February 19 order, the Debtors made numerous submissions to Judge Wolin to assist in implementation of the order and in conducting substantive estimation hearings consistent with the order. As of the fall 2003, Judge Wolin had not entered an order implementing the February 19, 2003 cancer Claims bar date process.
     In October 2003, certain creditors in the Owens Corning bankruptcy case brought a motion to disqualify Judge Wolin from that case. The motion alleged that Judge Wolin should recuse himself because he had used advisors in the case who have a conflict of interest and were not neutral. On November 21, 2003, the Debtors and the Creditors’ Committee in the Reorganization Cases filed amicus briefs in the Third Circuit Court of Appeals in support of the motion for recusal of the Owens Corning creditors and also filed separate motions for recusal in the Reorganization Cases. The motions of the Debtors and the Creditors’ Committee alleged that Judge Wolin should recuse himself because he relied on conflicted advisors and had numerous ex parte communications with the parties and with his advisors regarding substantive issues in this case.
     On May 17, 2004, the Third Circuit issued an opinion and order and a writ of mandamus directing Judge Wolin to recuse himself from presiding over these Reorganization Cases and directing that these cases be reassigned to another District Court judge.
     N.      Mediation of the Reorganization Cases
     While the parties waited for the Third Circuit to appoint a new District Court judge, on May 26, 2004 the Bankruptcy Court entered an order directing the parties to enter into non-binding mediation relating to the Debtors’ asbestos personal injury liability, the potential terms of a plan of reorganization, and any related issues. By that same order, the Bankruptcy Court appointed David Geronemus as mediator. The Debtors, the Creditors’ Committee, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee and the Asbestos Personal Injury Futures Representative provided Mr. Geronemus with extensive documents and pleadings and met with him as a group on two separate occasions in September 2004. Despite these efforts, the parties could not reach a resolution of the Reorganization Cases.
     O.       Appointment of District Court Judge Joy Flowers Conti
     In September 2004, the Third Circuit Court of Appeals assigned District Court Judge Joy Flowers Conti of the United States District Court for the Western District of Pennsylvania to replace Judge Wolin in the Reorganization Cases. Shortly after her appointment, Judge Conti entered an order stating that she would hear all matters relating to estimation of the Debtors’ liability for Asbestos Personal Injury Claims. Judge Conti’s order provided further that all other matters would be heard by Judge Fitzgerald in the Bankruptcy Court. This order made clear that the reference had been withdrawn with respect to personal injury matters and the Voting Rights Motion.
     P.       Pending Bankruptcy Court Asbestos Litigation
          1.       Substantive Consolidation Litigation
     In addition to the amount of the Debtors’ asbestos personal injury liabilities, another key issue to be addressed in the Reorganization Cases has been whether the assets of all of the Debtors should be available to pay the asbestos liabilities of U.S. Gypsum. In the fourth quarter of 2004, the Debtors other than U.S. Gypsum filed a complaint for declaratory relief (the “Declaratory Relief Action”) in the Bankruptcy Court requesting a ruling that the assets of the Debtors other than U.S. Gypsum are not available to satisfy the asbestos liabilities of U.S. Gypsum. The Creditors’ Committee and the Equity Committee joined the Debtors in this action. In opposition, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Futures Representative and the Asbestos Property Damage Committee filed counterclaims asserting that the assets of all the Debtors should be available to satisfy the asbestos liabilities of U.S. Gypsum under various asserted legal grounds, including successor liability, piercing the corporate veil and substantive consolidation. The Asbestos Personal Injury Committee, the Asbestos Personal Injury Futures Representative and the Asbestos Property Damage Committee also asserted claims seeking a declaratory judgment that L&W Supply has direct liability for Asbestos Personal Injury Claims on the asserted grounds that L&W Supply distributed asbestos-containing products and assumed the liabilities of other distributors that distributed such products.
     During mid to late 2005, the Debtors were actively engaged in a discovery process with respect to the Declaratory Relief Action and had established a web site through which discovery documents would be available for review. On September 19, 2005, the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative filed motions to dismiss the Declaratory Relief Action. The Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative contended that they were not proper parties to the action and could not bind individual claimants, present or future, who are not before the court. The Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative also contended that there should not be any resolution of whether the Debtors other than U.S. Gypsum were responsible for its asbestos liabilities until it has been determined that U.S. Gypsum’s asbestos liabilities are greater than its enterprise value. The Debtors, the Creditors’ Committee and the Equity Committee opposed the dismissal of the Declaratory Relief Action. The Bankruptcy Court had not ruled on the motion to dismiss at the time of execution of the Asbestos Agreement.
          2.      A.P. Green Issues
     The Asbestos Personal Injury Committee, the Asbestos Personal Injury Futures Representative and the Asbestos Property Damage Committee also have asserted in a counterclaim in the Declaratory Relief Action that the Debtors are liable for claims arising from the sale of asbestos-containing products by A.P. Green Refractories Co. and its successors.
     A.P. Green Refractories Co. manufactured and sold refractory products for industrial companies such as steel manufacturers, shipbuilders and refineries. Some of these products were asbestos-containing until the 1970s. A.P. Green Refractories Co. was acquired by merger into U.S. Gypsum on December 29, 1967. On the next business day after the merger, January 2, 1968, U.S. Gypsum conveyed A.P. Green Refractories Co.’s assets and liabilities to a newly formed Delaware corporation and wholly owned subsidiary of U.S. Gypsum, also called A.P. Green Refractories Co. A.P. Green Refractories Co. was operated as a wholly owned subsidiary of U.S. Gypsum until 1985, at which time A.P. Green Refractories Co. became a wholly owned subsidiary of USG. In 1988, A.P. Green Refractories Co. became a publicly traded company when its shares were distributed to the stockholders of USG.
     At the time A.P. Green Refractories Co. was acquired by U.S. Gypsum and thereafter, A.P. Green Refractories Co. also had subsidiaries that manufactured or installed asbestos-containing products. These subsidiaries included Bigelow-Liptak Corporation (now known as “A.P. Green Services”) and E.J. Bartells Company, both of which were refractory and insulation contracting companies.
     In February 2002, A.P. Green Refractories Co. (n/k/a A.P. Green Industries, Inc.) as well as its parent company, Global Industrial Technologies, Inc., and other affiliates filed voluntary petitions for reorganization through which A.P. Green Refractories Co. and its affiliates seek to resolve their asbestos liabilities through creation and funding of a section 524(g) trust. The A.P. Green reorganization proceeding is pending in the United States Bankruptcy Court for the Western District of Pennsylvania and is captioned In re: Global Industrial Technologies, Inc. (Case No. 02-21626).
     In September 2005, the debtors in the A.P. Green reorganization proceeding filed a proposed plan of reorganization which, if approved, would resolve the asbestos liabilities of the debtors in that proceeding by channeling those asbestos liabilities to a trust created under section 524(g) of the Bankruptcy Code. The plan documents specifically exclude U.S. Gypsum from the protection of the proposed channeling injunction. The proposed plan of reorganization in the A.P. Green proceedings has not been confirmed. A confirmation hearing is scheduled for June 5, 2006. The A.P. Green plan documents state that the trust that will address asbestos claims against A.P. Green will be funded with approximately $334 million in insurance proceeds and 21 percent of the stock of a corporate affiliate of A.P. Green. The plan documents state that, as of A.P. Green’s petition date, approximately 235,757 asbestos-related claims were pending against it and approximately 58,899 such claims were pending against an affiliate. Prior to its petition date, A.P. Green had resolved approximately 203,000 asbestos-related claims for approximately $448 million in indemnity costs. In addition, A.P. Green had resolved approximately 49,500 asbestos-related claims in the aggregate amount of $491 million, which were unpaid as of the petition date. (These 49,500 claims are included in the 235,757 pending claims referenced above.)
     The A.P. Green plan documents do not provide an estimate of the amount of A.P. Green’s present or future asbestos liabilities and do not indicate the percentage of recovery that A.P. Green asbestos claimants will receive from the trust established pursuant to the plan. Based upon the plan documents filed in the A.P. Green reorganization proceeding, however, it appears that the assets in the trust established to pay A.P. Green asbestos claims will not be sufficient to pay in full the presumed liability for present and future asbestos claims against A.P. Green.
     The Plan, if confirmed, will channel all Asbestos Personal Injury Claims asserted against Debtors on account of or relating to A.P. Green Refractories Co., A.P. Green Industries, Inc. or any of their affiliates or predecessors, to the extent such predecessors are listed in Exhibit I.A.1 to the Plan, to the Asbestos Personal Injury Trust, and those claims will be paid pursuant to the Asbestos Personal Injury Trust Distribution Procedures.
     Q.       Pending District Court Litigation
     After the assignment of Judge Conti to the Reorganization Cases, the Debtors renewed their request that the District Court conduct estimation hearings to determine the amount of the Debtors’ asbestos personal injury liability. The Debtors argued that the District Court should consider evidence of the merit of claims in estimation and should not attribute significant, or any value, to claims lacking merit. The Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative argued that estimation of the Debtors’ asbestos personal injury liability should be based, in part, on extrapolation from the Debtors’ settlement history.
     In a series of rulings beginning in June 2005, Judge Conti held that the evidence relating to either parties’ proposed method for estimation could be gathered through discovery and considered by the court. Judge Conti also approved the use and content of a claimant questionnaire that the Debtors served upon a sample of 2000 current personal injury claimants in October 2005.
     In August 2005, the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative served a set of requests for production of documents upon the Debtors. At the time the parties reached a settlement in the Reorganization Cases, the Debtors were in the process of responding to these requests, and had prepared to produce approximately a million pages of documents. The Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative had also served, and the Debtors had responded to, one set of special interrogatories. Pursuant to the Asbestos Agreement, on January 30, 2006, the parties jointly filed a motion seeking a stay of the estimation litigation and proceedings on the Voting Rights Motion. Pursuant to an order dated February 15, 2006, the District Court stayed indefinitely the estimation litigation and the proceedings on the Voting Rights Motion for all parties other than the Asbestos Property Damage Committee, which the District Court authorized to take discovery in connection with the litigation and the proceedings. The parties also agreed that, notwithstanding the stay of the proceedings, within 30 days after any termination of the Asbestos Agreement, the current personal injury claimants will complete the claimants’ questionnaires and deliver them to the Debtors.
     R.       Asbestos Personal Injury Legislation
     On April 19, 2005, Senator Arlen Specter, R-Pa., introduced in the United States Senate the FAIR Act of 2005. The FAIR Act of 2005 is co-sponsored by 17 Republican Senators and three Democratic Senators. The Act was referred to the Senate Committee on the Judiciary and was approved by the committee on May 27, 2005, with 13 senators voting in favor of the bill and five voting against it. Several senators on the committee who voted in favor of the bill stated, however, that additional changes must be made to the Act in order for them to vote in favor of passage of the bill by the full Senate. On February 14, 2006, the United States Senate, by a vote of 58-41, upheld a technical “budget point of order,” stopping, at least temporarily, consideration of the FAIR Act of 2005. The FAIR Act of 2005 has not been approved by the full Senate, has not been considered by the House of Representatives, is not law and may not become law.

     The FAIR Act of 2005 approved by the Senate Judiciary Committee is intended to establish a nationally administered trust fund to compensate asbestos personal injury claimants. In the Act’s current form, companies that have made past payments for asbestos personal injury claims would be required to contribute amounts on a periodic basis to a national trust fund that would pay the claims of qualifying asbestos personal injury claimants. The nationally administered trust fund would be the exclusive remedy for asbestos personal injury claims, and such claims could not be brought in state or federal court as long as such claims are being compensated under the national trust fund. A copy of the FAIR Act of 2005 as introduced is available at http://thomas.loc.gov (type in “S. 852” in the search field).
     In the Act’s current form, the amounts to be paid to the national trust fund are based on an allocation methodology set forth in the Act. In addition to the annual payments required under the allocation methodology, defendant participants may be subject to surcharges under certain circumstances, including but not limited to a failure of the scheduled contributions to meet the defendant participants’ guaranteed annual funding requirements under the Act. The amounts that participants, including the Debtors, would be required to pay are not dischargeable in a bankruptcy proceeding. In addition, the Act, in its current form, requires affected companies currently in chapter 11, including the Debtors, to make their first payment to the national trust fund not later than 60 days after enactment of the FAIR Act of 2005, notwithstanding the fact that the companies are still in chapter 11 proceedings. The Act also provides, among other things, that if it is determined that the money in the trust fund is not sufficient to compensate eligible claimants, the claimants and defendants (including current chapter 11 debtors) would return to the court system to resolve claims not paid by the national trust fund.
     Pursuant to the Plan, the amount that the Debtors would be required to pay into the Asbestos Personal Injury Trust would be contingent upon whether the FAIR Act (which is defined to include any substantially similar legislation to the FAIR Act of 2005) is enacted by Congress and made law on a date specified in the Plan. Whether such legislation is enacted is extremely speculative. The Plan provides that the Asbestos Personal Injury Trust would be funded by the Debtors on the Effective Date by payment of $890 million in cash; issuance of an interest-bearing promissory note in the principal amount of $10 million payable on December 31, 2006; and issuance of a contingent payment note in the amount of $3.05 billion. The Contingent Payment Note would be payable to the Asbestos Personal Injury Trust depending upon whether the FAIR Act is enacted and made law by the Trigger Date. With certain exceptions outlined below, the Debtors’ obligations under the Contingent Payment Note would be canceled if the FAIR Act is enacted and made law by the Trigger Date. If the FAIR Act is not enacted and made law by the Trigger Date, or is enacted and made law but is subject to a constitutional challenge as of 60 days after the Trigger Date and the FAIR Act is held to be unconstitutional on the basis set forth in the Asbestos Agreement, the Debtors would be obligated to make payments under the Contingent Payment Note to the Asbestos Personal Injury Trust as follows: $1.9 billion of the Contingent Payment Note would be payable within 30 days after the Trigger Date, and the remaining $1.15 billion of the Contingent Payment Note would be payable within 180 days after the Trigger Date. Interest would accrue on the $1.15 billion payment beginning 30 days after the Trigger Date.
     The Asbestos Agreement and the Plan also address the Debtors’ obligations under the Contingent Payment Note if the FAIR Act is enacted by the Trigger Date but is subject to a Challenge Proceeding. If there is a Challenge Proceeding within 60 days of enactment, the Debtors would be obligated to pay the Contingent Payment Note if the Challenge Proceeding results in a Final Order that the FAIR Act is (i) unconstitutional in its entirety or (ii) unconstitutional insofar as it applies to debtors in chapter 11 cases whose plans of reorganization had not yet been confirmed and become substantially consummated as of February 1, 2006, so that such debtors will not be subject to the FAIR Act. If a Challenge Proceeding is resolved by a Final Order in any manner other than as described in the preceding sentence, then the Contingent Payment Note, including the right of the Asbestos Personal Injury Trust to own stock of one of the Debtors, would be canceled.
     The outcome of the legislative process is inherently speculative, and it cannot be known whether the FAIR Act will ever be enacted and made law or, if enacted and made law, what the terms of the final legislation might be.
     S.       Resolution of the Reorganization Cases
     In the midst of extensive litigation with respect to the amount of the Debtors’ asbestos personal injury liability, the Debtors and the Asbestos Personal Injury Committee met to determine whether they could reach a consensual resolution of the Reorganization Cases. These discussions took place in the context of uncertainty as to whether Congress would pass the FAIR Act and the parties’ realization that, in the absence of legislation and even after 4-1/2 years in chapter 11, they faced a contentious and uncertain litigation process with respect to the Debtors’ asbestos personal injury liability that might last several more years.
     In late January 2006 the Debtors reached the Asbestos Agreement with the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative to resolve all Asbestos Personal Injury Claims and to cooperate in the confirmation of a plan of reorganization. The Asbestos Agreement provides that it will be implemented through the Plan, which incorporates the terms of the agreement. In addition, the Asbestos Agreement provides that USG will use its reasonable best efforts to have the Effective Date of the Plan occur on or before July 1, 2006, and, unless otherwise agreed in writing by the parties, the agreement terminates if, among other things, the Effective Date has not occurred on or before August 1, 2006. For a description of the terms of the Asbestos Agreement that have been incorporated into the Plan, see Article I.
     T.       Rights Offering
     To fund a portion of the amounts required to be paid under the Plan, USG expects to raise gross proceeds of $1.8 billion in new equity funding through the Rights Offering to USG’s stockholders. Under the Rights Offering, for each share of common stock outstanding on the record date of the Rights Offering (which has not yet been set), the stockholder as of that date will receive a right to purchase one new USG common share at a price of $40.00. If all stockholders exercise their rights, the percentage ownership of each stockholder in USG will remain unchanged following the Rights Offering. The rights are expected to be freely transferable during the offering period in which they are outstanding. That period has not yet been fixed, but is expected to be at least 20 days beginning at or about the Effective Date.
     In connection with the Rights Offering, USG entered into an equity commitment agreement dated January 30, 2006, as amended by Amendment No. 1 dated February 23, 2006 (as it may be further amended or modified, the “Equity Commitment Agreement”), with the New Investor, USG’s largest shareholder with approximately 15 percent of USG’s shares and the Chairman of the Equity Committee, whereby the New Investor committed to exercise all rights distributed to it in the Rights Offering and purchase from USG, at the same purchase price, all of the shares of common stock offered pursuant to the Rights Offering that are not issued pursuant to the exercise of rights by other stockholders, up to a total of $1.8 billion. After the announcement of the execution of the Equity Commitment Agreement with the New Investor, USG discussed alternative proposals with other potential backstop purchasers. USG received executed definitive proposals from two of these alternative backstop purchasers. In response to one of these proposals, which incorporated a structure similar to the Equity Commitment Agreement with the New Investor, the New Investor agreed to lower its commitment fee from $100 million to $67 million. The Bankruptcy Court held a hearing on February 23, 2006 regarding the Debtors’ motion to approve the Equity Commitment Agreement with the New Investor and considered the terms of the alternative proposals. At the conclusion of the hearing, the Bankruptcy Court entered an order dated February 23, 2006 approving the Equity Commitment Agreement with the New Investor.
     Pursuant to the terms of the Equity Commitment Agreement, the New Investor deposited over $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the agreement. Amounts remaining in the escrow after payment to USG pursuant to the exercise by the New Investor of its rights and rights not exercised by other stockholders would be returned to the New Investor following the expiration of the Rights Offering. As consideration for the commitment, USG made a one-time, non-refundable payment of $67 million to the New Investor. Unless extended by USG, the New Investor’s backstop commitment will expire if the Rights Offering has not been concluded prior to September 30, 2006. If the Rights Offering is not concluded by September 30, 2006, USG may extend the obligations of the New Investor under the backstop commitment until November 14, 2006 in specified circumstances, including the payment of an additional $6.7 million fee.
     In connection with the Equity Commitment Agreement, USG and the New Investor entered into a shareholder’s agreement, dated January 30, 2006, whereby the New Investor agreed, among other things, that for a period of seven years following completion of the Rights Offering, except in limited circumstances, it would not acquire beneficial ownership of USG voting securities if, after giving effect to the acquisition, the New Investor would own more than forty percent of USG voting securities (or such higher percentage of voting securities that the New Investor would own after making any purchases required under the Equity Commitment Agreement described above). The New Investor further agreed that, during such seven-year period, it would not solicit proxies with respect to USG securities or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless such proposal or offer is requested by USG’s Board of Directors, or is made to USG’s Board of Directors confidentially, is approved by a majority of the voting power of USG voting securities not owned by the New Investor and is determined by USG’s Board of Directors to be fair to the stockholders. The shareholder’s agreement also provides that, with certain exceptions, any new shares of common stock acquired by the New Investor in excess of those owned on the date of the agreement (and shares distributed on those shares, including in the Rights Offering) will be voted proportionally with all voting shares.
     The parties also entered into a registration rights agreement whereby USG granted the New Investor registration rights with respect to its shares of USG common stock.
     As a result of, and immediately following, the Rights Offering, USG intends, pursuant to the terms of outstanding options, to adjust the number of shares underlying the outstanding options and the related exercise prices to reflect the Rights Offering. The adjustment will be made in a manner that equitably preserves the existing spread of the option, without resulting in an increase in the aggregate exercise price of the option. In addition, as a result of the Rights Offering, USG intends to equitably adjust the number of deferred stock units held by members of USG’s Board of Directors pursuant to the USG Corporation Stock Compensation Program for Non-Employee Directors.
     The Rights Offering is not expected to commence prior to the Effective Date of the Plan. The record date for the issuance of the rights has not been established and will be disclosed in a press release expected to be issued in the second quarter of 2006.
VI.      SECURITIES TO BE ISSUED PURSUANT TO THE PLAN
     A.       The Note
     On the Effective Date, the Debtors will issue the Note to the Asbestos Personal Injury Trust in the principal amount of $10 million that will bear annual interest at an interest rate equal to the 90-day LIBOR in effect as of the Effective Date plus forty basis points, which interest shall accrue from the Effective Date until maturity. The Note shall be payable on December 31, 2006. The Reorganized Debtors shall grant the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specific contingencies. Upon any such default, the Asbestos Personal Injury Trust shall have the right to foreclose on the Reorganized USG stock that secures the Note, and the Asbestos Personal Injury Trust shall be entitled only to such stock or its proceeds to the extent necessary to satisfy the principal amount of the Note, and any interest, fees or other charges due thereunder. Each of the Reorganized Debtors shall be a co-obligor under the Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder. The Note will be substantially in the form of Exhibit I.A.94 to the Plan.
     B.       The Contingent Payment Note
     On the Effective Date, the Debtors will provide the Contingent Payment Note in the amount of $3.05 billion to the Asbestos Personal Injury Trust. The Contingent Payment Note will be payable in the event that the FAIR Act has not been enacted and made law on or before the Trigger Date, subject to certain conditions discussed in Section V.R. If the Debtors are required to satisfy the Contingent Payment Note, they will be required to make a principal payment thereunder in the amount of $1.9 billion within 30 days of the Trigger Date (or 30 days after the FAIR Act is found unconstitutional if subject to a Challenge Proceeding). A second payment of $1.15 billion would be due within 180 days after the Trigger Date (or 180 days after the FAIR Act is found unconstitutional if subject to a Challenge Proceeding). The Contingent Payment Note will bear annual interest at a fixed rate equivalent to the rate of the 90-day LIBOR in effect as of the Trigger Date plus 40 basis points, which interest shall accrue from 30 days after the Trigger Date until the Contingent Payment Note is paid in full. In addition, the Reorganized Debtors shall grant to the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specified contingencies, to secure the payment of the Contingent Payment Note, as set forth therein. Each of the Reorganized Debtors shall be a co-obligor under the Contingent Payment Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder. The Contingent Payment Note will be substantially in the form(s) of Exhibit I.A.43 to the Plan.
C.	Securities to Be Issued to Senior Management
     Pursuant to Section IV.C.3 of the Plan, as of the Effective Date, the Reorganized Debtors will have authority, as determined by Reorganized USG’s Board of Directors, to, among other things, enter into and implement the Management Incentive Plan and the Long Term Incentive Plan.
1.	Description of the Management Incentive Plan
     The USG Board of Directors adopted, subject to stockholder approval, the Management Incentive Plan, providing for cash bonus awards to USG officers in substantially the form presented. USG intends to seek approval of the Management Incentive Plan at its 2006 annual meeting of stockholders currently scheduled to be held on May 10, 2006. The purpose of the plan is to attract and retain USG officers and to provide them with incentives for superior performance. The management incentive plan will be administered by the compensation and organization committee of the board of directors or any other committee appointed by the board to administer the plan. The committee has full power and authority to interpret and administer the plan and has the exclusive right to establish management objectives and the amount of the incentive bonuses payable upon achievement of such objectives.
     Participation in the Management Incentive Plan will be limited to “eligible executives,” which are defined to be USG’s officers. Other USG employees will also be eligible to receive annual incentive awards pursuant to a separate bonus program approved by the compensation and organization committee that will not have some of the restrictions contained in this plan applicable to officers. An eligible executive’s right to receive a bonus under the Management Incentive Plan depends on achievement of certain specified performance goals, referred to as management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual eligible executive or of a subsidiary, division, department or function. The management objectives are limited to specified levels of or relative peer company performance in any one or more of the following objectives, or any combination thereof, as determined by the Committee in its sole discretion: adjusted net earnings, cash flow (including free cash flow), cost of capital, cost reduction, customer service, debt reduction, earnings and earnings growth (including earnings per share and earning before taxes and earnings before interest and taxes), economic value added, gross profit, inventory management, market share, market value added, net income, operating profit and operating income, productivity improvement, profit after taxes, project execution, quality, recruitment and development of associates, reduction of fixed costs, return on assets and return on net assets, return on equity, return on invested capital, sales and sales growth, successful start-up of new facility, successful acquisition/divestiture, total shareholder return and improvement of shareholder return, unit volume, unit cost, pricing and working capital.
     The Management Incentive Plan provides that, not later than the 90th day of each fiscal year, the compensation and organization committee will establish the management objective or objectives for each eligible executive and the amount of the incentive bonus payable (or the formula for determining such amount) upon maximum achievement of the specified management objective or objectives. The committee may further specify in respect of the specified management objective or objectives a minimum acceptable level of achievement below which no incentive bonus payment will be made and will set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of maximum achievement of the specified management objective or objectives. As soon as practicable after the end of each fiscal year, the committee will determine whether the management objective or objectives have been achieved and the amount of the incentive bonus to be paid to each eligible executive for such fiscal year and certify such determinations in writing. In no event will an incentive bonus paid to an eligible executive under the management incentive plan exceed $4.0 million for a year.
2.	Description of the Long-Term Incentive Plan
     The USG Board of Directors adopted, subject to stockholder approval, the Long-Term Incentive Plan, providing for the grant of options, restricted stock and other equity-linked awards to employees in substantially the form presented. USG intends to seek approval of the Long-Term Incentive Plan at its 2006 annual meeting of stockholders currently scheduled to be held on May 10, 2006. Options and other rights outstanding under USG’s prior plans continue to remain outstanding pursuant to those plans, but no new awards may be made under those plans. The Long-Term Incentive Plan affords USG’s Board, acting though its compensation and organization committee, the ability to design compensatory awards that are responsive to USG’s needs, and includes authorization for a variety of awards designed to advance USG’s interests and long-term success by encouraging stock ownership among officers and other employees. Subject to adjustment as provided in the plan, the number of common shares that may be issued or transferred under the plan will not exceed 4,100,000 common shares. Shares covered by an award granted under the plan will not be counted as used unless and until they are actually issued and delivered to a participant. Without limiting the generality of the foregoing, (a) the number of common shares available will be adjusted to account for shares relating to awards that expire, are forfeited, terminated or canceled without the issuance of common shares and to awards settled in cash in lieu of common shares, (b) if the option price of any option right, or the tax withholding requirements with respect to any award granted under the plan are satisfied by tendering shares to USG, the tendered shares will again be available for grant under the plan and (c) if an appreciation right is exercised and settled in common shares, the difference between the total shares exercised and the net shares delivered will again be available for grant under the plan, with the result being that only the number of common shares issued upon exercise of an appreciation right are counted against the common shares available under the plan.
     The Long-Term Incentive Plan limits the aggregate number stock options and appreciation rights that may be granted to any one participant in a calendar year to 600,000, and the aggregate number of shares of restricted stock and restricted stock units subject to the achievement of management objectives, performance shares and shares underlying other equity-based awards of the plan that may be granted to any one participant in a calendar year to 300,000. And, under the plan, no participant will receive performance units in any calendar year having a value at the date of grant in excess of $10 million. Further, the plan limits the aggregate number of common shares that may be issued or transferred by USG upon the exercise of incentive stock options to 4,100,000 common shares. The limits contained in the plan are subject to certain adjustments as provided in the plan in the event of stock splits, stock dividends, the issuance of rights and certain other events.
     The Long-Term Incentive Plan will be administered by the compensation and organization committee. The committee is authorized to interpret the plan and related agreements and other documents. The committee may amend the plan from time to time without further approval by USG’s stockholders, except where the amendment (a) would materially increase the benefits accruing to participants under the plan, (b) would materially increase the number of securities which may be issued under the plan, (c) would materially modify the requirements for participation in the plan or (d) must otherwise be approved by the shareholders in order to comply with applicable legal requirements or the requirements of the principal national securities exchange upon which the common shares are traded or quoted. No grant will be made under the plan more than ten years after the Effective Date.
     The Long-Term Incentive Plan provides for the granting of dividend equivalents, option rights, appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, USG’s common shares or factors that may influence the value of its common shares. Awards granted under the plan will be upon such terms as may be approved by the compensation and organization committee and set forth in an evidence of award. An evidence of award will contain such terms and provisions, consistent with the plan, as the committee may approve, including provisions for the acceleration of vesting or satisfaction of other requirements upon the occurrence of certain events including change in control events. Stock options and appreciation rights will not be granted with an exercise price or base price, as the case may be, less than the market value per share. No option right or appreciation right may be exercisable more than ten years from the date of grant.
     The Long-Term Incentive Plan contemplates that the compensation and organization committee will establish management objectives for purposes of performance shares and performance units. When so determined, option rights, appreciation rights, restricted stock, restricted stock units, other awards under the plan or dividend credits may also specify management objectives that must be achieved as a condition to exercising such rights in the case of options and appreciation rights and to result in termination or early termination of the restrictions applicable to such shares in the case of restricted stock and restricted stock units. Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, department, region or function. Management objectives applicable to any award to a participant who is, or is determined by the committee likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, will be limited to specified levels of or peer company performance in any one or more, or any combination, of the criteria described above under the description of the Management Incentive Plan, as determined by the committee in its sole discretion.
D.	New Debt Financing
     The Debtors expect to raise about $1.0 billion of debt financing in the second half of 2006 if they are required to make the payments under the Contingent Payment Note. Terms of this financing have not yet been determined.
VII. RISK FACTORS
     Prior to voting on the Plan, holders of Asbestos Personal Injury Claims in Class 7, as well as entities in non-voting Classes, should consider carefully the risk factors described below, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. See Articles XII and XIII for a discussion of tax and securities laws considerations. In addition, USG’s most recent Annual Report on Form 10-K, which is attached hereto as Exhibit VIII, should be consulted for general risk factors relating to the Debtors and their businesses.
A.	Plan Confirmation in the Bankruptcy Court
     There is no guarantee that that the Plan will be confirmed. If the Plan, or a substantially similar plan, is not confirmed, the Debtors will remain in chapter 11, the amount of the Debtors’ present and future asbestos personal injury liabilities will be unresolved and the terms and timing of any plan of reorganization ultimately confirmed in the Reorganization Cases and the treatment of Claims and Interest will be unknown.
B.	The Effective Date May Not Occur
     The Plan provides that there are several conditions precedent to the occurrence of the Effective Date. There is no guarantee as to the timing of the Effective Date. Additionally, if the conditions precedent to the Effective Date are not satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order. In that event, the Plan would be deemed null and void and the Debtors may propose or solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.
C.	The Amount That Each Holder of an Asbestos Personal Injury Claim Will Receive From the Asbestos Personal Injury Trust On Account of Its Claim is Uncertain
     Under the Plan, all Asbestos Personal Injury Claims will be determined and paid by the Asbestos Personal Injury Trust pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. The Asbestos Personal Injury Trust Distribution Procedures provide that each holder of an eligible Asbestos Personal Injury Claim will receive a certain percentage of the liquidated value of the Claim. To ensure that all Asbestos Personal Injury Claims that may presently exist or may arise in the future receive fair, equitable and substantially similar treatment, the Asbestos Personal Injury Trust Distribution Procedures allow for the payment percentage to be adjusted, either upwards or downwards, in the event that there are material changes in the estimates of the Asbestos Personal Injury Trust’s total assets and liabilities. Because the Asbestos Personal Injury Trust’s total assets and liabilities are difficult to estimate with any certainty, no assurances can be made that the payment percentage for liquidated Asbestos Personal Injury Claims will not be adjusted downward pursuant to the Asbestos Personal Injury Distribution Procedures.

VIII. REORGANIZED USG
A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided in the Plan (and subject to the Restructuring Transaction provisions of Section IV.B of the Plan), each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in the Plan, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Final Fee Applications) without application to the Bankruptcy Court.
B.	Restructuring Transactions
1.	Restructuring Transactions Generally
     On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan. Such Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.
2.	Obligations of Any Successor Corporation in a Restructuring Transaction
     The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

C.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action
1.	Certificates of Incorporation and By-Laws of the Reorganized Debtors
     As of the Effective Date, the certificates of incorporation and the by-laws (or comparable constituent documents) of Reorganized USG and the Reorganized Subsidiary Debtors will be substantially in the forms of Exhibits IV.C.1.a and IV.C.1.b to the Plan, respectively, with such changes as may be necessary to conform to the applicable law of the state of incorporation. The initial certificates of incorporation and by-laws or similar constituent documents of each Reorganized Debtor, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date or the effective time of any applicable Restructuring Transaction, each such Entity may amend and restate its certificates of incorporation or by-laws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents.
2.	Directors and Officers of the Reorganized Debtors
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial board of directors and the officers of each of the Reorganized Debtors will consist of the directors and the officers of such Debtor immediately prior to the Effective Date. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of the respective Reorganized Debtor and state law.
3.	Director and Executive Compensation
     A schedule of the annual compensation to be paid to persons serving as executives, officers and directors as of the Effective Date will be set forth on Exhibit IV.C.2 to the Plan, which exhibit will be Filed with the Bankruptcy Court no later than 10 days before the Voting Deadline.
4.	New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs
     As of the Effective Date, the Reorganized Debtors shall have authority, as determined by Reorganized USG’s board of directors, to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c) enter into and implement the Long Term Incentive Plan and the Management Incentive Plan.
5.	Corporate Action
     Pursuant to section 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state, the following (which will occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or any other person or entity: the Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; the Distribution of cash pursuant to the Plan; the issuance and Distribution of the Note and the Contingent Payment Note pursuant to the Plan; the entry into and performance under the Rights Offering Documents; the performance under the New Investor Documents; the issuance and sale of Additional Common Stock pursuant to the Rights Offering; the filing of the Registration Statement; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Long Term Incentive Plan and the Management Incentive Plan; and other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.
D.	Continuation of Certain Employee, Retiree and Workers’ Compensation Benefits
1.	Employee Benefits
     From and after the Effective Date, the Reorganized Debtors intend to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, including: (a) medical, dental, life, travel accident and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay and long-term disability insurance; (c) vacation and holiday pay; (d) bonus and severance programs; (e) tuition assistance policies; and (f) qualified deferred compensation plans.
2.	Retiree Benefits
     From and after the Effective Date, the Reorganized Debtors shall be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.
3.	Workers’ Compensation Benefits
     From and after the Effective Date, the Reorganized Debtors, in their sole discretion, may continue to pay valid Claims arising before the Petition Date under the Debtors’ workers’ compensation programs.
E.	Special Provisions Regarding Insured Claims and Insurance Policies
1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims
     Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in Section IV.J.1 of the Plan shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Entity may hold against any other Entity, including the Debtors’ insurance carriers.
2.	Reinstatement and Continuation of Insurance Policies
     From and after the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan.
3.	Insurance Neutrality
     Notwithstanding anything to the contrary in the Plan or the Confirmation Order, nothing in the Plan or the Confirmation Order (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing the insurers’ legal, equitable or contractual rights, if any, in respect of any Claims. The rights of insurers shall be determined under the relevant insurance policies or insurance settlements, as applicable, and under applicable law.
     Nothing in the Plan, including the injunction and release provisions of Sections IV.H.3, IX.A and IX.B of the Plan, or in the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall preclude any Entity from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement. Nothing in the Plan or the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall be deemed to waive any claims, defenses, rights or causes of action that any Entity has or may have under the provisions, terms, conditions, defenses or exclusions contained in such insurance policy or insurance settlement agreements, including any and all such claims, defenses, rights or causes of action based upon or arising out of Asbestos Personal Injury Claims that are liquidated, resolved, discharged, channeled or paid in connection with the Plan.
F.	Effectuating the Rights Offering
     As of the Confirmation Date, the Debtors may enter into and effectuate any Rights Offering Documents, if applicable, perform under the New Investor Documents and take any actions appropriate or necessary to consummate the Rights Offering.
G.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
     The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following shall not be subject to any stamp tax or similar tax: (i) the issuance, transfer or exchange of the Additional Common Stock, the Note or the Contingent Payment Note; (ii) the creation of any mortgage, deed of trust, lien or other security interest; (iii) the making or assignment of any lease or sublease; (iv) any Restructuring Transaction; or (v) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.
IX.	ASBESTOS TRUST DISTRIBUTION PROCEDURES
A.	Asbestos Personal Injury Trust Distribution Procedures
1.	Asbestos Personal Injury Trust Goals
     The Asbestos Personal Injury Trustees will implement and administer the Asbestos Personal Injury Trust Distribution Procedures, which are attached to the Plan as Exhibit I.A.19. The Asbestos Personal Injury Trust Distribution Procedures have been adopted after negotiations between the Asbestos Personal Injury Futures Representative and the Asbestos Personal Injury Committee and with the consultation of the Debtors. The goal of the Asbestos Personal Injury Trust is to treat all claimants similarly and equitably. The Asbestos Personal Injury Trust Distribution Procedures further that goal by setting forth procedures for processing and paying the Debtors’ several shares of the unpaid portion of the liquidated value of Asbestos Personal Injury Claims generally on an impartial, first-in, first-out (“FIFO”) basis, with the intention of paying all claimants over time as equivalent a share as possible of the value of their Claims based on historical values for substantially similar claims in the tort system. To this end, the Asbestos Personal Injury Trust Distribution Procedures establish a schedule of eight asbestos-related diseases (“Disease Levels”), seven of which have presumptive medical and exposure requirements (“Medical/Exposure Criteria”) and specific liquidated values (“Scheduled Values”), and five of which have anticipated average values (“Average Values”) and caps on their liquidated values (“Maximum Values”). The Disease Levels, Medical/Exposure Criteria, Scheduled Values, Average Values and Maximum Values have all been selected and derived with the intention of achieving a fair allocation of the Asbestos Personal Injury Trust funds as among claimants suffering from different disease processes in light of the best available information and taking into consideration the Debtors’ and A.P. Green’s histories of settling claims and the rights claimants would have in the tort system absent the Reorganization Cases. A claimant may not assert more than one Claim against the Asbestos

Personal Injury Trust.
2.	Disease Levels, Scheduled Values and Medical/Exposure Criteria
     The eight Disease Levels covered by the Asbestos Personal Injury Trust Distribution Procedures together with the Medical/Exposure Criteria for each and the Scheduled Values for the seven Disease Levels eligible for expedited review under the Asbestos Personal Injury Trust Distribution Procedures (“Expedited Review”) under the terms of the Asbestos Personal Injury Trust Distribution Procedures, are set forth below. Evidentiary requirements for both medical diagnoses and exposure are set forth below in Section IX.A.19. These Disease Levels, Scheduled Values and Medical/Exposure Criteria shall apply to all PI Trust Voting Claims (as defined in the Asbestos Personal Injury Trust Distribution Procedures) filed with the Asbestos Personal Injury Trust (except Pre-Petition Liquidated Claims (as defined in the Asbestos Personal Injury Trust Distribution Procedures)) on or before the date six months after the date that the Asbestos Personal Injury Trust first makes available the Claim forms and other Claims materials required to file a Claim with the Asbestos Personal Injury Trust (the “Initial Claims Filing Date”) for which a claimant elects the expedited review process described in the Asbestos Personal Injury Trust Distribution Procedures (the “Expedited Review Process”). Thereafter, for purposes of administering the Expedited Review Process (and with the consent of the Asbestos Personal Injury Trust Advisory Committee (the “Asbestos Personal Injury TAC”) and the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Trustees may (a) add to, change or eliminate Disease Levels, Scheduled Values or Medical/Exposure Criteria, (b) develop subcategories of Disease Levels, Scheduled Values or Medical/Exposure Criteria or (c) determine that a novel or exceptional Asbestos Personal Injury Claim is compensable even though it does not meet the Medical/Exposure Criteria for any of the then current Disease Levels.

Disease Level	Scheduled Value	Medical/Exposure Criteria
Mesothelioma (Level VIII)	$155,000	(a) Diagnosis[1] of mesothelioma; and (b) USG/A.P. Green Exposure (as defined in the Asbestos Personal Injury Distribution Procedures).

Lung Cancer 1 (Level VII)	$45,000	(a) Diagnosis of a primary lung cancer plus evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease,[2] (b) six months USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), (c) Significant Occupational Exposure (as defined in the Asbestos Personal Injury Trust Distribution Procedures) to asbestos and (d) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the lung cancer in question.

Lung Cancer 2 (Level VI)	None	(a) Diagnosis of a primary lung cancer; (b) USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green) and (c) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the lung cancer in question.

		Lung Cancer 2 (Level VI) claims are claims that do not meet the more stringent medical and/or exposure requirements of Lung Cancer (Level VII) claims. All claims in this Disease Level shall be individually evaluated. The estimated likely average of the individual evaluation awards for this category is $15,000, with such awards capped at $35,000, unless the claim qualifies for Extraordinary Claim (as defined below) treatment.

		Level VI claims that show no evidence of either an underlying Bilateral Asbestos-Related Non-malignant Disease or Significant Occupational Exposure may be individually evaluated, although it is not expected that such claims shall be treated as having any significant value, especially if the claimant is also a smoker.[3] In any event, no presumption of validity shall be available for any

Disease Level	Scheduled Value	Medical/Exposure Criteria
		claims in this category

Other Cancer (Level V)	$15,000	(a) Diagnosis of a primary colo-rectal, laryngeal, esophageal, pharyngeal or stomach cancer, plus evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease, (b) six months USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), (c) Significant Occupational Exposure to asbestos and (d) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the other cancer in question.

Severe Asbestosis (Level IV)	$30,000	(a) Diagnosis of asbestosis with ILO of 2/1 (i.e., 2/1 on the International Labour Organization scale) or greater, or asbestosis determined by pathological evidence of asbestos, plus (i) TLC (i.e., total lung capacity) less than 65 percent or (ii) FVC (i.e., forced vital capacity) less than 65 percent and FEV1/FVC ratio (i.e., ratio of forced expiratory volume in the first second of forced expiration to FVC) greater than 65 percent, (b) six months USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), (c) Significant Occupational Exposure to asbestos and (d) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/Pleural Disease (Level III)	$8,300	(a) Diagnosis of Bilateral Asbestos-Related Nonmalignant Disease, plus (i) TLC less than 80 percent or (ii) FVC less than 80 percent and FEV1/FVC ratio greater than or equal to 65 percent and (b) six months USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), (c) Significant Occupational Exposure to asbestos and (d) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/Pleural Disease (Level II)	$2,625	(a) Diagnosis of a Bilateral Asbestos-Related Nonmalignant Disease and (b) six months USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green) and (c) five years cumulative occupational exposure to asbestos.

Other Asbestos Disease (Level I - Cash Discount Payment)	$400	(a) Diagnosis of a Bilateral Asbestos-Related Nonmalignant Disease or an asbestos-related malignancy other than mesothelioma and (b) USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green).

1	The requirements for a diagnosis of an asbestos-related disease that may be compensated are set forth in the Asbestos Personal Injury Trust Distribution Procedures.

2	Evidence of “ Bilateral Asbestos-Related Nonmalignant Disease,” for purposes of meeting the criteria for establishing Disease Level I, II, III, V and VII, is described in the Asbestos Personal Injury Trust Distribution Procedures as either (a) a chest X-ray read by a qualified B reader of 1/0 or higher on the ILO (i.e., International Labour Organization) scale or (b) (i) a chest X-ray read by a qualified B reader or other Qualified Physician, (ii) a CT scan read by a Qualified Physician, or (iii) pathology, in each case showing bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification. Solely for claims filed against the Debtors or another asbestos defendant in the tort system prior to the Petition Date, if an ILO reading is not available, either (A) a chest X-ray or a CT scan read by a Qualified Physician or (B) pathology, in each case showing bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening or bilateral pleural calcification consistent with, or compatible with, a diagnosis of asbestos-related disease will be evidence of Bilateral Asbestos-Related Nonmalignant Disease for purposes of meeting the presumptive medical requirements of Disease Level I, II, III, V or VII. Pathological proof of asbestosis may be based on the pathological grading system for asbestosis described in the Special Issue of the Archives of Pathology and Laboratory Medicine, “Asbestos-associated Diseases,” Vol. 106, No. 11, App. 3 (October 8, 1982). “Qualified Physician” is defined in the Asbestos Personal Injury Trust Distribution Procedures.

3	There is no distinction between non-smokers and smokers for either Lung Cancer (Level VII) or Lung Cancer (Level VI), although a claimant who meets the more stringent requirements of Lung Cancer (Level VII) (i.e., evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease plus Significant Occupational Exposure) and who is also a non-smoker may wish to have his or her Claim individually evaluated by the Asbestos Personal Injury Trust. In such case, absent circumstances that would otherwise reduce the value of the Claim, it is anticipated that the liquidated value of the Claim might well exceed the $45,000 Scheduled Value for Lung Cancer 1 (Level VII) shown above. For purposes of the Asbestos Personal Injury Trust Distribution Procedures, “non-smoker” means a claimant who either (a) never smoked or (b) has not smoked during any portion of the 12 years immediately prior to the diagnosis of the lung cancer.

3.	Claims Liquidation Procedures
     Asbestos Personal Injury Claims will be processed based on their place on in a FIFO processing queue (the “Asbestos FIFO Processing Queue”) to be established pursuant to the Asbestos Personal Injury Trust Distribution Procedures. The Asbestos Personal Injury Trust will take all reasonable steps to resolve Asbestos Personal Injury Claims as efficiently and expeditiously as possible at each stage of Claims processing and arbitration, which steps may include conducting settlement discussions with claimants’ representatives with respect to more than one Claim at a time, provided that the claimants’ respective positions in the Asbestos FIFO Processing Queue are maintained and each Claim is individually evaluated pursuant to the valuation factors set forth in the Asbestos Personal Injury Trust Distribution Procedures. The Asbestos Personal Injury Trust will also make every effort to resolve each year at least that number of Asbestos Personal Injury Claims required to exhaust the maximum annual payment (“Maximum Annual Payment”) and the maximum available payment (“Maximum Available Payment”) for Category A Claims (as defined below) and Category B Claims (as defined below) under the Asbestos Personal Injury Trust Distribution Procedures.
     The Asbestos Personal Injury Trust will liquidate all Asbestos Personal Injury Claims, except Foreign Claims (as defined in the Asbestos Personal Injury Trust Distribution Procedures), that meet the presumptive Medical/Exposure Criteria of Disease Level I (Other Asbestos Disease — Cash Discount Payment), Disease Level II (Asbestosis/Pleural Disease), Disease Level III (Asbestosis/Pleural Disease), Disease Level IV (Severe Asbestosis), Disease Level V (Other Cancer), Disease Level VII (Lung Cancer 1) and Disease Level VIII (Mesothelioma) under the Expedited Review Process. A holder of an Asbestos Personal Injury Claim qualifying for treatment under Asbestos Disease Level IV, V, VI, VII or VIII may alternatively seek to establish a liquidated value for the Claim that is greater than its Scheduled Value by electing the process for individual review under the Asbestos Personal Injury Distribution Procedures (“Individual Review”). However, the liquidated value of an Asbestos Personal Injury Claim that undergoes Individual Review for valuation purposes may be determined to be less than its Scheduled Value and, in any event, will not exceed the Maximum Value for the relevant Disease Level, unless the Claim qualifies as an Extraordinary Claim (as defined below), in which case its liquidated value cannot exceed the Maximum Value specified in that provision of the Asbestos Personal Injury Trust Distribution Procedures for such Claims. Claims qualifying for treatment under Disease Level VI (Lung Cancer 2) and all Foreign Claims may be liquidated only pursuant to Individual Review.
     All unresolved disputes over a claimant’s medical condition, exposure history and/or the liquidated value of the Claim will be subject to mandatory pro bono evaluation and mediation and then to binding or non-binding arbitration at the election of the claimant, under procedures that are provided in Attachment A to the Asbestos Personal Injury Trust Distribution Procedures. Asbestos Personal Injury Claims that are the subject of a dispute with the Asbestos Personal Injury Trust that cannot be resolved by non-binding arbitration may enter the tort system. However, if and when the holder of such a Claim obtains a judgment in the tort system, the judgment will be payable subject to the applicable payment percentage under the Asbestos Personal Injury Trust Distribution Procedures (“Payment Percentage”), the Maximum Available Payment and the claims payment ratio under the Asbestos Personal Injury Trust Distribution Procedures (the “Claims Payment Ratio”).
4.	Payment Percentage
     After the liquidated value of any Asbestos Personal Injury Claim other than a Claim qualifying for treatment under Disease Level I is determined pursuant to the process for Expedited Review, pursuant to the process for Individual Review, by arbitration or by litigation in the tort system as set forth in Asbestos Personal Injury Trust Distribution Procedures, the holder of such Claim will ultimately receive a pro rata share of that value based on the Payment Percentage. The Payment Percentage will also apply to all Pre-Petition Liquidated Claims (as defined below).
     The initial Payment Percentage has been set at 45 percent. The initial Payment Percentage has been calculated on the assumption that the average values under the Asbestos Personal Injury Trust Distribution Procedures (“Average Values”) will be achieved with respect to existing present Claims and projected future Claims involving Disease Levels IV, V, VI, VII, and VIII.
     The Payment Percentage may thereafter be adjusted upwards or downwards from time to time by the

Asbestos Personal Injury Trustees with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative to reflect then-current estimates of the Asbestos Personal Injury Trust’s assets and its liabilities, as well as the then-estimated value of pending and future Claims. If the Payment Percentage is increased over time, holders of Claims which were liquidated and paid in prior periods under the Asbestos Personal Injury Trust Distribution Procedures will receive additional payments only as provided in Section 4.3 of the Asbestos Personal Injury Trust Distribution Procedures. Because there is uncertainty in the prediction of both the number and severity of future Asbestos Personal Injury Claims and the amount of the Asbestos Personal Injury Trust’s assets, no guarantee can be made of any Payment Percentage of an Asbestos Personal Injury Claim’s liquidated value.
5.	Maximum Annual Payment and Maximum Available Payment
     The Asbestos Personal Injury Trust will estimate or model the amount of cash flow anticipated to be necessary over its entire life to ensure that funds will be available to treat all present and future holders of Asbestos Personal Injury Claims as similarly as possible. In each year the Asbestos Personal Injury Trust will be empowered to pay out all of the income earned during the year (net of taxes payable with respect thereto), together with a portion of its principal, calculated so that the application of Asbestos Personal Injury Trust funds over its life will correspond with the needs created by the estimated initial backlog of claims and the estimated anticipated future flow of Claims (i.e., the Maximum Annual Payment), taking into account the Payment Percentage provisions of the Asbestos Personal Injury Trust Distribution Procedures. The Asbestos Personal Injury Trust’s distributions to all claimants for that year will not exceed the Maximum Annual Payment determined for that year.
     For the period from the Effective Date to the earlier of (a) the Trigger Date if the FAIR Act is not enacted and made law on or before the Trigger Date and (b) if the FAIR Act is enacted and made law on or before the Trigger Date and a Challenge Proceeding is commenced, the date a Final Order is entered resolving the Challenge Proceeding, the Maximum Annual Payment will not exceed $90 million.
     In distributing the Maximum Annual Payment, the Asbestos Personal Injury Trust will first allocate the amount in question to (a) outstanding Pre-Petition Liquidated Claims, (b) Asbestos Personal Injury Claims involving Disease Level I (Cash Discount Payment) that have been liquidated by the Asbestos Personal Injury Trust and (c) any Claims (i) based upon a diagnosis dated prior to January 30, 2006 and (ii) subsequently filed with the Asbestos Personal Injury Trust within one year following the date the Asbestos Personal Injury Trust first accepts for processing the proof of claim forms and other materials required to file a claim with the Asbestos Personal Injury Trust (subject to certain exceptions as detailed in the Asbestos Personal Injury Trust Distribution Procedures), which are liquidated by the Asbestos Personal Injury Trust (the “Existing Claims”). Should the Maximum Annual Payment be insufficient to pay all such claims in full, they shall be paid in proportion to the aggregate value of each such group of Claims and the available funds allocated to each group shall be paid to the maximum extent to claimants in the particular group based on their place in their respective FIFO payment queue (the “FIFO Payment Queue”). Claims in any group for which there are insufficient funds shall be carried over to the next year and placed at the head of their FIFO Payment Queue. Any remaining portion of the Maximum Annual Payment (i.e., the Maximum Available Payment) will then be allocated and used to satisfy all other liquidated Asbestos Personal Injury Claims, subject to the Claims Payment Ratio. Claims in the groups described in subparagraphs (a), (b) and (c) above, will not be subject to the Claims Payment Ratio.
6.	Claims Payment Ratio
     Based upon the Debtors’ and A.P. Green’s claims settlement histories and analysis of present and future Claims, a Claims Payment Ratio has been determined which, as of the Effective Date, has been set at 85 percent for Asbestos Personal Injury Claims qualifying for treatment under Asbestos Disease Level IV — VIII (“Category A Claims”) and at 15 percent for Asbestos Personal Injury Claims qualifying for treatment under Asbestos Disease Level II or III (“Category B Claims”). In each year, after the determination of the Maximum Available Payment, 85 percent of that amount will be available to pay Category A Claims and 15 percent will be available to pay Category B Claims that have been liquidated since the Petition Date, except for Claims that are not subject to the Claims Payment Ratio as described above. If there are excess funds in either or both Categories in any year, the excess funds shall be rolled over and shall remain dedicated to the respective Category to which they were originally allocated.

     The 85 percent/15 percent Claims Payment Ratio and its rollover provision will be continued absent circumstances, such as a significant change in law or medicine, necessitating amendment to avoid a manifest injustice. However, the accumulation, rollover and subsequent delay of claims resulting from the application of the Claims Payment Ratio shall not, in and of itself, constitute such circumstances. In addition, an increase in the number of Category B Claims beyond those predicted or expected shall not be considered a factor in deciding whether to reduce the percentage allocated to Category A Claims.
     No amendment to the Claims Payment Ratio to reduce the percentage allocated to Category A Claims may be made without the unanimous consent of the Asbestos Personal Injury TAC members and the consent of the Asbestos Personal Injury Futures Representative. The percentage allocated to Category A Claims may be increased at any time after the first anniversary of the date the Asbestos Personal Injury Trust first accepts for processing proof of claim forms and other materials required to file a claim with the Asbestos Personal Injury Trust, with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative. The Asbestos Personal Injury Trustees, with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative, may offer the option of a reduced Payment Percentage to holders of either Category A Claims or Category B Claims in return for more prompt payment.
7.	Indirect PI Trust Claims
     Indirect PI Trust Claims asserted against the Asbestos Personal Injury Trust based upon theories of contribution or indemnification under applicable law will be treated as presumptively valid and paid by the Asbestos Personal Injury Trust subject to the applicable Payment Percentage and the requirements and procedures set forth in the Asbestos Personal Injury Trust Distribution Procedures. Indirect PI Trust Claims that have not been disallowed, discharged or otherwise resolved by prior order of the Bankruptcy Court will be processed in accordance with procedures to be developed and implemented by the Asbestos Personal Injury Trustees, which procedures (a) will determine the validity, allowability and enforceability of such Claims and (b) will otherwise provide the same liquidation and payment procedures and rights to the holders of such Claims as the Asbestos Personal Injury Trust would have afforded the holders of the underlying valid Asbestos Personal Injury Claims.
8.	Ordering of Claims
     The Asbestos Personal Injury Trust will order Asbestos Personal Injury Claims that are sufficiently complete to be reviewed for processing purposes on a FIFO basis (i.e., by reference to a claimants’ position in the FIFO Processing Queue) except as otherwise provided in the Asbestos Personal Injury Trust Distribution Procedures. For all Claims filed on or before the Initial Claims Filing Date, a claimant’s position in the Asbestos FIFO Processing Queue will be determined as of the earliest of (a) the date prior to Petition Date that the specific Claim was either filed against the Debtors or A.P. Green in the tort system or was actually submitted to the Debtors or A.P. Green pursuant to an administrative settlement agreement, if any, (b) the date before the Petition Date that a Claim was filed against another asbestos defendant in the tort system if at the time the Claim was subject to a tolling agreement with the Debtors or A.P. Green, (c) the date after the Petition Date but before the Initial Claims Filing Date that the Claim was filed against another asbestos defendant in the tort system, (d) the date after the Petition Date but before the January 30, 2006 that a proof of Claim was filed against the Debtors in the Reorganization Cases or (e) the date a Ballot was submitted on behalf of the claimant in the Reorganization Cases for purposes of voting on the Plan in accordance with the voting procedures approved by the Bankruptcy Court.
     Following the Initial Claims Filing Date, the claimant’s position in the FIFO Processing Queue will be determined by the date the Claim is filed with the Asbestos Personal Injury Trust. If any Claims are filed on the same date, the claimant’s position in the FIFO Processing Queue will be determined by the date of the diagnosis of the claimant’s asbestos-related disease. If any Claims are filed and diagnosed on the same date, the claimant’s position in the FIFO Processing Queue will be determined by the date of the claimant’s birth, with older claimants given priority over younger claimants.
9.	Payment of Claims
     Asbestos Personal Injury Claims that have been liquidated pursuant to the process for Expedited Review, pursuant to the process for Individual Review, by arbitration or by litigation in the tort system will be paid in FIFO order based on the date their liquidation became final, all such payments being subject to the applicable Payment Percentage, the Maximum Available Payment and the Claims Payment Ratio, except as otherwise provided in the Asbestos Personal Injury Trust Distribution Procedures.
10.	Resolution of Pre-Petition Liquidated Claims
     As soon as practicable after the Effective Date, the Asbestos Personal Injury Trust will, upon submission by the claimant of the appropriate documentation, pay all Asbestos Personal Injury Claims that were liquidated by (a) a binding settlement agreement for the particular Claim entered into prior to the Petition Date that is judicially enforceable by the claimant, (b) a jury verdict or non-final judgment in the tort system obtained prior to the Petition Date or (c) by a judgment that became final and non-appealable prior to the Petition Date (collectively, “Pre-Petition Liquidated Claims”). In order to receive payment from the Asbestos Personal Injury Trust, the holder of a Pre-Petition Liquidated Claim must submit all documentation necessary to demonstrate to the Asbestos Personal Injury Trust that the Claim was liquidated in the manner described in the preceding sentence, which documentation will include (A) a court authenticated copy of the jury verdict, a non-final judgment or a final judgment if applicable and (B) the name, social security number and date of birth of the claimant and the name and address of the claimant’s lawyer.
     The liquidated value of a Pre-Petition Liquidated Claim will be the Debtors’ share of the unpaid portion of the amount agreed to in the binding settlement agreement, the unpaid portion of the amount awarded by the jury verdict or non-final judgment or the unpaid portion of the amount of the final judgment, as the case may be, plus interest that has accrued on that amount in accordance with the terms of the agreement, if any, or under applicable state law for settlements or judgments as of the Petition Date; however, except as otherwise provided below, the liquidated value of a Pre-Petition Liquidated Claim will not include any punitive or exemplary damages. In the absence of a final order of the Bankruptcy Court determining whether a settlement agreement is binding and judicially enforceable, a dispute between the claimant and the Asbestos Personal Injury Trust over this issue will be resolved pursuant to the same procedures in the Asbestos Personal Injury Trust Distribution Procedures that are provided for resolving the validity and/or liquidated value of an Asbestos Personal Injury Claim.
     Pre-Petition Liquidated Claims will be processed and paid in accordance with their order in a separate FIFO Processing Queue to be established by the Asbestos Personal Injury Trustees based on the date the Asbestos Personal Injury Trust received all required documentation for the particular Claim. If any Pre-Petition Liquidated Claims were both filed and liquidated on the same dates, the positions of those claimants in the FIFO Processing Queue will be determined by the claimants’ dates of birth, with older claimants given priority over younger claimants.
11.	Resolution of Unliquidated Asbestos Personal Injury Claims
     Within six months after the establishment of the Asbestos Personal Injury Trust, the Asbestos Personal Injury Trustees with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative will adopt procedures for reviewing and liquidating all unliquidated Asbestos Personal Injury Claims, which will include deadlines for processing such Claims. Such procedures will also require claimants seeking resolution of unliquidated Asbestos Personal Injury Claims to first file a proof of Claim form, together with the required supporting documentation. It is anticipated that the Asbestos Personal Injury Trust will provide an initial response to the claimant within six months of receiving the proof of Claim form.
     Upon filing of a valid proof of Claim form with the required supporting documentation, the claimant will be placed in the FIFO Processing Queue in accordance with the ordering criteria described above. See Section IX.A.8. The Asbestos Personal Injury Trust will provide the claimant with six months’ notice of the date by which it expects to reach the Claim in the FIFO Processing Queue, following which the claimant must promptly (a) advise the Asbestos Personal Injury Trust whether the Claim should be liquidated pursuant to the process for Expedited Review or, in certain circumstances, pursuant to the process for Individual Review, (b) provide the Asbestos Personal Injury Trust with any additional medical and/or exposure evidence that was not provided with the original Claim submission and (c) advise the Asbestos Personal Injury Trust of any change in the claimant’s Disease Level. If a claimant fails to respond to the Asbestos Personal Injury Trust’s notice prior to the reaching of the Claim in the FIFO Processing Queue, the Asbestos Personal Injury Trust will process and liquidate the Claim pursuant to the process for Expedited Review based upon the medical/exposure evidence previously submitted by the claimant, although the claimant will retain the right to request processing and liquidation pursuant to the process for Individual Review. See Section IX.A.3.
12.	Expedited Review Process
     The Asbestos Personal Injury Trust’s process for Expedited Review is designed primarily to provide an expeditious, efficient and inexpensive method for liquidating all Asbestos Personal Injury Claims (except those Claims qualifying for treatment under Disease Level VI and all Foreign Claims, which will be liquidated pursuant to the process for Individual Review) where the Claim can easily be verified by the Asbestos Personal Injury Trust as meeting the presumptive Medical/Exposure Criteria for the relevant Disease Level. Expedited Review thus provides claimants with a substantially less burdensome process for pursuing Asbestos Personal Injury Claims than does Individual Review. Expedited Review is also intended to provide qualifying claimants a fixed and certain claims payment.
     Claims that undergo Expedited Review and meet the presumptive Medical/Exposure Criteria for the relevant Disease Level will be paid the Scheduled Value for such Disease Level. However, except for Claims qualifying for treatment under Disease Level I, all Claims liquidated pursuant to the Expedited Review process will be subject to the applicable Payment Percentage and all such Claims other than (a) Claims qualifying for treatment under Disease Level I or (b) Existing Claims will be subject to the Maximum Available Payment and the Claims Payment Ratio. See Sections IX.A.4, IX.A.5 and IX.A.6. Claimants holding Claims that cannot be liquidated by Expedited Review because they do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may elect Individual Review.
13.	Claims Processing Under Expedited Review
     All claimants seeking liquidation of their Asbestos Personal Injury Claims pursuant to the process for Expedited Review must file the Asbestos Personal Injury Trust’s proof of Claim form. As a proof of Claim form is reached in the FIFO Processing Queue, the Asbestos Personal Injury Trust will determine whether the Claim described therein meets the Medical/Exposure Criteria for one of the seven Disease Levels eligible for Expedited Review and will advise the claimant of its determination. If a Disease Level is determined to be applicable to a Claim, the Asbestos Personal Injury Trust will tender to the claimant an offer of payment of the Scheduled Value for the relevant Disease Level multiplied by the applicable Payment Percentage, together with a form of release of the Asbestos Personal Injury Trust, the Debtors, the Debtors’ Estates and the Reorganized Debtors approved by the Asbestos Personal Injury Trust and reasonably acceptable in form and substance to the Reorganized Debtors, provided that the form of release included as Attachment B to the Asbestos Personal Injury Distribution Trust is acceptable to the Reorganized Debtors. If the claimant accepts the Scheduled Value and returns the release properly executed, the Claim will be placed in the FIFO Payment Queue, following which the Asbestos Personal Injury Trust will disburse payment subject to the limitations of the Maximum Available Payment and Claims Payment Ratio, if any.
14.	Individual Review Process
     The Asbestos Personal Injury Trust’s process for Individual Review provides a claimant with an opportunity for individual consideration and evaluation of an Asbestos Personal Injury Claim that fails to meet the presumptive Medical/Exposure Criteria for Disease Level I, II, III, IV, V, VII or VIII. In such case, the Asbestos Personal Injury Trust will either deny the Claim or, if the Asbestos Personal Injury Trust is satisfied that the claimant has presented a Claim that would be cognizable and valid in the tort system, the Asbestos Personal Injury Trust can offer the claimant a liquidated value amount up to the Scheduled Value for that Disease Level.
     Claimants holding Claims qualifying for treatment under Asbestos Disease Level IV, V, VII or VIII will also be eligible to seek Individual Review of the liquidated value of their Claims, as well as of their medical/exposure evidence. Individual Review is intended to result in payments equal to the full liquidated value for each Claim multiplied by the Payment Percentage, except that the liquidated value of any Asbestos Personal Injury Claim that undergoes Individual Review may be determined to be less than the Scheduled Value the claimant would have received under Expedited Review. Moreover, the liquidated value for a Claim qualifying for treatment under Disease Level IV, V, VI, VII or VIII will not exceed the Maximum Value for the relevant Disease Level set forth below, unless the Claim meets the requirements of an Extraordinary Claim, in which case its liquidated value cannot exceed the Maximum Value set forth in that provision of the Asbestos Personal Injury Trust Distribution Procedures for such Claims. Because the detailed examination and valuation process pursuant to Individual Review requires substantial time and effort, claimants electing to undergo the Individual Review process may be paid the liquidated value of their Asbestos Personal Injury Claims later than would have been the case had the claimant elected Expedited Review. Subject to the claims audit program provision of the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust will devote reasonable resources to the review of all Claims to ensure that there is a reasonable balance maintained in reviewing all classes of Claims
15.	Valuation Factors To Be Considered in Individual Review
     The Asbestos Personal Injury Trust will liquidate the value of each Asbestos Personal Injury Claim that undergoes Individual Review based on the historic liquidated values of other similarly situated claims in the tort system for the same Disease Level. The Asbestos Personal Injury Trust will, thus, take into consideration all of the factors that affect the severity of damages and values within the tort system, including, but not limited to credible evidence of (a) the degree to which the characteristics of a Claim differ from the presumptive Medical/Exposure Criteria for the Disease Level in question, (b) factors such as the claimant’s age, disability, employment status, disruption of household, family or recreational activities, dependencies, special damages and pain and suffering, (c) whether the claimant’s damages were (or were not) caused by asbestos exposure, including exposure to an asbestos-containing product for which the Debtors or A.P. Green have legal responsibility prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green) (e.g., alternative causes and the strength of documentation of injuries), (d) the industry of exposure, (e) settlements and verdict histories in the Claimant’s Jurisdiction (as defined in the Asbestos Personal Injury Trust Distribution Procedures) for similarly situated claims and (f) settlement and verdict histories for the claimant’s law firm experience for similarly situated Claims.
16.	Scheduled, Average and Maximum Values
     The Scheduled Values, Average Values and Maximum Values for the Disease Levels compensable under the Asbestos Personal Injury Trust Distribution Procedures are the following:

Disease Level	Scheduled Value	Average Value	Maximum Value
Level VIII (Mesothelioma)	$155,000	$225,000	$450,000

Level VII (Lung Cancer 1)	$45,000	$55,000	$100,000

Level VI (Lung Cancer 2)	None	$15,000	$35,000

Level V (Other Cancer)	$15,000	$18,000	$35,000

Level IV (Severe Asbestosis)	$30,000	$35,000	$50,000

Level III (Asbestosis/Pleural Disease)	$8,300	None	None

Level II (Asbestosis/Pleural Disease)	$2,625	None	None

Level I (Other Asbestos Disease — Cash Discount Payment)	$400	None	None
These Scheduled Values, Average Values and Maximum Values will apply to all PI Trust Voting Claims except Pre-Petition Liquidated Claims filed with the Asbestos Personal Injury Trust on or before the Initial Claims Filing Date. Thereafter, the Asbestos Personal Injury Trust, with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative, may change these valuation amounts for good cause and consistent with other restrictions on the amendment power.

17.	Extraordinary and/or Exigent Hardship Claims
     For purposes of the Asbestos Personal Injury Trust Distribution Procedures, “Extraordinary Claim” means an Asbestos Personal Injury Claim that otherwise satisfies the medical criteria for Disease Level IV, V, VI, VII or VIII and that is held by a claimant whose exposure to asbestos (a) occurred predominately as the result of working in a manufacturing facility of the Debtors or A.P. Green (prior to January 2, 1968) during a period in which the Debtors or A.P. Green (prior to January 2, 1968) was manufacturing asbestos-containing products at that facility or (b) was at least 75 percent the result of exposure to an asbestos-containing product for which the Debtors or A.P. Green (prior to January 2, 1968) have legal responsibility and there is little likelihood of a substantial recovery elsewhere. All such Extraordinary Claims will be presented for Individual Review and, if valid, will be entitled to an award of up to a Maximum Value of five times the Scheduled Value for Claims qualifying for treatment under Disease Level IV, V, VII or VIII, and five times the Average Value, for Claims qualifying for treatment under Disease Level VI, in each case multiplied by the applicable Payment Percentage.
     Any dispute as to Extraordinary Claim status will be submitted to a special “Extraordinary Claims Panel” established by the Asbestos Personal Injury Trustees with the consent of the Asbestos Personal Injury TAC and the Asbestos Personal Injury Futures Representative. All decisions of such panel will be final and not subject to any further administrative or judicial review. An Extraordinary Claim, following its liquidation, will be placed in the FIFO Payment Queue ahead of all other Asbestos Personal Injury Claims (except Pre-Petition Liquidated Claims, Claims qualifying for treatment under Disease Level I, Existing Claims and Exigent Hardship Claims (as defined below), which will be paid first in that order in such Queue, based on its date of liquidation) and will be subject to the Maximum Available Payment and Claims Payment Ratio described above unless otherwise provided above. See Sections IX.A.5 and IX.A.6.
     At any time the Asbestos Personal Injury Trust may liquidate and pay Asbestos Personal Injury Claims that qualify as Exigent Hardship Claims. Such Claims may be considered separately regardless of the order of processing that otherwise would have been under the Asbestos Personal Injury Trust Distribution Procedures. An Exigent Hardship Claim, following its liquidation, will be placed first in the FIFO Payment Queue ahead of all other liquidated Asbestos Personal Injury Claims (except Pre-Petition Liquidated Claims, Claims qualifying for treatment under Disease Level I and Existing Claims) and will be subject to the Maximum Available Payment and Asbestos Claims Payment Ratio described above unless otherwise provided above. For purposes of the Asbestos Personal Injury Trust Distribution Procedures, an “Exigent Hardship Claim” means an Asbestos Personal Injury Claim which meets the Medical/Exposure Criteria for Disease Level IV, V, VI, VII or VIII and the Asbestos Personal Injury Trust, in its sole discretion, determines (a) that the claimant needs financial assistance on an immediate basis based on the claimant’s expenses and all sources of available income and (b) that there is a causal connection between the claimant’s dire financial condition and the claimant’s asbestos-related disease.
18.	Secondary Exposure Claims
     If a claimant alleges an asbestos-related disease resulting solely from exposure to an occupationally-exposed person, such as a family member, the claimant may seek Individual Review of his or her Claim. The proof of Claim form will contain an additional section for Secondary Exposure Claims (as defined in the Asbestos Personal Injury Trust Distribution Procedures). All other liquidation and payment rights and limitations under the Asbestos Personal Injury Trust Distribution Procedures will be applicable to such Claims.
19.	Evidentiary Requirements
     Medical Evidence. All diagnoses of a Disease Level shall be accompanied by either (i) a statement by the physician providing the diagnosis that at least ten years have elapsed between the date of first exposure to asbestos or asbestos-containing products and the diagnosis or (ii) a history of the claimant’s exposure sufficient to establish a ten-year latency period. A finding by a physician after the Petition Date that a claimant’s disease is “consistent with” or “compatible with” asbestosis shall not alone be treated by the Asbestos Personal Injury Trust as a diagnosis. All diagnoses of asbestosis/pleural disease (i.e., Disease Levels II and III) not based on pathology will be presumed to be based on findings of bilateral asbestosis or pleural disease, and all diagnoses of mesothelioma (i.e., Disease Level VIII) will be presumed to be based on findings that the disease involves a malignancy; however, the Asbestos

Personal Injury Trust may refute such presumptions.
     Except for claims filed against the Debtors or any other asbestos defendant in the tort system prior to the Petition Date, all diagnoses of a non-malignant asbestos-related disease (i.e., Disease Level I, II, III or IV) will be based, in the case of a claimant who was living at the time the claim was filed, upon a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease. All living claimants must also provide (a) for Disease Levels I, II or III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (see footnote 2 under “— Disease Levels, Scheduled Values and Medical/Exposure Criteria” above), (b) for Disease Level IV, an ILO reading of 2/1 or greater or pathological evidence of asbestosis, and (c) for Disease Levels III and IV, pulmonary function testing (i.e., spirometry testing that is in material compliance with the quality criteria established by the American Thoracic Society and is performed on equipment which is in material compliance with the American Thoracic Society standards for technical quality and calibration).
     In the case of a claimant who was deceased at the time the Claim was filed, all diagnoses of a non-malignant asbestos-related disease (i.e., Disease Levels I, II, III or IV) must be based upon either (a) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease, (b) pathological evidence of the non-malignant asbestos-related disease, (c) in the case of Disease Levels I, II or III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (see footnote 2 under “— Disease Levels, Scheduled Values and Medical/Exposure Criteria” above), (d) for Disease Level IV, either an ILO reading of 2/1 or greater or pathological evidence of asbestosis, and (e) for either Disease Level III or IV, pulmonary function testing.
     All diagnoses of an asbestos-related malignancy (i.e., Disease Levels V, VI, VII or VIII) must be based upon either (a) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease or (b) a diagnosis of such a malignant Disease Level by a board-certified pathologist.
     If the holder of an Asbestos Personal Injury Claim that was filed against the Debtors or any other defendant in the tort system prior to the Petition Date has available a report of an examining physician engaged by the holder or his or her law firm who conducted a physical examination of the holder as described above, or if the holder has filed such medical evidence and/or a diagnosis of the asbestos-related disease by a physician not engaged by the holder or his or her law firm who conducted a physical examination of the holder with another asbestos-related personal injury settlement trust that requires such evidence, without regard to whether the claimant or the law firm engaged the diagnosing physician, then the holder shall provide such diagnosis to the Asbestos Personal Injury Trust notwithstanding the exception described above.
     Credibility of Medical Evidence. Before making any payment to a claimant, the Asbestos Personal Injury Trust must have reasonable confidence that the medical and exposure evidence provided in support of the Claim is credible and consistent with recognized medical standards. The Asbestos Personal Injury Trust may require the submission of X-rays, CT scans, detailed results of pulmonary function tests, laboratory tests, tissue samples, results of medical examination or reviews of other medical evidence and may also require that medical evidence submitted complies with recognized medical standards regarding equipment, testing methods and procedures to assure that such evidence is reliable. Medical evidence that is (a) of a kind shown to have been received in evidence by a state or federal judge at trial, (b) consistent with evidence submitted to the Debtors to settle for payment similar disease cases prior to the Debtors’ bankruptcy or (c) a diagnosis by a physician shown to have previously qualified as a medical expert with respect to the asbestos-related disease in question before a state or federal judge, is presumptively reliable, although the Asbestos Personal Injury Trust may seek to rebut the presumption.
     In addition, claimants who otherwise meet the requirements of the Asbestos Personal Injury Trust Distribution Procedures for payment of an Asbestos Personal Injury Claim shall be paid irrespective of the results in any litigation at any time between the claimant and any other defendant in the tort system. However, any relevant evidence submitted in a proceeding in the tort system involving another defendant, other than any findings of fact, a verdict or a judgment, may be introduced by either the claimant or the Asbestos Personal Injury Trust in any Individual Review proceeding or any Extraordinary Claim proceeding conducted by the Asbestos Personal Injury Trust.
     Exposure Evidence. To qualify for any Disease Level the claimant must demonstrate a minimum exposure to an asbestos-containing product manufactured or distributed by the Debtors or A.P. Green (prior to January 2,

1968) or to conduct for which the Debtors or A.P. Green (prior to January 2, 1968) has legal responsibility. Claims based on conspiracy theories that involve no exposure to an asbestos-containing product produced by the Debtors or A.P. Green are not compensable under the Asbestos Personal Injury Trust Distribution Procedures. To meet the presumptive exposure requirements of Expedited Review, the claimant must show (a) for all Disease Levels, USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), (b) for Asbestos/Pleural (Disease Level II), six months of USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), plus five years cumulative occupational asbestos exposure, and (c) for Asbestosis/Pleural Disease (Disease Level III), Severe Asbestosis (Disease Level IV), Other Cancer (Disease Level V) or Lung Cancer 1 (Disease Level VII), the claimant must show six months of USG/A.P. Green Exposure prior to December 31, 1982 (in the case of the Debtors) and January 2, 1968 (in the case of A.P. Green), plus Significant Occupational Exposure to asbestos. If the claimant cannot meet the relevant presumptive exposure requirements for a Disease Level eligible for Expedited Review, the claimant may seek Individual Review of his or her claim based on exposure to an asbestos-containing product or to conduct for which the Debtors or A.P. Green (prior to January 2, 1968) has legal responsibility.
     The claimant must demonstrate (a) meaningful and credible exposure prior to December 31, 1982, to asbestos or asbestos-containing products supplied, specified, manufactured, installed, maintained or repaired by the Debtors and/or any entity, including a contracting unit of the Debtors, for which the Debtors have legal responsibility or (b) meaningful and credible exposure prior to January 2, 1968 to asbestos or asbestos-containing products supplied, specified, manufactured, installed, maintained or repaired by A.P. Green and/or any entity, including an A.P. Green contracting unit, for which A.P. Green has legal responsibility. That meaningful and credible exposure evidence may be established by an affidavit or sworn statement of the claimant; by an affidavit or sworn statement of a co-worker or the affidavit or sworn statement of a family member in the case of a deceased claimant (providing the Asbestos Personal Injury Trust finds such evidence reasonably reliable); by invoices, employment, construction or similar records; or by other credible evidence. The specific exposure information required by the Asbestos Personal Injury Trust to process a claim under either Expedited or Individual Review will be set forth on the proof of Claim form to be used by the Asbestos Personal Injury Trust. The Asbestos Personal Injury Trust can also require submission of other or additional evidence of exposure when it deems such to be necessary.
20.	Second Disease (Malignancy) Claims
     Notwithstanding the provision of the Asbestos Personal Injury Trust Distribution Procedures stating that a claimant may not assert more than one Asbestos Personal Injury Claim thereunder, the holder of an Asbestos Personal Injury Claim involving a non-malignant asbestos-related disease (i.e., a Claim qualifying for treatment under Disease Level I, II, III or IV) may assert a new Asbestos Personal Injury Claim against the Asbestos Personal Injury Trust for a malignant disease (i.e., a Claim qualifying for treatment under Disease Level V, VI, VII or VIII) that is subsequently diagnosed.
21.	Punitive Damages
     Except as provided in the Asbestos Personal Injury Trust Distribution Procedures for Claims asserted under the Alabama Wrongful Death Statute, in determining the value of any liquidated or unliquidated Asbestos Personal Injury Claim, punitive or exemplary damages (i.e., any damages other than compensatory damages) will not be considered or allowed, notwithstanding their availability in the tort system.
22.	Suits in the Tort System
     If the holder of a Claim disagrees with the Asbestos Personal Injury Trust’s determination regarding the Disease Level of the Claim, the claimant’s exposure history or the liquidated value of the Claim and, if the holder has first submitted the Claim to non-binding arbitration, the holder may file a lawsuit in the Claimant’s Jurisdiction. Any such lawsuit must be filed by the claimant in her or her own right and name and not as a member or representative of a class and no such lawsuit may be consolidated with any other lawsuit. All defenses (including, with respect to the Asbestos Personal Injury Trust, all defenses which could have been asserted by the Debtors or A.P. Green) will be available to both sides at trial, except that the Asbestos Personal Injury Trust may waive any defense and/or concede any issue of fact or law. If the claimant was alive at the time the initial pre-petition complaint was filed or on the date the proof of Claim was filed with the Asbestos Personal Injury Trust, the case will be treated as a personal injury case with all personal injury damages to be considered even if the claimant has died during the pendency of the Claim.
     B. Compliance with QSF Regulations
     Reorganized USG and the Asbestos Personal Injury Trustees shall take all actions required of them as “transferor” and “administrator,” respectively, pursuant to Treasury Regulations promulgated under section 468B of the Internal Revenue Code.
X. DISTRIBUTIONS UNDER THE PLAN
     A. Payment of Administrative Claims
          1. Administrative Claims in General
     Except as specified in Section III.A.1 of the Plan, and subject to the bar date provisions in the Plan, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (a) as soon as practicable after the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.
          2. Statutory Fees
     On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court or the District Court, as applicable, shall be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.
          3. Ordinary Course Liabilities
     Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F of the Plan, shall be satisfied by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims or further approval of the Bankruptcy Court.
          4. Claims Under the DIP Letter of Credit Facility
     On the Effective Date or such later time as agreed to by the applicable Debtor and the DIP Lender, (a) any allowed Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall be paid in full by the applicable Debtor and (b) the DIP Lender shall (i) receive cancellation without draw of all outstanding letters of credit issued under the DIP Letter of Credit Facility or (ii) have such letters of credit extended, refinanced or replaced in the ordinary course of business on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cancel, extend, refinance or replace the DIP Letter of Credit Facility.

          5. Bar Dates for Administrative Claims
          a. General Bar Date Provisions
     Except as otherwise provided in Section III.A.1.e.ii of the Plan, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.
          b. Bar Dates for Certain Administrative Claims
               (1) Professional Compensation
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date or (b) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.
               (2) Ordinary Course Liabilities
     Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims relating to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F of the Plan, shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c of the Plan.
               (3) Claims Under the DIP Letter of Credit Facility
     Holders of Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims are allowed in the amount agreed upon between the Debtors and the DIP Lender and shall be satisfied pursuant to Section III.A.1.d of the Plan.
     B. Payment of Priority Tax Claims
          1. Priority Tax Claims
     Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.
          2. Other Provisions Concerning Treatment of Priority Tax Claims
     Notwithstanding the provisions of Section III.A.2.a of the Plan, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 6 Claim, and the holder (other than as the holder of a Class 6 Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.
     C. Disallowance of Reclamation Claims
     All Reclamation Claims shall be disallowed on the Effective Date, any related adversary proceedings shall be dismissed on the Effective Date and any Allowed Claims relating to the provision of goods to the Debtors prior to the Petition Date shall be treated and paid as Class 6 Claims.
     D. Obtaining Cash for Plan Distributions and Transfers of Funds Among the Debtors and Reorganized Debtors
     The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver any documents necessary or appropriate to obtain cash for funding the Plan and the Asbestos Personal Injury Trust. All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan and fund the Asbestos Personal Injury Trust will be obtained through a combination of one or more of the following: (i) the Reorganized Debtors’ and certain nondebtors’ cash balances and operations; (ii) the Rights Offering to be commenced on or shortly after the Effective Date; (iii) the proceeds of tax refunds; (iv) one or more debt offerings; or (v) any other means of financing or funding that the Debtors or the Reorganized Debtors determine is necessary or appropriate. Cash payments to be made pursuant to the Plan will be made by Reorganized USG; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized USG to satisfy the Reorganized Debtors’ obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.
     E. Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided in the Plan (including with respect to Asbestos Personal Injury Claims), Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2.a of the Plan (regarding undeliverable Distributions), Section VI.G.4 of the Plan (regarding compliance with Tax requirements) or Section VI.H of the Plan (regarding surrender of canceled instruments or securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.3 of the Plan. Any Claim that is disallowed by order of the Bankruptcy Court (or the District Court) prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distributions under the Plan.
     F. Method of Distributions to Holders of Claims
     Reorganized USG or such Third Party Disbursing Agents as Reorganized USG may employ in its sole discretion shall make all Distributions of cash, the Note, the Contingent Payment Note and other instruments or documents required under the Plan. Each Disbursing Agent shall serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan. The Debtors intend that the Indenture Trustees and the Credit Facilities Agent will serve as Third Party Disbursing Agents and will receive Distributions for the benefit of, and make Distributions to, holders of Allowed Industrial Revenue Bond Claims, Allowed Senior Note Claims and Credit Facilities Claims, as applicable.
     G. Compensation and Reimbursement for Services Related to Distributions
     Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan shall receive from Reorganized USG, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized USG and shall not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.
     H. Delivery of Distributions and Undeliverable or Unclaimed Distributions
          1. Delivery of Distributions
     Except for Asbestos Personal Injury Claims, Distributions to holders of Allowed Claims shall be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.
          2. Undeliverable Distributions Held by Disbursing Agents
          a. Holding and Investment of Undeliverable Distributions
     If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.D.2.a of the Plan until such time as a Distribution becomes deliverable. Undeliverable cash shall be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines.
          b. After Distributions Become Deliverable
     On each Quarterly Distribution Date, the applicable Disbursing Agents shall make all Distributions that become deliverable to holders of Allowed Claims (other than Asbestos Personal Injury Claims) during the preceding calendar quarter.
          c. Failure to Claim Undeliverable Distributions
     Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a Distribution was attempted to be made to such holder shall have its claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed Distributions shall become property of Reorganized USG, free of any restrictions thereon, and any such Distributions held by a Third Party Disbursing Agent shall be returned to Reorganized USG. Nothing contained in the Plan shall require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

     I. Distribution Record Date
     A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes of the Plan to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.
     As of the close of business on the Distribution Record Date, the respective transfer or Claims registers for the Credit Facilities Claims, Senior Note Claims and Industrial Revenue Bond Claims, as maintained by the Debtors or the Credit Facilities Agent, Senior Note Indenture Trustee or Industrial Revenue Bond Indenture Trustees, as applicable, shall be closed and any transfer of any Claim or interest therein shall be prohibited. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Credit Facilities Claim, Senior Note Claim or Industrial Revenue Bond Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes in the Plan to recognize and make Distributions only to those holders of Credit Facilities Claims, Senior Note Claims or Industrial Revenue Bond Claims who are holders of such Claims as of the close of business on the Distribution Record Date.
     Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.
     J. Means of Cash Payments
     Except as otherwise specified in the Plan, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by Reorganized USG or, at the option of Reorganized USG, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of Reorganized USG, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
     K. Timing and Calculation of Amounts to Be Distributed
          1. Timing of Distributions Under the Plan
     Any Distribution to be made by any Debtor or Reorganized Debtor pursuant to the Plan shall be deemed to have been timely made if made within 60 days after the time therefore specified in the Plan. Except as otherwise provided in the Plan, no interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.
          2. Distributions to the Asbestos Personal Injury Trust
     The Distribution to the Asbestos Personal Injury Trust shall be made on the Effective Date.
          3. Allowed Claims
     On the Effective Date, each holder of an Allowed Claim (other than an Asbestos Personal Injury Claim) shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.D of the Plan to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.
          4. Compliance with Tax Requirements
     In connection with the Plan and as described in greater detail in Sections XII.D and XII.E of this Disclosure

Statement, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
     Without limiting the generality of the foregoing, in accordance with the Internal Revenue Codes’ backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefore) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any Postpetition Interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8 to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. No Distributions on account of Postpetition Interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the relevant IRS Form W-8 or W-9, as applicable.
     Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of cash, the Note or the Contingent Payment Note pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.
     L. Surrender of Canceled Instruments or Securities
     As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.K of the Plan, the holder of such Claim must tender, as specified in Section VI.H of the Plan, the applicable notes (other than any notes that may have been issued under the Credit Facilities), instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any Distributions pursuant to the Plan on account of any such Claim shall be treated as an undeliverable Distribution pursuant to Section VI.D.2.a of the Plan.
     M. Setoffs
     Except with respect to Claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim under Section VI.I of the Plan shall constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.
     N. Allocation of Payments
     Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to interest that has accrued on such Claims but remains unpaid.

     O. Prosecution of Objections to Claims
          1. Objections to Claims
     Objections to Claims (other than Asbestos Personal Injury Claims) must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections shall be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or Schedules relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier.
          2. Authority to Prosecute Objections
     After the Effective Date, the Reorganized Debtors shall have the authority to File (if applicable), settle, compromise, withdraw or litigate to judgment objections to all Claims (other than Asbestos Personal Injury Claims), including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.
          3. Liquidation and Resolution of Litigation Claims and Asbestos Property Damage Claims
     Any unliquidated or disputed Litigation Claim or Asbestos Property Damage Claim that is a Timely Claim shall be liquidated, in accordance with applicable law, in: (a) the Bankruptcy Court (or the District Court) or (b)(i) the court in which it is pending on the Effective Date or (ii) if no action was pending on the Effective Date, any court of appropriate jurisdiction. Section VII.A.3 of the Plan is without prejudice to any party’s ability to request liquidation of a Claim in any applicable forum. If a Claim is to be liquidated in a court other than the Bankruptcy Court (or the District Court), upon the entry of an order of the Bankruptcy Court (or the District Court) or the execution of a written agreement by the Reorganized Debtors and the particular claimant, the injunction provided under Section IX.B.1 of the Plan shall be deemed modified solely to the extent necessary to allow the parties to liquidate the Litigation Claim or the Asbestos Property Damage Claim in the applicable court. Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court shall retain jurisdiction relating to Litigation Claims and Asbestos Property Damage Claims, including the Debtors’ right to have such Claims liquidated in the Bankruptcy Court (or the District Court) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Any Litigation Claim or Asbestos Property Damage Claim liquidated pursuant to a judgment obtained in accordance with Section VII.A.3 of the Plan and applicable nonbankruptcy law that is no longer appealable or subject to review shall be deemed an Allowed Claim in Class 6 or Class 8, as applicable, against the applicable Debtor in such liquidated amount upon the agreement of the parties or order of the Bankruptcy Court. The holder of any Litigation Claim or Asbestos Property Damage Claim allowed in accordance with the procedures in Section VII.A.3 of the Plan shall be entitled to any interest on such Allowed Claim required by applicable law and awarded by a Final Order. In the event a Litigation Claim or Asbestos Property Damage Claim is resolved pursuant to a judgment or order that (a) is obtained in accordance with Section VII.A.3 of the Plan, (b) is no longer appealable or subject to review and (c) provides for no recovery against the applicable Reorganized Debtor, such Litigation Claim or Asbestos Property Damage Claim shall be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Reorganized Debtor’s service of a copy of such judgment or order upon the holder of such Litigation Claim or Asbestos Property Damage Claim. Nothing contained in Section VII.A.3 of the Plan shall constitute or be deemed a waiver of any claim, right or cause of action that a Debtor or Reorganized Debtor may have against any person or entity in connection with or arising out of any Litigation Claim or Asbestos Property Damage Claim.
          4. Authority to Amend Schedules
     The Debtors or the Reorganized Debtors shall have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor shall provide the holder of such Claim with notice of such amendment and such holder shall have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.
     P. Procedure for Resolution of Postpetition Interest Disputes
     To the extent any holder of a Class 6 Claim believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i of the Plan, the holder of such Claim must timely File and serve on the Debtors at the addresses set forth in Section XI.H of the Plan a Postpetition Interest Rate Determination Notice no later than June 26, 2006. The Debtors or Reorganized Debtors, as applicable, will have the opportunity to review and dispute the Postpetition Interest Rate Determination Notice and shall File any objection to the Postpetition Interest Rate Determination Notice no later than 60 days after the Effective Date. In objecting to the Postpetition Interest Rate Determination Notice, the Debtors or Reorganized Debtors, as applicable, may assert that the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice is entitled to no Postpetition Interest under applicable law, and the Bankruptcy Court may find that no Postpetition Interest is required and order that none shall be paid on account of such Claim. To the extent the Postpetition Interest Rate Determination Notice does not relate to a Disputed Claim, the Debtors may pay the principal amount of the Allowed Claim on the Effective Date, in accordance with the applicable provisions of the Plan; provided, however, that no payment of Postpetition Interest will be made until the Postpetition Interest Rate Determination Notice is resolved in accordance with Section IV.P of the Plan.
     If the Debtors or Reorganized Debtors, as applicable, determine that the interest rate asserted in the Postpetition Interest Rate Determination Notice is appropriate, the Debtors may File a certificate of no objection at any time with respect to such notice and pay Postpetition Interest at the rate requested in the Postpetition Interest Rate Determination Notice. No hearing is required by the Bankruptcy Court with respect to any Postpetition Interest Rate Determination Notice for which a certificate of no objection is Filed or for which the Debtors or Reorganized Debtors, as applicable, do not File a timely objection.
     If the Debtors or Reorganized Debtors, as applicable, File an objection to the Postpetition Interest Rate Determination and no stipulation or agreement is reached with respect to the appropriate rate of Postpetition Interest for such Claim, the Debtors or Reorganized Debtors, as applicable, may ask the Bankruptcy Court to schedule a hearing on the particular Postpetition Interest Rate Determination Notice and the related objection at an appropriate time.
     The Debtors or Reorganized Debtors, as applicable, and the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice at any time may enter into a stipulation or agreement as to the appropriate rate of Postpetition Interest with respect to such Claim, without further action of the Bankruptcy Court.
     Q. Treatment of Disputed Claims
     Notwithstanding any other provisions of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.
     R. Enforcement of Bar Date Order
     In accordance with the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Entity that failed to File a proof of Claim by the applicable Bar Date or was not otherwise permitted to File a proof of Claim after the applicable Bar Date by a Final Order of the Bankruptcy Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (i) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (ii) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.

     S. Distributions on Account of Disputed Claims Once Allowed
     On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.
     T. Indenture Trustees as Relevant Claim Holders
     Consistent with Bankruptcy Rule 3003(c), the Debtors or Reorganized Debtors, as applicable, shall recognize a Proof of Claim filed by the Senior Note Indenture Trustee with respect to any Senior Note Claim or the relevant Industrial Revenue Bond Indenture Trustee with respect to the applicable Industrial Revenue Bond Claim; provided, however, such recognition in no way waives any of the Debtors’ or Reorganized Debtors’ rights against or defenses to such Claim. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, shall be disallowed as duplicative of the Claim of the pertinent Indenture Trustee, without further action by the Debtors or Reorganized Debtors and without further order from the Bankruptcy Court.
     U. Preservation of Rights of Action; Settlement of Claims and Releases
          1. Preservation of Rights of Action by the Debtors and Reorganized Debtors
     Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including any Recovery Actions. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to File and pursue, and shall have the sole right to File and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, on the Effective Date, the Reorganized Debtors shall be deemed to waive and release any Recovery Actions arising under section 547 of the Bankruptcy Code relating to preferential transfers held by any Debtor or its Estate or any Reorganized Debtor against any Entity, and any adversary proceeding Filed on account of such Recovery Actions arising under section 547 of the Bankruptcy Code shall be dismissed. A non-exclusive schedule of currently pending actions and claims brought by one or more Debtors shall be provided as Exhibit IV.H.1 to the Plan no later than 10 days prior to the Voting Deadline on the Plan. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any right of action or claim on such exhibit shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that any Debtor or Estate may hold against any Entity.
          2. Comprehensive Settlement of Claims and Controversies
     Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.H.3 of the Plan, shall constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim, Asbestos Personal Injury Claim or Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim, Asbestos Personal Injury Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

          3. Releases
          a. General Releases of Debtors and Reorganized Debtors
     Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors are released from all Liabilities from the beginning of time.
          b. Release by the Debtors and Reorganized Debtors
     Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against each of the present or former directors or officers of the Debtors acting in such capacity.
     Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge the New Investor and its affiliates, and their respective officers, directors, employees, subsidiaries, members, managers, agents, attorneys, representatives and advisors from all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date, arising from, or related to such parties’ participation in the Equity Committee, the Reorganization Cases, the Plan, the Rights Offering or the New Investor Documents, other than such parties’ contractual liability to the Debtors pursuant to the New Investor Documents and any exhibit or attachment thereto.
          c. General Releases by Holders of Claims or Interests
     Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan, the Note, the Contingent Payment Note, the New Investor Documents, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan shall be deemed to forever release, waive and discharge all Liabilities in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against any Debtor, any Reorganized Debtor, the New Investor and each of their respective present or former directors, officers, employees, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release shall be in addition to the discharge of Claims provided in the Plan and under the Confirmation Order and the Bankruptcy Code).
          d. Injunction Related to Releases
     As further provided in Section IX.B of the Plan, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Liabilities released pursuant to the Plan.

     V. Discharge, Injunction and Subordination Rights
          1. Discharge of Claims
     Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation shall, as of the Effective Date discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan.
     In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of a discharge of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and other debts and Liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim.
          2. Injunctions
          a. General Injunctions
     Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a Distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     As of the Effective Date, all Entities that have held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section IX.B of the Plan.
          b. Asbestos Permanent Channeling Injunction
     Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
•	commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;

•	enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;

•	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•	setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and

•	proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
          c. Asbestos Personal Injury Insurance Asset Entity Injunction
               (1) Purpose and Provisions
     In order to protect the Asbestos Personal Injury Trust and to preserve its assets, pursuant to the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, the Bankruptcy Court shall issue the Asbestos Personal Injury Insurance Entity Injunction as described in Section IX.B.3.b of the Plan; provided, however, that, except as otherwise provided in the Confirmation Order, (a) the Asbestos Personal Injury Trust shall have the sole and exclusive authority at any time to terminate, or reduce or limit the scope of, the Asbestos Personal Injury Insurance Entity Injunction with respect to any Asbestos Personal Injury Insurance Asset upon express written notice to such Asbestos Personal Injury Insurance Asset Entity; and (b) the Asbestos Personal Injury Insurance Asset Entity Injunction is not issued for the benefit of any Asbestos Personal Injury Insurance Asset Entity, and no Asbestos Personal Injury Insurance Asset Entity is a third-party beneficiary of the Asbestos Personal Injury Insurance Entity Injunction.
               (2) Terms
     Subject to the provisions of Section IX.B.3.a of the Plan, all Entities (not including the Asbestos Personal Injury Trust or the Reorganized Debtors) that have held or asserted, that hold or assert or that may in the future hold or assert any Claim, Demand or cause of action (including any Asbestos Personal Injury Claim assumed by the Asbestos Personal Injury Trust) against any Asbestos Personal Injury Insurance Asset Entity based upon, relating to, arising out of or in any way connected with any Asbestos Personal Injury Claim or Asbestos Personal Injury Insurance Asset whenever and wherever arisen or asserted (including all

Claims in the nature of or sounding in tort, or under contract, warranty or any other theory of law, equity or admiralty) shall be stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction or recovery with respect to any such Claim, Demand or cause of action, including:
•	commencing, conducting or continuing, in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative or other proceeding) in any forum with respect to any such Claim, Demand, or cause of action against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;

•	enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;

•	creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Asbestos Personal Injury Insurance Asset Entity, or the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action; and

•	setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any obligation of any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand and or cause of action.
               (3) Reservations
     Notwithstanding anything to the contrary above, the Asbestos Personal Injury Insurance Entity Injunction shall not enjoin:
•	the rights of Entities to the treatment accorded them under Articles II and III of the Plan, as applicable, including the rights of Entities with Asbestos Personal Injury Claims to assert such Asbestos Personal Injury Claims against the Asbestos Personal Injury Trust, in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the terms of the Plan;

•	the rights of Entities to assert any Claim, debt, obligation or liability for payment of Asbestos Personal Injury Trust-related expenses against the Asbestos Personal Injury Trust;

•	the rights of the Asbestos Personal Injury Trust and the Reorganized Debtors, as applicable, to prosecute any action based on or arising from Asbestos Personal Injury Insurance Asset;

•	the rights of the Asbestos Personal Injury Trust to assert any claim, debt, obligation or liability for payment against an Asbestos Personal Injury Insurance Asset Entity based on or arising from the Asbestos Personal Injury Insurance Asset; and

•	the rights of Entities to assert any claim, debt, right, obligation or liability that (a) arises or relates to any insurance policy or any portion of any insurance policy that is not an Asbestos Personal Injury Insurance Asset and (b) is not subject to the Asbestos Permanent Channeling Injunction.

          3. Subordination Rights
     The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.
     W. Cancellation and Surrender of Instruments, Securities and Other Documentation
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5 of the Plan) or in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, the Credit Facilities, the Senior Note Indenture, the Senior Notes and the Industrial Revenue Bond Indentures that are not Reinstated shall be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor, and the obligations of the Debtors and the Indenture Trustees, if applicable, under such agreements, contracts, instruments and other documents shall be discharged; provided, however, that the Senior Notes, the Industrial Revenue Bonds and the relevant indentures shall continue in effect solely for the purpose of (i) allowing the relevant holders of notes to receive their Distributions hereunder and (ii) allowing the Indenture Trustees to make the Distributions, if any, to be made on account of the Senior Note Claims and the Industrial Revenue Bonds Claims. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.H of the Plan. Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Senior Note Indenture and the Industrial Revenue Bond Indentures, as applicable, shall continue in effect to the extent necessary to authorize the Indenture Trustees to receive and distribute to the holders of Allowed Senior Note Claims and Industrial Revenue Bond Claims any Distributions made pursuant to the Plan on account of such Allowed Claims and shall terminate completely upon completion of all such Distributions.
     X. Release of Liens
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5 of the Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.
XI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     A. Executory Contracts and Unexpired Leases To Be Assumed
          1. Assumption Generally
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall assume each of its respective Executory Contracts and Unexpired Leases other than those listed on Exhibit V.C to the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C to the Plan, thus providing for its rejection pursuant to Section V.A.1 of the Plan. The Debtors shall provide notice of any amendments to Exhibit V.C to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases. Nothing in Section V.A.1 of the Plan shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
          2. Assumptions of Executory Contracts and Unexpired Leases
     Each Executory Contract or Unexpired Lease assumed under Section V.A.1 of the Plan shall include any modifications, amendments, supplements or restatements to such contract or lease.
          3. Assignments Related to the Restructuring Transactions
     As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, shall be deemed assigned to the applicable Entity, pursuant to section 365 of the Bankruptcy Code.
          4. Approval of Assumptions and Assumption Procedures
     The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.A.1 of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for assumption of an Executory Contract or Unexpired Lease are as follows:
•	After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

•	Any entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.A.4.a of the Plan.

•	If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.

•	If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.

•	If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or Reorganized Debtors may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or Reorganized Debtors, as applicable, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.C of the Plan and amend Exhibit V.C to the Plan accordingly.
     B. Payments Relating to the Assumption of Executory Contracts and Unexpired Leases
     To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (i) by payment of the Cure Amount Claim in cash on the Effective Date; or (ii) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (i) the amount of any Cure Amount Claim; (ii) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (iii) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (i) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (ii) through an intercompany account balance in lieu of payment in cash.
     C. Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures
     On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C to the Plan shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C to the Plan shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C to the Plan shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:
•	After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan notice of such proposed rejection.

•	Any entity wishing to object to the proposed rejection of an Executory Contract or Unexpired Lease under the Plan must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.1 of the Plan.

•	If no objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the proposed rejection of the applicable Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court.

•	If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.

•	If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection the Debtors or Reorganized Debtors, as applicable, may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Court to schedule a hearing on the particular objection and the related reply at an appropriate time.
     D. Bar Date for Rejection Damages
     Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on the later to occur of (i) 60 days after the Effective Date or (ii) 30 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease.
     E. Obligations to Indemnify Directors, Officers and Employees
     The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees prior to or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of any Debtor or any other corporation, partnership or other legal Entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
     F. Contracts and Leases Entered Into After the Petition Date
     Notwithstanding any other provisions of the Plan, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.
XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN
     A. General
     A description of the United States federal income tax consequences of the Plan is provided below. This description is based on the Internal Revenue Code of 1986, as amended, treasury regulations issued thereunder (“Treasury Regulations”), judicial decisions and administrative determinations, all as in effect on the date of this disclosure statement and all subject to change, possibly with retroactive effect. Changes in any of these authorities or in their interpretation could cause the federal income tax consequences of the Plan to differ materially from the consequences described below.
     The federal income tax consequences of the Plan are complex and in important respects uncertain. No ruling has been requested from the Internal Revenue Service; no opinion has been requested from Debtors’ counsel concerning any tax consequence of the Plan; and no tax opinion is given by this disclosure statement.
     The description that follows does not cover all aspects of federal income taxation that may be relevant to the Debtors or holders of Claims or Interests. For example, the description does not address issues of special concern to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, tax exempt organizations and non-U.S. taxpayers. In addition, the description does not discuss state, local or non-U.S. tax consequences.

     For these reasons, the description that follows is not a substitute for careful tax planning and professional tax advice based upon the individual circumstances of each holder of a Claim or Interest. Holders of Claims or Interests are urged to consult with their own tax advisors regarding the federal, state, local and non-U.S. tax consequences of the plan.
     B. U.S. Federal Income Tax Consequences to the Debtors
          1. Cancellation of Debt Income
     Generally, the discharge of a debt obligation by a taxpayer for an amount less than its adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of debt (“COD”) income, which must be included in the taxpayer’s income. In an exception to this rule, a debtor in a bankruptcy case excludes COD income from taxable income if the debt discharge giving rise to it is granted by the court or occurs pursuant to a court-approved plan of reorganization. Instead, certain income tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the debt discharged.
     The Debtors should not realize COD income as a result of the Plan. Under the Plan, holders of Claims in Classes other than Class 7 will either be paid the full amount of their Allowed Claims, together with interest, or have their Claims Reinstated. The Debtors’ liability to holders of Claims in Class 7 will be deductible when the Debtors transfer cash to the Asbestos Personal Injury Trust. Under the Internal Revenue Code, the discharge of liabilities that are deductible when paid does not give rise to COD income.
     If, as expected, the Debtors realize no COD income as a result of the Plan, the Debtors’ tax attributes will not be reduced. On the other hand, if the Debtors were to realize COD income and be required to reduce their tax attributes as a result, the reduction would principally affect certain tax credits to which the Debtors would otherwise be entitled and the tax basis of the Debtors’ assets.
          2. Transfer of Cash and Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust
     The Asbestos Personal Injury Trust should be treated as a qualified settlement fund within the meaning of the Treasury Regulations issued under Section 468B of the Internal Revenue Code. Assuming that the Asbestos Personal Injury Trust is a qualified settlement fund, the Debtors will be entitled to an $890 million deduction on transfer of cash in that amount to the Asbestos Personal Injury Trust on or soon after the Effective Date. The Debtors will also be entitled to deductions for payments of principal and interest on the Note and the Contingent Payment Note, but only, in the case of principal, in the taxable year or years in which payments are made. The Debtors may recognize gain on the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust in an amount equal to the difference between its fair market value and the Debtors’ basis in it. If gain were recognized on this transfer the Debtors would also be entitled to a deduction equal to the fair market value of the Asbestos Personal Injury Insurance Asset and the Asbestos Personal Injury Trust would obtain a basis in it equal to its fair market value.
     The Asbestos Personal Injury Trust will not be taxed on the receipt of the Debtors’ initial cash payment or the Asbestos Personal Injury Insurance Asset, on receipt of the Note or the Contingent Payment Note, or on the receipt of principal on the Note or the Contingent Payment Note. The Asbestos Personal Injury Trust will be taxed on the interest paid on the Note and the Contingent Payment Note, the income earned on the cash in the trust and on any recovery on the Asbestos Personal Injury Insurance Asset in excess of its tax basis to the trust. The Asbestos Personal Injury Trust will be entitled to deductions for administrative expenses, but may not deduct payments to holders of Allowed Asbestos Personal Injury Claims.
          3. Net Operating Loss Carrybacks and Carryforwards
     In general, if a taxpayer’s deductions in a given year exceed taxable income for the year, the taxpayer may carry the excess (a “net operating loss” or “NOL”) back to the two previous tax years and forward to the next 20 tax years. If the taxpayer paid income taxes in a carryback year, it may be entitled to a refund of those taxes. An NOL carryforward will generally reduce or eliminate the taxes payable in one or more carryforward years. Certain types of NOLs, including NOLs attributable to product liability, may be carried back to the ten previous tax years. For purposes of this special carryback rule, “product liability” includes liability of the taxpayer for damages on account of injury to individuals if the injury arises after the taxpayer has sold or otherwise parted with the product.
     The Debtors’ do not expect to have an NOL before effectiveness of the Plan. On the other hand, the Debtors’ payment of $890 million to the Asbestos Personal Injury Trust on or soon after the Effective Date and the accrual of approximately $480 million of pre-Effective Date interest on effectiveness of the Plan will produce deductions that will offset the Debtors’ income for their 2006 taxable year and also produce a substantial NOL, the asbestos-related portion of which the Debtors expect to carry back to 1996 and later years under the special rule for product liability losses. The initial payment on the Contingent Payment Note of $1.9 billion, if it is made in 2006, will increase the Debtors’ 2006 NOL and the NOL carryback from that year. If the $1.9 billion payment is instead made in 2007, it will first offset the Debtors’ taxable income for 2007 and then give rise to an NOL that the Debtors will carry back up to ten years under the special rule for product liability losses. The Debtors’ second payment on the Contingent Payment Note of $1.15 billion, will, if made, either increase the Debtors’ 2007 NOL (if the $1.9 billion payment on the Contingent Payment Note is also made in 2007) or (if the $1.9 billion payment is made in 2006) offset the Debtors’ taxable income in 2007 and likely give rise to a 2007 NOL, a portion of which the Debtors will carry back and a portion of which the Debtors will carry forward to subsequent taxable years. The carrybacks described in this paragraph are expected to produce a refund of approximately $1.1 billion of federal income taxes that the Debtors paid between 1996 and 2005.
          4. Potential Limitation on NOL Carryforwards and Carrybacks
     Section 382 of the Internal Revenue Code limits a taxpayer’s utilization of an NOL following a more than 50 percent change in ownership of the taxpayer’s equity (an “ownership change”). When the limitation applies, the taxpayer can only offset taxable income in post-change years by an amount generally equal to the product of the applicable federal long-term tax-exempt rate in effect on the date of the ownership change and the value of the taxpayer’s equity immediately prior to the change (the “annual limitation”). Any unused annual limitation may be carried forward to increase the amount of income that may be offset by the NOL in subsequent years.
     Section 382 should not have a material effect on the Debtors. The Plan will not result in an ownership change because holders of the USG stock before the Plan will retain their stock after the Effective Date. Although an ownership change may occur on some future date if the requisite amount of stock changes hands, the change would generally affect only that portion of a 2007 NOL that is carried forward and then only if the change occurs after the Debtors make the second $1.15 billion payment on the Contingent Payment Note and before the Debtors have fully used the resulting carryforward to offset taxable income in 2008 and beyond.
     Section 382 might also prevent the carryback of an NOL under limited circumstances. If a taxpayer undergoes an ownership change on a date on which the taxpayer has a “net unrealized built-in loss” or “NUBIL,” it is not clear whether subsequently recognized built-in losses that generate an overall NOL can be carried back. While the statutory language can be read as permitting rather than requiring a carryforward, there is authority for the position that recognized built-in losses can only be carried forward, not back. A taxpayer has a NUBIL for this purpose if the fair market value of the taxpayer’s assets is less than the sum of the taxpayer’s basis in those assets and the amount of the taxpayer’s built-in deductions, estimated if necessary. A built-in deduction is an item that is deductible only after the ownership change but is attributable to events that occurred in a pre-change period.
     The Debtors believe that Section 382 will not prohibit an NOL carryback. First, the Debtors do not expect to have a NUBIL at any time during the period in which the prohibition could apply (generally, the period from effectiveness of the Plan to the date on which the Debtors make the second payment on the Contingent Payment Note). Second, the Debtors believe that, under recent IRS guidance, the Debtors’ first two payments to the Asbestos Personal Injury Trust will not be built-in deductions until shortly before these items are paid. Third, an ownership change will not necessarily occur during the potential prohibition period. If the limitation on carrybacks were ultimately found to have applied, the Debtors would not be entitled to retain the tax refunds that they had received and the annual limitation would apply to the Debtors’ use of the NOLs in later years.

          5. Alternative Minimum Tax
     In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that AMT exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, a corporation generally is entitled to offset no more than 90 percent of its AMTI with NOL carrybacks and carryforwards (as recomputed for AMT purposes). Accordingly, the Debtors’ use of their NOLs in both carryback and carryforward years may be subject to limitations for AMT purposes in addition to any other limitations that may apply. Any AMT that the Debtors pay generally will be allowed as a nonrefundable credit against their regular federal income tax liability in future taxable years when they are no longer subject to AMT.
     C. U.S. Federal Income Tax Consequences of the Rights Offering
          1. Holders of Common Stock
a. Receipt of Subscription Rights
     A holder of Common Stock will generally not recognize income on the receipt of subscription rights in the Rights Offering. Assuming that the receipt of subscription rights in the Rights Offering is not taxable, the holder’s tax basis in the rights will depend on the relative fair market values of the rights and the Common Stock at the time the rights are distributed. If the rights have a fair market value equal to at least 15 percent of the fair market value of the Common Stock, each holder must allocate its tax basis in its Common Stock between the Common Stock and the rights in proportion to their fair market values. If the subscription rights have a fair market value that is less than 15 percent of the fair market value of the Common Stock, each holder’s tax basis in the rights will be zero unless the holder elects to allocate its tax basis in its Common Stock in the manner described in the previous sentence. A holder makes this election by attaching a statement to its tax return for the year in which the subscription rights are received. The election, once made, is irrevocable. A holder making this election should retain a copy of the election and the tax return with which it was filed to substantiate the gain or loss recognized on any later sale of the Common Stock received on exercise of a subscription right.
     The holding period for the subscription rights received in the Rights Offering will include the holder’s holding period for the Common Stock with respect to which the subscription rights are received.
b. Exercise of Subscription Rights
     A holder of Common Stock will not recognize gain or loss on exercise of a subscription right received in the Rights Offering. The holder’s tax basis in the Common Stock acquired through exercise of a right will equal the sum of the exercise price for the right, $40.00, and the holder’s tax basis, if any, in the right, determined as described under “Receipt of Subscription Rights” above. The holding period for the Common Stock acquired through exercise of a right will begin on the exercise date.
c. Sale of Subscription Rights
     A holder will recognize gain or loss on sale of a subscription right in an amount equal to the difference between the amount realized on the sale and the holder’s basis in the subscription right, determined as described under “Receipt of Subscription Rights” above. Gain or loss will be capital if the subscription rights are capital assets in the seller’s hands. If the seller’s holding period, determined as described above, is more than one year, the gain or loss will be long-term capital gain or loss.
d. Expiry of Subscription Rights
     A holder that allows a subscription right to expire will not recognize gain or loss, and any tax basis allocated to the subscription right will be re-allocated to the holder’s Common Stock.

          2. The Debtors
     The Debtors will not be taxed on the issuance of the subscription rights in the Rights Offering or on the receipt of the exercise price on exercise of a subscription right.
     D. U.S. Federal Income Tax Consequences to Holders of Claims
     The federal income tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the holder reports income on the accrual or cash basis and whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim.
          1. Holders of Claims Receiving Cash
     A holder of an Allowed Claim (other than an Allowed Asbestos Personal Injury Claim) that receives cash in satisfaction of the Claim will generally recognize gain or loss in an amount equal to the difference between the amount of cash received (other than cash allocable to interest on the Claim, which will be taxed as ordinary interest income) and the holder’s basis in the Claim. Any gain or loss recognized will be capital or ordinary, depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond.
     Gain or loss recognized by a holder of an Allowed Claim will be a long-term capital gain or loss if the Claim is a capital asset in the holder’s hands and if the holder has held the Claim for more than one year, unless the holder had previously claimed a bad debt or worthless securities deduction or the holder had accrued market discount with respect to the Claim. All or part of the cash received by a holder of an Allowed Claim that had previously claimed a bad debt or worthless securities deduction with respect to the Claim may be ordinary income. See XII.D.4 below for a discussion of the character of any gain recognized from a Claim with accrued market discount.
     A holder of an Allowed Asbestos Personal Injury Claim will generally not recognize income with respect to the receipt of a payment from the Personal Injury Trust to the extent the payment is attributable to physical injury or sickness. Payments not attributable to physical injury or sickness are generally taxable.
          2. Pre-Effective Date Interest
     In general, a Claim holder that was not previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim will be required to take such amount into income as taxable interest.
          3. Holders of Reinstated Claims
     Holders of Claims that are reinstated generally will not recognize gain, loss or other taxable income upon the reinstatement. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the reinstatement or if the reinstatement is considered for tax purposes to involve a substantial modification of the Claim.
          4. Market Discount
     A holder that purchased its Claim from a prior holder with market discount will be subject to the market discount rules of the Internal Revenue Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the satisfaction of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of payment.
          5. Installment Method
     A holder of a Claim constituting an installment obligation for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of Section 453B of the Internal Revenue Code.
     E. U.S. Federal Information Reporting and Backup Withholding
     All distributions under the Plan will be subject to applicable federal income tax reporting and withholding. The Internal Revenue Code imposes “backup withholding” (currently at a rate of 28 percent) on certain “reportable” payments to certain taxpayers, including payments of interest. Under the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefore) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax. A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8 to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan.
     F. Importance of Obtaining Professional Tax Assistance
     The foregoing discussion is intended only as a summary of certain U.S. Federal income tax consequences of the Plan, and is not a substitute for careful tax planning with a tax professional. The above discussion is for information purposes only and is not tax advice. The tax consequences are in many cases uncertain and may vary depending on a holder’s individual circumstances. Accordingly, holders are urged to consult with their tax advisors about federal, state, local and non-U.S. tax consequences to the Plan.
XIII. APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS
     A. General
     USG’s common stock is listed on the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange under the symbol “USG.” Except for shares of USG’s common stock held by “affiliates” (as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of USG, shares of USG’s common stock are freely tradable. USG is not, at this time, filing a registration statement for the Common Stock to be acquired by the New Investor pursuant to the Equity Commitment Agreement. As discussed below, USG has granted the New Investor certain registration rights with regard to the New Investor’s shares of USG’s common stock.
     USG has filed a registration statement with the Securities and Exchange Commission in connection with the Rights Offering and the sale of Additional Common Stock pursuant thereto. Upon effectiveness of the registration statement, both the rights and the Additional Common Stock, with the exception of any rights or Additional Common Stock held by any of Reorganized USG’s “affiliates,” will be freely tradable. The rights are expected to be approved for trading on NYSE under the symbol “USGRT” and Reorganized USG is expected to file a subsequent listing application with NYSE for listing of the Additional Common Stock.
     B. Rule 144
     Rule 144 provides a method for resales of the Common Stock purchased from Reorganized USG and its affiliates in a nonpublic transaction and securities held by affiliates of Reorganized USG, however acquired. In general, under Rule 144, a person who has beneficially owned shares of the Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	one percent of the number of shares of the Common Stock then outstanding; and

•	the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
     Sales under Rule 144 are also subject to various manner of sale provisions and notice requirements and to the availability of current public information about Reorganized USG.
     Under Rule 144(k), a person who is not deemed to have been an “affiliate” of Reorganized USG at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, which two-year period includes the holding period of any prior owner other than an “affiliate,” is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
     Rule 144 defines “affiliate” as a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with another party.
     Neither the Debtors’ filing of the Reorganization Cases nor the approval of the Plan has or will effect the holding period, pursuant to Rule 144, of the Common Stock purchased prior to the approval of the Plan.
     C. Subsequent Transfers of Securities Under State Laws
     Since the Common Stock is, and the rights and Additional Common Stock are expected to be, listed on the NYSE (i.e., a “covered security” for purposes of the Securities Act), shares of the Common Stock are, and the rights and the Additional Common Stock are expected to be, generally freely tradeable under state securities laws, as state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. If the registration statement for the rights and the Additional Common Stock, however, is not effective, the rights and the Additional Common Stock will not meet the requirements for listing on the NYSE. Accordingly, if the rights and the Additional Common Stock are not listed on the NYSE, the rights and the Additional Common Stock will not be freely tradeable under state securities laws unless there is an available exemption from registration under such laws. In addition, since Reorganized USG is not expected to immediately file a registration statement for the Common Stock to be acquired by the New Investor pursuant to the Equity Commitment Agreement, such Common Stock will not be freely tradeable under state securities laws unless there is an available exemption.
     D. Registration Rights
     In connection with the Equity Commitment Agreement, USG and the New Investor entered into the Registration Rights Agreement whereby the New Investor received demand and piggyback registration rights with respect to its shares of the Common Stock. The Registration Rights Agreement entitles the New Investor and certain of its affiliates to make three demands for registration of all or part of such holder’s or holders’ Common Stock, subject to certain conditions and exceptions. The Registration Rights Agreement also provides that, subject to certain conditions and exceptions, if Reorganized USG proposes to file a registration statement under the Securities Act with respect to an offering of equity securities on a form that would permit registration of shares of the Common Stock that are held by the New Investor or certain of its affiliates, then Reorganized USG will offer the New Investor and its affiliates the opportunity to register all or part of such shares on the terms and conditions set forth in the Registration Rights Agreement.
XIV. ADDITIONAL INFORMATION
     Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. The Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on the Debtors’ web site at www.usg.com no later than 10 days before the Voting Deadline. The Debtors also will serve the exhibits to the Plan on the parties on the general service list maintained in the Reorganization Cases no later than 10 days before the Voting Deadline. Further, all of the exhibits to the Plan may be obtained from the copy services identified in the notice of the Confirmation Hearing.
XV. RECOMMENDATION AND CONCLUSION
     For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Asbestos Personal Injury Claims in Class 7, the only impaired Class and, therefore, the only Class entitled to vote on the Plan, to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.
Dated: March 27, 2006
COUNSEL:
Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
                    - and -
David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
Jones Day
North Point
901 Lakside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
Jones Day
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
ATTORNEYS FOR DEBTORS
Respectfully submitted,
USG CORPORATION (for itself and on behalf of the USG Subsidiary Debtors)

By:	/s/ Stanley L. Ferguson

Stanley L. Ferguson
Executive Vice President and General Counsel

Exhibit 1
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

IN RE:	:	Jointly Administered
	:	Case No. 01-2094 (JKF)
USG Corporation,	:
a Delaware corporation, et al.,	:	Chapter 11
:
Debtors.	:
:
:
USG Corporation	:	Case No. 01-2094 (JKF)
United States Gypsum Company	:	Case No. 01-2095 (JKF)
USG Interiors, Inc.	:	Case No. 01-2096 (JKF)
USG Interiors International, Inc.	:	Case No. 01-2097 (JKF)
L&W Supply Corporation	:	Case No. 01-2098 (JKF)
Beadex Manufacturing, LLC	:	Case No. 01-2099 (JKF)
B-R Pipeline Company	:	Case No. 01-2100 (JKF)
La Mirada Products Co., Inc.	:	Case No. 01-2101 (JKF)
USG Industries, Inc.	:	Case No. 01-2102 (JKF)
USG Pipeline Company	:	Case No. 01-2103 (JKF)
Stocking Specialists, Inc.	:	Case No. 01-2104 (JKF)
:
	:	FIRST AMENDED JOINT PLAN
	:	OF REORGANIZATION OF
	:	USG CORPORATION AND
	:	ITS DEBTOR SUBSIDIARIES

Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700

- and -

David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939

Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939

March 27, 2006		ATTORNEYS FOR DEBTORS

ASBESTOS PERSONAL INJURY CHANNELING INJUNCTION
Pursuant to section 105 and section 524(g) of the Bankruptcy Code, as applicable, this plan of reorganization provides for the issuance of the Asbestos Permanent Channeling Injunction and the Asbestos Personal Injury Insurance Entity Injunction. See Sections IX.B.2 and IX.B.3.

(Continued)
-ii-

(Continued)
-iii-

(Continued)
-iv-

(Continued)
-v-

TABLE OF EXHIBITS1

I.A.1.	Schedule of A.P. Green Companies

I.A.5.	Nonexclusive Schedule of Present Affiliates

I.A.14.	Schedule of Certain Insurance Policies Included in Asbestos Personal Injury Insurance Asset

I.A.18.	Asbestos Personal Injury Trust Agreement

I.A.19.	Asbestos Personal Injury Trust Distribution Procedures

I.A.43.	Form of the Contingent Payment Note and Related Pledge Agreement

I.A.80.	Schedule of Industrial Revenue Bonds and Allowed Amounts, Industrial Revenue Bond Indentures and Industrial Revenue Bond Indenture Trustees

I.A.90.	Form of the Long Term Incentive Plan

I.A.91.	Form of the Management Incentive Plan

I.A.94.	Form of the Note and Related Pledge Agreement

I.A.96.	Schedule of Past Affiliates and/or Predecessors in Interest

III.B.	Schedule of Certain Credit Facilities, Senior Notes and Industrial Revenue Bonds Claim Amounts

IV.C.1.a.	Forms of Certificates of Incorporation of Reorganized USG and the Reorganized Subsidiary Debtors

IV.C.1.b.	Forms of By-Laws of Reorganized USG and the Reorganized Subsidiary Debtors

IV.C.2.	Schedule of Compensation of Executives, Officers and Directors as of the Effective Date

IV.F.	Schedule of Initial Trustees of Asbestos Personal Injury Trust

IV.G.1	Form of Cooperation Agreement Between the Reorganized Debtors and the Asbestos Personal Injury Trust

IV.H.1	Nonexclusive Schedule of Preserved Rights of Action

V.C.	Schedule of Executory Contracts and Unexpired Leases to Be Rejected

[1]	To the extent not attached to and Filed with the Plan, Plan Exhibits shall be Filed and made available for review on the Debtors’ web site at www.usg.com no later than 10 days before the deadline to vote to accept or reject the Plan. The Debtors also will serve such Exhibits on their then current Bankruptcy Rule 2002 service list no later than 10 days before the deadline to vote to accept or reject the Plan. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors shall File and shall make available on their web site all modified, amended, supplemented or restated Exhibits as promptly as possible.

INTRODUCTION
     USG Corporation and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose the following joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims and demands against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Debtors are intending to treat the Plan as a separate Plan for each of the Debtors. Reference is made to the Debtors’ disclosure statement, Filed contemporaneously with the Plan (the “Disclosure Statement”), for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections and properties and for a summary and analysis of the Plan. Other agreements and documents supplement the Plan and have been or will be Filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan or the Disclosure Statement and will be available for review.
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME
A.	Defined Terms
     As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
     1. “A.P. Green” means, collectively, A.P. Green Industries, Inc., A.P. Green Refractories Co. or any of their affiliates or predecessors, to the extent such predecessors are listed in Exhibit I.A.1.
     2. “Additional Common Stock” means the additional Common Stock to be issued and sold pursuant to the Rights Offering.
     3. “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises), including Claims under the DIP Letter of Credit Facility; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; and (d) all Intercompany Claims accorded priority pursuant to section 364(c)(1) of the Bankruptcy Code.
     4. “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits.
     5. “Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code. A nonexclusive schedule of Affiliates is included in Exhibit I.A.5.
     6. “Allowed Claim” means:

          a. a Claim (other than an Asbestos Personal Injury Claim) that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;
          b. a Timely Claim (other than an Asbestos Personal Injury Claim) that is not a Disputed Claim;
          c. a Timely Claim (other than an Asbestos Personal Injury Claim) that is liquidated and allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the Debtors or Reorganized Debtors and Claim holder; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or
          d. a Claim (other than an Asbestos Personal Injury Claim) listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Timely Claim that the Debtors or Reorganized Debtors determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.
     7. “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified.
     8. “Asbestos Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court or the District Court and, if the Confirmation Order is entered by the Bankruptcy Court, affirmed by the District Court, in accordance with, and pursuant to, section 524(g) of the Bankruptcy Code permanently and forever staying, restraining and enjoining any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
          a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
          b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
          c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
          d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
          e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.

     9. “Asbestos Personal Injury Claim” means any Claim, remedy, liability or Demand now existing or hereafter arising against any Debtor, whether or not such Claim, remedy, liability or Demand is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise (including piercing the corporate veil, alter ego and similar theories), for death, bodily injury, sickness, disease, medical monitoring or other personal injuries (whether physical, emotional or otherwise) to the extent allegedly arising out of or based on, directly or indirectly, in whole or in part, the presence of or exposure to asbestos or asbestos-containing products or things that were installed, engineered, designed, manufactured, fabricated, constructed, sold, supplied, produced, specified, selected, distributed, released, marketed, serviced, maintained, repaired, purchased, owned, occupied, used, removed, replaced or disposed of by any Debtor or an Entity for whose products or operations any Debtor allegedly has liability or for which any Debtor is otherwise allegedly liable, including any Claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, lost wages or other opportunities, wrongful death, medical monitoring, survivorship, proximate, consequential, general and special damages) or punitive damages related thereto, and any Asbestos Personal Injury Indirect Claim, and any Claim under any settlement entered into by or on behalf of any Debtor prior to the Petition Date of an Asbestos Personal Injury Claim. Neither an Asbestos Property Damage Claim, nor a workers’ compensation claim brought directly by a past or present employee of any Debtor under an applicable workers’ compensation statute, shall constitute an Asbestos Personal Injury Claim. Asbestos Personal Injury Claim shall include all Asbestos Personal Injury Claims asserted against the Debtors on account of or relating to (a) A.P. Green or (b) any DAP Liability.
     10. “Asbestos Personal Injury Committee” means the Official Committee of Asbestos Personal Injury Claimants appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.
     11. “Asbestos Personal Injury Committee Members’ Counsel” means, collectively, counsel for each member of the Asbestos Personal Injury Committee in its individual capacity and on behalf of such member.
     12. “Asbestos Personal Injury Futures Representative” means Dean M. Trafelet, the Legal Representative for Future Claimants with respect to Asbestos Personal Injury Claims relating to Demands appointed pursuant to an order of the Bankruptcy Court dated July 14, 2002.
     13. “Asbestos Personal Injury Indirect Claim” means any Claim, remedy, liability or Demand now existing or hereafter arising, for contribution, reimbursement, damages, subrogation or indemnification or any other indirect or derivative Claim, against any Debtor, whether reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, that relates, directly or indirectly, to any Asbestos Personal Injury Claim. Asbestos Personal Injury Indirect Claim includes Claims or Demands against any Debtor by the CCR or its current or former members relating, directly or indirectly, to Asbestos Personal Injury Claims and Claims by any Entity, including the CCR or its current or former members, with respect to any surety bond, letter of credit or other financial assurance issued by any Entity on account of, or with respect to, Asbestos Personal Injury Claims. An Asbestos Property Damage Indirect Claim shall not constitute an Asbestos Personal Injury Indirect Claim.
     14. “Asbestos Personal Injury Insurance Asset” means all of the Debtors’ or their respective predecessors in interest’s rights arising under the DAP Asset and the insurance policies identified on Exhibit I.A.14, in each case to the extent related to Asbestos Personal Injury Claims. The foregoing includes rights under insurance policies, rights under settlement agreements made with respect to such insurance policies, rights against the estates of insolvent insurers that issued such policies or entered into such settlements and rights against state insurance guaranty associations arising out of any such insurance policies issued by insolvent insurers. The foregoing also includes the right, on behalf of the Debtors as of the Effective Date, to give a full release of the insurance rights of the Debtors as of the Effective Date under any such policy or settlement agreement.

     15. “Asbestos Personal Injury Insurance Asset Entity” means any Entity, including any insurance company, insurance broker or guaranty association, that has issued insurance or that has actual or potential liability, duties or obligations relating to Asbestos Personal Injury Claims that are being affected by the transfer of the Asbestos Personal Injury Insurance Asset.
     16. “Asbestos Personal Injury Insurance Asset Entity Injunction” means the injunction described in Section IX.B.3.
     17. “Asbestos Personal Injury Trust” means the trust established by the Debtors in accordance with the Asbestos Personal Injury Trust Agreement to satisfy Asbestos Personal Injury Claims pursuant to the Plan, which trust shall satisfy the requirements of section 524(g) of the Bankruptcy Code and section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
     18. “Asbestos Personal Injury Trust Agreement” means that certain Asbestos Personal Injury Trust Agreement, executed by the Debtors and the Asbestos Personal Injury Trustees, substantially in the form of Exhibit I.A.18.
     19. “Asbestos Personal Injury Trust Distribution Procedures” means the Asbestos Personal Injury Trust Distribution Procedures, to be implemented by the Asbestos Personal Injury Trust pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement governing the liquidation, processing and payment of Asbestos Personal Injury Claims, substantially in the form of Exhibit I.A.19.
     20. “Asbestos Personal Injury Trustees” means, collectively, the persons appointed to serve as trustees of the Asbestos Personal Injury Trust to administer Asbestos Personal Injury Claims pursuant to the terms of the Asbestos Personal Injury Trust Agreement, or as subsequently may be appointed pursuant to the terms of the Asbestos Personal Injury Trust Agreement.
     21. “Asbestos Property Damage Claim” means any Claim, remedy or liability against any Debtor, whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise (including any theory of conspiracy or piercing the corporate veil, alter ego and similar theories), for asbestos property damage, including the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing, replacing or disposing of asbestos or asbestos-containing products in buildings, other structures or other property arising from the installation in, presence in or removal from buildings or other structures of asbestos or asbestos-containing products that was or were installed, manufactured, sold, supplied, produced, distributed, released or marketed by any Debtor prior to the Petition Date, or for which any Debtor is allegedly liable, including any such Claims, remedies and liabilities for compensatory damages (such as proximate, consequential, general and special damages) and punitive damages, and any Asbestos Property Damage Indirect Claim. Asbestos Property Damage Claim shall include all Asbestos Property Damage Claims asserted against the Debtors on account of or relating to (a) A.P. Green or (b) any DAP Liability. Asbestos Property Damage Claims shall not include Asbestos Personal Injury Claims.
     22. “Asbestos Property Damage Committee” means the Official Committee of Asbestos Property Damage Claimants of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.
     23. “Asbestos Property Damage Indirect Claim” means any Claim, remedy or liability against any Debtor, whether or not such Claim, remedy or liability is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, whether or not the facts of or legal bases therefor are known or unknown, under any theory of law, equity, admiralty or otherwise

(including any theory of conspiracy), that is (a) held by (i) any Entity (other than a director or officer entitled to indemnification pursuant to Sections IV.C.3. and V.E.) who has been, is, or may be a defendant in an action seeking damages for asbestos property damage, including the cost of inspecting, maintaining, encapsulating, repairing, decontaminating, removing, replacing or disposing of asbestos or asbestos-containing products in buildings, other structures, or other property, or (ii) any assignee or transferee of such Entity and (b) on account of alleged liability by any Debtor for reimbursement, indemnification, subrogation or contribution of any portion of any damages such Entity has paid or may pay to the plaintiff or any assignee in such action. An Asbestos Personal Injury Indirect Claim shall not constitute an Asbestos Property Damage Indirect Claim.
     24. “Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date or thereafter amended with retroactive applicability to the Reorganization Cases.
     25. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.
     26. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Reorganization Cases.
     27. “Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.
     28. “Bar Date Order” means the order of the Bankruptcy Court entered on May 3, 2002, establishing certain Bar Dates for Filing proofs of Claims in the Reorganization Cases, as the same may be amended, modified or supplemented.
     29. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).
     30. “By-Laws” means the By-Laws of any Reorganized Debtor, to be amended and restated in accordance with Section IV.C.1 hereof, in substantially the form of Exhibit IV.C.1.b with such changes as may be necessary to conform to the applicable law of the state of incorporation.
     31. “CCR” means The Center for Claims Resolution.
     32. “Certificate of Incorporation” means the Certificate of Incorporation of any Reorganized Debtor, to be amended and restated in accordance with Section IV.C.1 hereof, in substantially the form of Exhibit IV.C.1.a with such changes as may be necessary to conform to the applicable law of the state of incorporation.
     33. “Challenge Proceeding” means an action, cause of action, suit or other proceeding challenging the constitutionality and validity of the FAIR Act.
     34. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor, including any Claim asserted against the Debtors on account of or relating to A.P. Green or any DAP Liability.
     35. “Claims Objection Bar Date” means, for all Claims (other than Asbestos Personal Injury Claims) the later of (a) 120 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.
     36. “Class” means a class of Claims or Interests, as described in Article II.
     37. “Common Stock” means the common stock of Reorganized USG, authorized pursuant to the certificate of incorporation of Reorganized USG.
     38. “Condition Precedent” means the condition precedent that the FAIR Act has not been enacted and made law on or before the Trigger Date.
     39. “Confirmation” means the entry of the Confirmation Order on the docket of the District Court.
     40. “Confirmation Date” means the first date as of which the Confirmation Order is signed by the District Court and entered on its docket.
     41. “Confirmation Hearing” means, collectively, the hearing or hearings held by the Bankruptcy Court or the District Court on Confirmation of the Plan, as such hearing or hearings may be continued from time to time.
     42. “Confirmation Order” means the order of the Bankruptcy Court or the District Court, which, if entered by the Bankruptcy Court, is affirmed by the District Court, that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.
     43. “Contingent Payment Note” means the contingent payment note in the amount of $3.05 billion to be issued by the Reorganized Debtors to the Asbestos Personal Injury Trust on the Effective Date, as more fully described in Section IV.G.2 and substantially in the form of Exhibit I.A.43. The Contingent Payment Note shall bear annual interest at a fixed rate equivalent to the rate of the 90-day LIBOR in effect as of the Trigger Date plus 40 basis points, which interest shall accrue from 30 days after the Trigger Date until the Contingent Payment Note is paid in full. In addition, the Reorganized Debtors shall grant to the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specified contingencies, to secure the payment of the Contingent Payment Note, as set forth therein. Each of the Reorganized Debtors shall be a co-obligor under the Contingent Payment Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder.
     44. “Credit Facilities” means, collectively, (a) the Five Year Credit Agreement, dated as of June 30, 2000, and (b) the 364-Day Credit Agreement, dated as of June 30, 2000, each with a syndicate of financial institutions agented by the Credit Facilities Agent, as the same may have been subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.
     45. “Credit Facilities Agent” means JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank).
     46. “Credit Facilities Claim” means a Claim arising under either of the Credit Facilities.
     47. “Creditors’ Committee” means the Official Committee of Unsecured Creditors of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time.

     48. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.
     49. “DAP Asset” means any rights whatsoever, whether now existing or hereafter arising, whether known or unknown, whether contingent, fixed, liquidated, unliquidated, matured or unmatured or otherwise, of any Debtor or any predecessor in interest of any Debtor for indemnification or similar rights arising under or related to that certain purchase agreement, dated as of August 17, 1987, among USG Industries, Inc., Beecham Holdings Inc. and Beecham Home Improvement Products Inc.
     50. “DAP Liability” means any liabilities whatsoever (including any indemnification liabilities), whether now existing or hereafter arising, whether known or unknown, whether contingent, fixed, liquidated, unliquidated, matured or unmatured or otherwise, of any Debtor or any predecessor in interest of any Debtor arising under or related to that certain asset purchase agreement, dated as of August 23, 1991, among USG, DAP Inc., BHI International Inc., DAP Canada Inc., Wassall PLC and Wassall USA Acquisition, Inc.
     51. “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.
     52. “Deficiency Claim” means a General Unsecured Claim for the difference between (a) the aggregate amount of an Allowed Claim and (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.
     53. “Demand” means a demand for payment, present or future, including any such demand asserted against the Debtors on account of or relating to A.P. Green or any DAP Liability, that (a) was not a Claim prior to the Effective Date, (b) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos Permanent Channeling Injunction and (c) pursuant to the Plan, is to be paid by the Asbestos Personal Injury Trust.
     54. “DIP Lender” means LaSalle Bank National Association.
     55. “DIP Letter of Credit Facility” means, collectively: (a) that Letter of Credit Facility between USG and the DIP Lender, dated as of June 13, 2003; (b) all amendments thereto and extensions thereof; and (c) all security agreements and instruments related to the documents identified in (a) and (b).
     56. “Disbursing Agent” means Reorganized USG, in its capacity as a disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent, including any Indenture Trustee or Credit Facilities Agent acting as a disbursing agent, but shall not include any disbursing agent for or with respect to the Asbestos Personal Injury Trust.
     57. “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.
     58. “Disputed Claim” means (other than with respect to an Asbestos Personal Injury Claim):
     a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor’s Schedules; or

     b. if a Timely Claim, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor, Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order.
     59. “Distribution” means the payment or distribution under the Plan of cash, notes, interests or other property, as applicable, to the holders of Allowed Claims (other than Asbestos Personal Injury Claims) or the Asbestos Personal Injury Trust.
     60. “Distribution Record Date” means the Confirmation Date.
     61. “District Court” means the United States District Court for the District of Delaware having jurisdiction over these Reorganization Cases.
     62. “Effective Date” means a day, as determined by the Debtors, that is a Business Day no earlier than the date on which all conditions to the effective date in Section VIII.B (other than the condition in Section VIII.B.7) have been met or waived pursuant to Section VIII.C.
     63. “Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
     64. “Entity” means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.
     65. “Environmental Claim” means a Claim of a governmental unit against any Debtor relating to alleged violations of, or noncompliance with, any federal or state environmental laws or regulations, but shall not include any Asbestos Personal Injury Claim or Asbestos Property Damage Claim.
     66. “Equity Commitment Agreement” means that certain Equity Commitment Agreement between USG and the New Investor, dated January 30, 2006, as amended by Amendment No. 1 dated February 23, 2006 (as it may be further amended or modified), which was approved by order of the Bankruptcy Court on February 23, 2006.
     67. “Equity Committee” means the Statutory Committee of Equity Security Holders of the Debtors appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, currently chaired by the New Investor, as the same may be reconstituted from time to time.
     68. “Escrow Agreement” means the Escrow Agreement, dated as of March 2, 2006, among USG, the New Investor and the escrow agent named therein (or any successor thereto), as the same may be amended, modified or supplemented by the parties thereto.
     69. “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.
     70. “Executory Contract and Unexpired Lease” and “Executory Contract or Unexpired Lease” mean a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

     71. “FAIR Act” means, collectively, The Fairness in Asbestos Injury Resolution Act of 2005 or any substantially similar legislation creating a national trust or similar fund.
     72. “Fee Claim” means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Reorganization Cases.
     73. “Fee Order” means the Administrative Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on or about September 18, 2001, as modified by the Order Appointing Fee Auditor and Establishing Related Procedures Concerning the Allowance of Compensation and Reimbursement of Expenses of Professionals and Members of Official Committees and Consideration of Fee Applications entered by the Bankruptcy Court on or about November 20, 2001 (and subsequently modified by orders dated July 8, 2003 and March 22, 2004, respectively, and as otherwise modified from time to time).
     74. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court, the District Court or their authorized designees in the Reorganization Cases.
     75. “Final Fee Application” means an application for final allowance of the Professional’s aggregate Fee Claim as described in Section III.A.1.e.ii.A.
     76. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been filed timely has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.
     77. “General Unsecured Claim” means a Deficiency Claim and any Claim that is not a Cure Amount Claim, Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, Credit Facilities Claim, Senior Note Claim, Industrial Revenue Bond Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Environmental Claim or Intercompany Claim.
     78. “Indenture Trustees” means, collectively, the Senior Note Indenture Trustee and the Industrial Revenue Bond Indenture Trustees.
     79. “Industrial Revenue Bond Claim” means a Claim under the Industrial Revenue Bond Indentures.
     80. “Industrial Revenue Bond Indenture Trustees” means collectively, the indenture trustees for Industrial Revenue Bonds and their predecessors, successors or assigns, which indenture trustees are listed on Exhibit I.A.80.
     81. “Industrial Revenue Bond Indentures” means those indentures for the Industrial Revenue Bonds listed on Exhibit I.A.80.
     82. “Industrial Revenue Bonds” means those certain industrial revenue bonds governed by the Industrial Revenue Bond Indentures.

     83. “Insured Claim” means any Claim (other than an Asbestos Personal Injury Claim) arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.
     84. “Intercompany Claim” means any Claim by USG, or any direct or indirect subsidiary of USG, against a Debtor.
     85. “Interest” means the rights of any holder of the stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.
     86. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     87. “IRS” means the Internal Revenue Service of the United States of America.
     88. “Liability” or “Liabilities” means any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.
     89. “Litigation Claim” means any Disputed Claim or any other Timely Claim that has not been settled, compromised or otherwise resolved, in each case that (a) is not barred or disallowed by an order of the Bankruptcy Court or any other court of competent jurisdiction and (b) is, was or could have been the subject of a formal legal cause of action, a suit or any other proceeding against any Debtor, including any Claim that: (i) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (ii) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety or hazardous substances; provided, however, that (x) no Asbestos Personal Injury Claim, Asbestos Property Damage Claim or Environmental Claim shall be a Litigation Claim and (y) no contract Claim shall be a Litigation Claim unless a formal legal cause action, suit or proceeding was or has been brought or threatened against the Debtors with respect to such Claim.
     90. “Long Term Incentive Plan” means the long term incentive plan to be adopted by the Reorganized Debtors as of the Effective Date, as described in Exhibit I.A.90, for the benefit of certain employees of the Reorganized Debtors.
     91. “Management Incentive Plan” means the management annual incentive plan to be adopted by the Reorganized Debtors as of the Effective Date, as described in Exhibit I.A.91, for the benefit of certain employees of the Debtors.
     92. “New Investor” means Berkshire Hathaway Inc. For informational purposes, Berkshire Hathaway Inc. currently serves as the chairman of the Equity Committee.
     93. “New Investor Documents” means the Equity Commitment Agreement, Registration Rights Agreement, Escrow Agreement and Shareholder’s Agreement and any amendments thereto.
     94. “Note” means the promissory note in the principal amount of $10 million to be issued by the Reorganized Debtors to the Asbestos Personal Injury Trust on the Effective Date, substantially in the form of Exhibit I.A.94. The Reorganized Debtors will grant the Asbestos Personal Injury Trust a right to obtain at least 51 percent of the voting stock of Reorganized USG, exercisable upon the occurrence of a payment default and certain specific contingencies. The Note shall be payable on December 31, 2006. The Note shall bear annual interest at a fixed rate equivalent to the rate of the 90-day LIBOR in effect as of the Effective Date plus 40 basis points, which interest shall accrue from the Effective Date until maturity. Each of the Reorganized Debtors shall be a co-obligor under the Note and each Reorganized Debtor shall be jointly and severally liable for the obligations thereunder.
     95. “Ordinary Course Professionals Order” means the Amended and Restated Order Authorizing Debtors to Retain, Employ and Pay Certain Professionals in the Ordinary Course of Their Businesses entered by the Bankruptcy Court on August 23, 2004.
     96. “Past Affiliate” means a past affiliate of any Debtor or Reorganized Debtor to the extent such past affiliate is listed on Exhibit I.A.96.
     97. “Petition Date” means June 25, 2001.
     98. “Plan” means this joint plan of reorganization for the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.
     99. “Postpetition Interest” means with respect to: (a) Credit Facilities Claims, interest (including interest on interest compounded quarterly on the quarterly interest payment dates) accruing pursuant to the applicable Credit Facilities from the Petition Date through the Effective Date at the applicable contractual rate of interest for ABR borrowings or LIBOR borrowings (if any, until the scheduled maturity of the LIBOR borrowings, at which point they are assumed to be converted to ABR borrowings), including the default rate, taking into account changes in the applicable floating interest rate set forth in the applicable Credit Facilities through the Effective Date; (b) the Senior Note Claims, interest (including interest on interest) in each case compounded semi-annually on the interest payment dates, accruing at the contractual rate of interest under the Senior Note Indenture from the Petition Date through the Effective Date; (c) the Industrial Revenue Bond Claims, interest (including interest on interest), in each case compounded semi-annually on the interest payment dates, accruing at the contractual rate of interest under the relevant Industrial Revenue Bond Indenture from the Petition Date through the Effective Date; (d) Secured Claims, interest accruing on such claims from the Petition Date through the Effective Date at the rate set forth in the contract or other applicable document giving rise to such claims; (e) Tax Claims, interest at the non-penalty rate set forth in the applicable state or federal law governing such Claims from the Petition Date through the Effective Date; and (f) all other Claims (including Cure Amount Claims), but not including Asbestos Personal Injury Claims, Litigation Claims and Asbestos Property Damage Claims, interest at (i) the rate of 6.50% per annum compounded on each anniversary of the Petition Date on the allowed amount of such Claims from the Petition Date through the Effective Date, (ii) any other applicable interest rate required to leave such Claim unimpaired as determined by the Bankruptcy Court or (iii) such interest, if any, as otherwise agreed to by the holder of such Claim and the applicable Debtor. In the case of Postpetition Interest with respect to Senior Note Claims, any interest (including interest on interest) accruing after the respective maturity dates of the Senior Notes shall be compounded on the same dates which constituted interest payment dates with respect to such Senior Notes. No Distributions shall be made on account of Postpetition Interest on any Allowed Claim until such time as the holder of such Allowed Claim provides any required Tax information, as described in greater detail in Section VI.G.4.
     100. “Postpetition Interest Rate Determination Notice” means a notice to be Filed with the Bankruptcy Court and served on the Debtors at the addresses set forth in Section XI.H no later than June 26, 2006 requesting that the Bankruptcy Court establish the applicable rate of Postpetition Interest under Section I.A.99.f.ii for the Entity Filing such notice. The Postpetition Interest Rate Determination Notice shall (a) identify the Claim and the requested rate of interest applicable to such Claim and (b) attach documentation supporting the payment of such rate of interest for each Claim. The procedures for resolving any disputes with respect to the interest requested in such notice are addressed in Section IV.P.

     101. “Predecessor in Interest” means a predecessor in interest of any Debtor or Reorganized Debtor to the extent such predecessor in interest is listed on Exhibit I.A.96 to the Plan.
     102. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.
     103. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.
     104. “Pro Rata” means, when used with reference to a distribution of property pursuant to Article III, proportionately so that with respect to a particular Allowed Claim, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (ii) the amount of all Allowed Claims in that Class.
     105. “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327, 328, 363, 524(g)(4)(B)(i) or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.
     106. “Protected Party” means any of the following parties:
     a. any Debtor, Reorganized Debtor or any Affiliate of the foregoing;
     b. any former or present director, officer or employee of any Debtor, Reorganized Debtor or any Affiliate of the foregoing but only in their capacity as such;
     c. any stockholder of any Debtor but only in their capacity as such;
     d. any Entity that, pursuant to the Plan or on or after the Effective Date, becomes a direct or indirect transferee of, or successor to, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of it becoming such a transferee or successor);
     e. any Entity that, pursuant to the Plan or on or after the Effective Date, makes a loan to any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Entity becoming such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired);
     f. any Entity to the extent such Entity is alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust to the extent that such alleged liability arises by reason of one or more of the following:
     i. such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor, or Predecessor in Interest;

     ii. such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;
     iii. such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest; or
     iv. such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction; or
     g. any Settling Insurer.
     107. “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter including the Effective Date.
     108. “Reclamation Claim” means a Claim for reclamation in accordance with section 546(c) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code.
     109. “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action.
     110. “Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 30, 2006, between USG and the New Investor.
     111. “Registration Statement” means the registration statement on Form S-1 filed by USG with the Securities and Exchange Commission under the Securities Act of 1933 on March 3, 2006 (333-132203) relating to Additional Common Stock and any other securities issued in connection with the Rights Offering, as it may be amended, modified or supplemented (including any post-effective amendments).
     112. “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the applicable Reorganized Debtor’s sole discretion, in accordance with one of the following:
     a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

     b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:
     i. any such default that occurred before or after the commencement of the applicable Reorganization Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;
     ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;
     iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and
     iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.
     113. “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.
     114. “Reorganized . . .” means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.
     115. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations or dissolutions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors.
     116. “Rights Offering” means: (a) the offer and sale of Additional Common Stock pursuant to a rights offering whereby each holder of Common Stock outstanding on the record date for such rights offering will receive the right to purchase one share of Additional Common Stock at a price of $40.00 for each share of Common Stock held on such record date, as described in the Equity Commitment Agreement; or (b) if USG shall have determined in accordance with the terms of the Equity Commitment Agreement not to proceed with a rights offering as described in (a), such alternate offer and sale of Additional Common Stock pursuant to a rights offering, if any, that USG has determined to pursue.
     117. “Rights Offering Documents” means, collectively, the documents necessary for effectuating the Rights Offering.
     118. “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors on or about October 23, 2001 and October 24, 2001, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.
     119. “Secured Claim” means a Claim (other than an Asbestos Personal Injury Claim) that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

     120. “Senior Note Claim” means a Claim arising under the Senior Note Indenture.
     121. “Senior Note Indenture” means that certain Indenture dated as of October 1, 1986, among USG and the Senior Note Indenture Trustee, as amended or modified from time to time.
     122. “Senior Note Indenture Trustee” means Harris Trust and Savings Bank, and its successors and assigns.
     123. “Senior Notes” mean, collectively, the notes governed by the Senior Note Indenture.
     124. “Settling Insurer” means each Asbestos Personal Injury Insurance Asset Entity listed on Exhibit I.A.14 (as the same may be amended, modified, or supplemented) that enters into a settlement prior to the conclusion of the Confirmation Hearing that is: (a) sufficiently comprehensive in the determination of the Debtors, the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative to warrant treatment of such Asbestos Personal Injury Asset Entity as a Protected Party under section 524(g) of the Bankruptcy Code as to all or certain of the Asbestos Personal Injury Claims which are channeled to the Asbestos Personal Injury Trust; and (b) approved by the Bankruptcy Court.
     125. “Shareholder’s Agreement” means the Shareholder’s Agreement, dated as of January 30, 2006, between USG and the New Investor.
     126. “Stock Interests of . . .” means, when used with reference to a particular Debtor or Debtors, the common stock, preferred stock, membership interests or partnership interests or similar ownership interests, including options, warrants or rights to acquire or convert any such interests, issued by such Debtor or Debtors.
     127. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a holder of a Claim (other than an Asbestos Personal Injury Claim) or Interest establishing the allowed amount or nature of such Claim or Interest that is (a) entered into in accordance with any Claim settlement procedures established in these Reorganization Cases, (b) permitted or contemplated by the Plan or (c) approved by order of the Bankruptcy Court.
     128. “Subsidiary Debtors” means all of the Debtors other than USG.
     129. “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.
     130. “Third Party Disbursing Agent” means an Entity designated by Reorganized USG to act as a Disbursing Agent pursuant to Section VI.B.
     131. “Timely Claim” means a Claim (other than an Asbestos Personal Injury Claim) for which a proof of Claim or request for payment of Administrative Claim was Filed by the applicable Bar Date or is otherwise determined to be timely Filed by a Final Order of the Bankruptcy Court.
     132. “Trigger Date” means the date that is 10 days (excluding Sundays) after final adjournment sine die of the 109th Congress of the United States.

     133. “U.S. Trustee” means the United States Trustee for the District of Delaware.
     134. “U.S. Gypsum” means Debtor United States Gypsum Company, a Delaware corporation.
     135. “USG” means Debtor USG Corporation, a Delaware corporation.
B. Rules of Interpretation and Computation of Time
     1. Rules of Interpretation
     For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” or “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.
     2. Computation of Time
     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
ARTICLE II.
CLASSES OF CLAIMS AND INTERESTS
     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section III.A, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.
     1. Class 1: Unsecured Priority Claims. Priority Claims against any Debtor.
     2. Class 2: Secured Claims. Secured Claims against any Debtor.
     3. Class 3: Credit Facilities Claims. Credit Facilities Claims against USG.
     4. Class 4: Senior Note Claims. Senior Note Claims against USG.

     5. Class 5: Industrial Revenue Bond Claims. Industrial Revenue Bond Claims against USG or U.S. Gypsum.
     6. Class 6: General Unsecured Claims. General Unsecured Claims against any Debtor.
     7. Class 7: Asbestos Personal Injury Claims. Asbestos Personal Injury Claims against any Debtor.
     8. Class 8: Asbestos Property Damage Claims. Asbestos Property Damage Claims against any Debtor.
     9. Class 9: Environmental Claims. Environmental Claims against any Debtor.
     10. Class 10: Intercompany Claims. Intercompany Claims against any Debtor.
     11. Class 11: Subsidiary Debtor Stock Interests. Interests on account of the stock of any Subsidiary Debtor.
     12. Class 12: USG Stock Interests. Interests on account of the stock of USG.
ARTICLE III.
TREATMENT OF CLAIMS AND INTERESTS
A. Unclassified Claims
     1. Payment of Administrative Claims
          a. Administrative Claims in General
     Except as specified in this Section III.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.
          b. Statutory Fees
     On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court or the District Court, as applicable, shall be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.
          c. Ordinary Course Liabilities
     Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F, shall be satisfied by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims or further approval of the Bankruptcy Court.
          d. Claims Under the DIP Letter of Credit Facility
     On the Effective Date or such later time as agreed to by the applicable Debtor and the DIP Lender, (i) any allowed Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall be paid in full by the applicable Debtor and (ii) the DIP Lender shall (A) receive cancellation without draw of all outstanding letters of credit issued under the DIP Letter of Credit Facility or (B) have such letters of credit extended, refinanced or replaced in the ordinary course of business on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cancel, extend, refinance or replace the DIP Letter of Credit Facility.
          e. Bar Dates for Administrative Claims
               i. General Bar Date Provisions
     Except as otherwise provided in Section III.A.1.e.ii, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.
               ii. Bar Dates for Certain Administrative Claims
                    A. Professional Compensation
     Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 120 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.
                    B. Ordinary Course Liabilities
     Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes (including Tax audit Claims relating to Tax years or portions thereof commencing after the Petition Date) and Administrative Claims arising from those contracts and leases of the kind described in Section V.F, shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c.
                    C. Claims Under the DIP Letter of Credit Facility
     Holders of Administrative Claims under or evidenced by the DIP Letter of Credit Facility shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims are allowed in the amount agreed upon between the Debtors and the DIP Lender and shall be satisfied pursuant to Section III.A.1.d.
     2. Payment of Priority Tax Claims
          a. Priority Tax Claims
     Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.
          b. Other Provisions Concerning Treatment of Priority Tax Claims
     Notwithstanding the provisions of Section III.A.2.a, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 6 Claim, and the holder (other than as the holder of a Class 6 Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.
     3. Disallowance of Reclamation Claims
     All Reclamation Claims shall be disallowed on the Effective Date, any related adversary proceedings shall be dismissed on the Effective Date and any Allowed Claims relating to the provision of goods to the Debtors prior to the Petition Date shall be treated and paid as Class 6 Claims.
B. Classified Claims
     1. Class 1 Claims (Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 shall receive cash in an amount equal to the Allowed Claim plus Postpetition Interest on such Allowed Claim.
     2. Class 2 Claims (Secured Claims) are unimpaired. On the Effective Date, unless otherwise agreed by the holder of a Claim and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 2 shall receive treatment in accordance with Option A or B below, at the option of the applicable Debtor or Reorganized Debtor. Any Allowed Deficiency Claim of a holder of an Allowed Secured Claim shall be entitled to treatment as an Allowed Class 6 Claim.
Option A: Claims in Class 2 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.

Option B: Claims in Class 2 that are Timely Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated.
     3. Class 3 Claims (Credit Facilities Claims) are unimpaired. Credit Facilities Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $471,009,479 as of the Petition Date. On the Effective Date, each holder of an Allowed Credit Facilities Claim shall receive cash in an amount equal to a Pro Rata share of (a) $471,009,479 and (b) Postpetition Interest on such Allowed Claim. In addition, the Debtors or Reorganized Debtors, as applicable, shall pay any fees and charges arising under the applicable Credit Facilities, including any agent fees, applicable letter of credit fees and reasonable legal fees, through the Effective Date. Any letter of credit under the Credit Facilities outstanding as of the Effective Date shall be cash-collateralized, refinanced, canceled or replaced in the ordinary course on or after the Effective Date. The Debtors shall be authorized to take any action necessary or appropriate to cash-collateralize, refinance, cancel or replace any letter of credit under the Credit Facilities. Exhibit III.B contains a breakdown of certain components of the Credit Facilities Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.
     4. Class 4 Claims (Senior Note Claims) are unimpaired. Senior Note Claims shall be allowed in the aggregate amount (including accrued interest through the Petition Date) of $289,250,578 as of the Petition Date. On the Effective Date, each holder of an Allowed Senior Note Claim shall receive cash in an amount equal to a Pro Rata share of (a) $289,250,578 and (b) Postpetition Interest on such Allowed Claim. In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of any Senior Note Indenture Trustee, the Debtors or Reorganized Debtors, as applicable, shall pay to any Senior Note Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Senior Note Indenture Trustee to the extent payable under the applicable Senior Note Indenture. Until the Senior Note Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive or discharge any charging lien provided by the applicable Senior Note Indenture. Exhibit III.B contains a breakdown of certain components of the Senior Note Claims, including the principal, accrued interest through the Petition Date and accrued interest through March 31, 2006.
     5. Class 5 Claims (Industrial Revenue Bond Claims) are unimpaired. Industrial Revenue Bond Claims shall be allowed as of the Petition Date in such amounts as set forth on Exhibit I.A.80. On the Effective Date, unless otherwise agreed by the applicable Industrial Revenue Bond Indenture Trustee and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 5 shall receive treatment in accordance with Option A or B below as indicated and more fully described on Exhibit I.A.80.
Option A: Claims in Class 5 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash (including any applicable prepayment premium) plus Postpetition Interest on such Allowed Claim by such Reorganized Debtor, unless the holder of such Claim agrees to less favorable treatment.
Option B: Claims in Class 5 with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated in accordance with the terms of the relevant Industrial Revenue Bond Indenture.
In addition, on the Effective Date and in lieu of any claim for substantial contribution by or on behalf of the Industrial Revenue Bond Indenture Trustees, the Debtors or Reorganized Debtors, as applicable, shall pay to any Industrial Revenue Bond Indenture Trustee cash in an amount equal to the reasonable and documented fees and expenses (including reasonable legal fees) of such Industrial Revenue Bond Indenture Trustees to the extent payable under the applicable Industrial Revenue Bond Indentures. Until each Industrial Revenue Bond Indenture Trustee’s fees and expenses are paid in full, nothing in this Plan shall in any way impair, waive or discharge any charging lien provided by the applicable Industrial Revenue Bond Indenture and its related agreements. Exhibit III.B contains a breakdown of certain components of the Industrial Revenue Bond Claims, including the principal, accrued interest through the Petition Date, accrued interest through March 31, 2006 and, if applicable, any prepayment premium.
     6. Class 6 Claims (General Unsecured Claims) are unimpaired. On the Effective Date, Claims in Class 6 (other than Litigation Claims) that are Allowed Claims shall be paid in full in cash plus Postpetition Interest on such Allowed Claim, unless the holder of such Claim agrees to less favorable treatment. To the extent any holder of a Class 6 Claim (other than Litigation Claims) believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i, the holder of such Claim must timely File a Postpetition Interest Rate Determination Notice no later than June 26, 2006. Failure to File a timely Postpetition Interest Rate Determination Notice will be deemed an agreement to accept Postpetition Interest as described in Section I.A.99.f.i. Section IV.P provides the procedure for Filing Postpetition Interest Rate Determination Notices and resolving disputes relating to any Postpetition Interest Rate Determination Notice. On the Effective Date, any unliquidated or disputed Litigation Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3. Litigation Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.
     7. Class 7 Claims (Asbestos Personal Injury Claims) are impaired. On the Effective Date, all Asbestos Personal Injury Claims shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.G. All Asbestos Personal Injury Claims shall be determined and paid pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
     a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
     b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
     c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
     d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
     e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
          Nothing contained herein shall constitute or be deemed a waiver of any claim, right or cause of action that any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust may have against any Entity in connection with or arising out of an Asbestos Personal Injury Claim, and the injunction shall not apply to the assertion of any such claim, right or cause of action by any Debtor, Reorganized Debtor or the Asbestos Personal Injury Trust.

     8. Class 8 Claims (Asbestos Property Damage Claims) are unimpaired. On the Effective Date, any unliquidated or disputed Asbestos Property Damage Claims that are Timely Claims shall be Reinstated in accordance with Section VII.A.3. Asbestos Property Damage Claims that have been liquidated by agreement of the parties prior to the Effective Date shall be paid in cash on the Effective Date as provided in the parties’ agreement.
     9. Class 9 Claims (Environmental Claims) are unimpaired. On the Effective Date, Environmental Claims shall be Reinstated.
     10. Class 10 Claims (Intercompany Claims) are unimpaired. On the Effective Date, Intercompany Claims shall be Reinstated.
     11. Class 11 Interests (Stock Interests of Subsidiary Debtors) are unimpaired. On the Effective Date, Stock Interests of Subsidiary Debtors shall be Reinstated.
     12. Class 12 Interests (Stock Interests of USG) are unimpaired. On the Effective Date, Stock Interests of USG shall be Reinstated, and the holders of Stock Interests of USG shall retain such Interests.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
     Except as otherwise provided herein (and subject to the Restructuring Transaction provisions of Section IV.B), each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate Entity, with all the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, liens, charges, other encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Final Fee Applications) without application to the Bankruptcy Court.
B. Restructuring Transactions
     1. Restructuring Transactions Generally
     On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan. Such Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.
     2. Obligations of Any Successor Corporation in a Restructuring Transaction
     The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
C.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action
     1. Certificates of Incorporation and By-Laws of the Reorganized Debtors
     As of the Effective Date, the certificates of incorporation and the by-laws (or comparable constituent documents) of Reorganized USG and the Reorganized Subsidiary Debtors will be substantially in the forms of Exhibits IV.C.1.a and IV.C.1.b, respectively, with such changes as may be necessary to conform to the applicable law of the state of incorporation. The initial certificates of incorporation and by-laws or similar constituent documents of each Reorganized Debtor, among other things, will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date or the effective time of any applicable Restructuring Transaction, each such Entity may amend and restate its certificates of incorporation or by-laws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents.
     2. Directors and Officers of the Reorganized Debtors
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial board of directors and the officers of each of the Reorganized Debtors will consist of the directors and the officers of such Debtor immediately prior to the Effective Date. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of the respective Reorganized Debtor and state law. A schedule of the annual compensation to be paid to persons serving as executives, officers and directors as of the Effective Date is set forth on Exhibit IV.C.2.
3.	New Employment, Retirement, Indemnification and Other Related Agreements and Incentive Compensation Programs
     As of the Effective Date, the Reorganized Debtors shall have authority, as determined by Reorganized USG’s board of directors, to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active and retired employees; and (c) enter into and implement the Long Term Incentive Plan and the Management Incentive Plan.
     4. Corporate Action
     Pursuant to section 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporation Law and any comparable provisions of the business corporation law of any other state, the following (which will occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or any other person or entity: the Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and by-laws or similar constituent documents for the Reorganized Debtors; the initial selection of directors and officers for the Reorganized Debtors; the Distribution of cash pursuant to the Plan; the issuance and Distribution of the Note and the Contingent Payment Note pursuant to the Plan; the entry into and performance under the Rights Offering Documents; the performance under the New Investor Documents; the issuance and sale of Additional Common Stock pursuant to the Rights Offering; the filing of the Registration Statement; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, including the Long Term Incentive Plan and the Management Incentive Plan; and other matters involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor.
D.	Obtaining Cash for Plan Distributions and Transfers of Funds Among the Debtors and the Reorganized Debtors
     The Debtors or Reorganized Debtors, as applicable, are authorized to execute and deliver any documents necessary or appropriate to obtain cash for funding the Plan and the Asbestos Personal Injury Trust. All cash necessary for the Reorganized Debtors to make payments pursuant to the Plan and fund the Asbestos Personal Injury Trust will be obtained through a combination of one or more of the following: (1) the Reorganized Debtors’ and certain nondebtors’ cash balances and operations; (2) the Rights Offering to be commenced on or shortly after the Effective Date; (3) the proceeds of tax refunds; (4) one or more debt offerings; or (5) any other means of financing or funding that the Debtors or the Reorganized Debtors determine is necessary or appropriate. Cash payments to be made pursuant to the Plan will be made by Reorganized USG; provided, however, that the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized USG to satisfy the Reorganized Debtors’ obligations under the Plan. Any Intercompany Claims resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices.
E. Creation of Asbestos Personal Injury Trust
     As of the Effective Date, the Asbestos Personal Injury Trust shall be created. The Asbestos Personal Injury Trust is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Asbestos Personal Injury Trust shall be to, among other things: (1) direct the processing, liquidation and payment of all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Personal Injury Trust Distribution Procedures and the Confirmation Order; (2) preserve, hold, manage and maximize the assets of the Asbestos Personal Injury Trust for use in paying and satisfying Asbestos Personal Injury Claims; and (3) qualify at all times as a qualified settlement fund.

F. Appointment of Asbestos Personal Injury Trustees
     On the Confirmation Date, effective as of the Effective Date, in accordance with the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the individuals selected jointly by the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative (as identified in Exhibit IV.F), after consultation with the Debtors, shall be appointed to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.
G.	Transfers of Property to and Assumption of Certain Liabilities by the Asbestos Personal Injury Trust.
     1. Transfer of Books and Records to the Asbestos Personal Injury Trust
     On the Effective Date or as soon thereafter as is reasonably practicable, at the sole cost and expense of the Asbestos Personal Injury Trust and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos Personal Injury Trust copies of those books and records agreed upon by the parties that pertain directly to Asbestos Personal Injury Claims that have been asserted against any Debtor. In furtherance of this Section IV.G.1, the Reorganized Debtors and the Asbestos Personal Injury Trust may enter into the Cooperation Agreement in the form of Exhibit IV.G.1. Pursuant to the Plan and the Confirmation Order, to the extent the Debtors provide any privileged books and records, such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the preservation of privilege pertaining to such books and records is challenged or disapproved by the Bankruptcy Court or the District Court and if the Asbestos Personal Injury Trust determines that it needs access to such information, the Reorganized Debtors will, at the sole cost and expense of the Asbestos Personal Injury Trust, retain the books and records and enter into arrangements to permit the Asbestos Personal Injury Trust to have access to such books and records, to the extent such access does not result in the destruction or waiver of any applicable privileges. If the Asbestos Personal Injury Trust does not issue written instructions for the transfer or retention of such books and records within 180 days after the Effective Date, or if the Asbestos Personal Injury Trust so requests, the Reorganized Debtors may (and shall, if the Asbestos Personal Injury Trust so requests, but at the sole cost and expense of the Asbestos Personal Injury Trust), destroy any such books and records, and the order of the Bankruptcy Court or the District Court entered during the Reorganization Cases with respect to the retention of books and records shall be deemed superseded by this section of the Plan.
     2. Funding the Asbestos Personal Injury Trust
     a. On the Effective Date, the Reorganized Debtors (i) will pay $890 million in cash to the Asbestos Personal Injury Trust and (ii) issue the Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative.
     b. On the Effective Date, the Reorganized Debtors will provide the Contingent Payment Note, the terms and provisions of which shall be reasonably acceptable to the Debtors, the Asbestos Personal Injury Committee, the Asbestos Personal Injury Committee Members’ Counsel and the Asbestos Personal Injury Futures Representative and the payment of which shall only be subject to the Condition Precedent; provided, however, that:
     i. If the FAIR Act is not enacted and made law on or before the Trigger Date, the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note as set forth in Section IV.G.2.c below.

     ii. If the FAIR Act is enacted and made law on or before the Trigger Date, and is not subject to a Challenge Proceeding on or before 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.
     iii. If the FAIR Act is enacted and made law on or before the Trigger Date, but is subject to a Challenge Proceeding as of 60 days after the Trigger Date, the obligations under the Contingent Payment Note shall not vest, subject to the resolution of the Challenge Proceeding by a Final Order as follows:
     (a) If the Challenge Proceeding is resolved by a Final Order such that the FAIR Act is unconstitutional in its entirety or as applied to debtors in chapter 11 cases whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are then similarly situated to the Debtors as of February 1, 2006 (in a chapter 11 case with a plan of reorganization that has not yet been confirmed)), so that such debtors will not be subject to the FAIR Act, then the obligations under the Contingent Payment Note shall vest and the Reorganized Debtors shall satisfy the Contingent Payment Note, with the first payment of $1.9 billion being due within 30 days after such Final Order and the second payment of $1.15 billion being due within 180 days after such Final Order.
     (b) If the Challenge Proceeding is resolved by a Final Order in a manner other than as contemplated by the immediately preceding clause (a), then the obligations under the Contingent Payment Note shall not vest and the Contingent Payment Note will be fully canceled.
     c. If the Condition Precedent is met, subject to Section IV.G.2.b.iii, then $1.9 billion of the Contingent Payment Note will be payable within 30 days after the Trigger Date, with the remaining $1.15 billion of the Contingent Payment Note payable within 180 days after the Trigger Date.
     d. Until such time as the Contingent Payment Note is either paid in full or canceled, Reorganized USG will not declare any dividend to the holders of its stock or repurchase its stock in an amount that exceeds $150 million.
     e. As set forth in more detail in the Contingent Payment Note, until such time as the Contingent Payment Note is either paid in full or canceled, the amount of the Reorganized Debtors’ indebtedness that is senior to the Contingent Payment Note (through any combination of the granting of security or subordination) will be limited to:
     i. an exit financing facility in an amount not to exceed $750 million;
     ii. amounts necessary to fund any Plan Distributions, after taking into account available cash, including payments to the Asbestos Personal Injury Trust (including payments on the Note and the Contingent Payment Note), payments to unsecured creditors and payments to holders of Asbestos Property Damage Claims;
     iii. amounts necessary to fund the operations, capital expenditures and working capital of the Reorganized Debtors;
     iv. other customary items such as leases, hedging, interest rate protection, taxes and similar items;

     v. $125 million general basket; and
     vi. any refinancing of the above.
     3. Transfer of the Asbestos Personal Injury Insurance Asset
     On the Effective Date, the Reorganized Debtors shall transfer to the Asbestos Personal Injury Trust the Asbestos Personal Injury Insurance Asset.
     4. Assumption of Certain Liabilities by the Asbestos Personal Injury Trust
     In consideration for the property transferred to the Asbestos Personal Injury Trust pursuant to Section IV.G.2 hereof and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall assume all Liabilities and responsibility for all Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability therefor. The Asbestos Personal Injury Trust also shall assume all liability for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, or any other charges, costs, fees or expenses (if any) that become due to any insurer in connection with the Asbestos Personal Injury Insurance Asset as a result of Asbestos Personal Injury Claims against Entities insured under policies included in the Asbestos Personal Injury Insurance Asset by reason of vendor’s endorsements, or under the indemnity provisions of settlement agreements that any Debtor made with various insurers prior to the Petition Date to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and the Reorganized Debtors shall have no further financial or other responsibility or liability for any of the foregoing. Except as otherwise provided in the Plan, the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust shall have all defenses, cross-claims, offsets and recoupments, as well as rights of indemnification, contribution, subrogation and similar rights, regarding such Asbestos Personal Injury Claims that the Debtors or the Reorganized Debtors have or would have had under applicable law.
     5. Indemnification by the Asbestos Personal Injury Trust
     The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
     6. Cooperation with Respect to Insurance Matters
     The Reorganized Debtors shall cooperate with the Asbestos Personal Injury Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. By way of enumeration and not of limitation, the Reorganized Debtors shall be obligated: (a) to provide the Asbestos Personal Injury Trust with copies of insurance policies, other coverage agreements and settlement agreements included within or relating to the Asbestos Personal Injury Insurance Asset; (b) to provide the Asbestos Personal Injury Trust with information necessary or helpful to the Asbestos Personal Injury Trust in connection with its efforts to obtain insurance and other coverage for Asbestos Personal Injury Claims; and (c) to execute further assignments or allow the Asbestos Personal Injury Trust to pursue claims relating to the Asbestos Personal Injury Insurance Asset in its name (subject to appropriate disclosure of the fact that the Asbestos Personal Injury Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the Asbestos Personal Injury Trust to obtain insurance and other coverage under the Asbestos Personal Injury Insurance Asset for Asbestos Personal Injury Claims. To the extent that the transfer of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust is determined to be invalid, ineffective or in violation of the Asbestos Personal Injury

Insurance Asset by a court or arbitrator of competent jurisdiction, upon the request of the Asbestos Personal Injury Trust, the Reorganized Debtors shall (a) pursue any rights to the Asbestos Personal Injury Insurance Asset for the benefit of, and to the fullest extent required by, the Asbestos Personal Injury Trust and (b) immediately transfer any amounts recovered under or on account of the Asbestos Personal Injury Insurance Asset to the Asbestos Personal Injury Trust. The Asbestos Personal Injury Trust shall be obligated to compensate the Reorganized Debtors for costs reasonably incurred in connection with providing assistance to the Asbestos Personal Injury Trust or in pursuing recovery for the benefit of the Asbestos Personal Injury Trust pursuant to this Section IV.G.6, including out-of-pocket costs and expenses, consultant fees and attorneys’ fees.
     7. Authority of the Reorganized Debtors
     Effective on the Confirmation Date, the Reorganized Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to enable them to implement effectively the provisions of the Plan and the Asbestos Personal Injury Trust Agreement.
H. Preservation of Rights of Action; Settlement of Claims and Releases
     1. Preservation of Rights of Action by the Debtors and the Reorganized Debtors
     Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including any Recovery Actions. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to File and pursue, and shall have the sole right to File and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor. Notwithstanding the foregoing, on the Effective Date, the Reorganized Debtors shall be deemed to waive and release any Recovery Actions arising under section 547 of the Bankruptcy Code relating to preferential transfers held by any Debtor or its Estate or any Reorganized Debtor against any Entity, and any adversary proceeding Filed on account of such Recovery Actions arising under section 547 of the Bankruptcy Code shall be dismissed. A nonexclusive schedule of currently pending actions and claims brought by one or more of the Debtors is attached as Exhibit IV.H.1. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any right of action or claim on Exhibit IV.H.1 shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that any Debtor or Estate may hold against any Entity.
     2. Comprehensive Settlement of Claims and Controversies
     Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.H.3, shall constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Claim, Asbestos Personal Injury Claim or Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim, Asbestos Personal Injury Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

3. Releases
          a. General Releases of Debtors and Reorganized Debtors
     Except as otherwise expressly set forth in the Plan, on and after the Effective Date, the Debtors are released from all Liabilities from the beginning of time.
          b. Release by the Debtors and Reorganized Debtors
     i. Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against each of the present or former directors or officers of the Debtors acting in such capacity.
     ii. Without limiting any applicable provisions of or releases contained in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge the New Investor and its affiliates, and their respective officers, directors, employees, subsidiaries, members, managers, agents, attorneys, representatives and advisors from all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date, arising from, or related to such parties’ participation in the Equity Committee, the Reorganization Cases, the Plan, the Rights Offering or the New Investor Documents, other than such parties’ contractual liability to the Debtors pursuant to the New Investor Documents and any exhibit or attachment thereto.
          c. General Releases by Holders of Claims or Interests
     Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan, the Note, the Contingent Payment Note, the New Investor Documents, cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that votes in favor of the Plan shall be deemed to forever release, waive and discharge all Liabilities in any way relating to any Debtor, the Reorganization Cases or the Plan that such Entity has, had or may have against any Debtor, any Reorganized Debtor, the New Investor and each of their respective present or former directors, officers, employees, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity (which release shall be in addition to the discharge of Claims provided herein and under the Confirmation Order and the Bankruptcy Code).
          d. Injunction Related to Releases
     As further provided in Section IX.B, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Liabilities released pursuant to the Plan.
I. Continuation of Certain Employee, Retiree and Workers’ Compensation Benefits
     1. Employee Benefits
     From and after the Effective Date, the Reorganized Debtors intend to continue (or continue as modified or replaced) their existing employee benefit policies, plans and agreements, including: (a) medical, dental, life, travel accident and accidental death and dismemberment insurance; (b) sick pay, short-term disability pay and long-term disability insurance; (c) vacation and holiday pay; (d) bonus and severance programs; (e) tuition assistance policies; and (f) qualified deferred compensation plans.
     2. Retiree Benefits
     From and after the Effective Date, the Reorganized Debtors shall be obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and any similar health, disability or death benefits in accordance with the terms of the retiree benefit plans or other agreements governing the payment of such benefits, subject to any rights to amend, modify or terminate such benefits under the terms of the applicable retiree benefits plan, other agreement or applicable nonbankruptcy law.
     3. Workers’ Compensation Benefits
     From and after the Effective Date, the Reorganized Debtors, in their sole discretion, may continue to pay valid Claims arising before the Petition Date under the Debtors’ workers’ compensation programs.
J. Special Provisions Regarding Insured Claims and Insurance Policies
     1. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims
     Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.J.1 shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Entity may hold against any other Entity, including the Debtors’ insurance carriers.
     2. Reinstatement and Continuation of Insurance Policies
     From and after the Effective Date, each of the Debtors’ insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A.

     3. Insurance Neutrality
     a. Notwithstanding anything to the contrary in the Plan or the Confirmation Order, nothing in the Plan or the Confirmation Order (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing the insurers’ legal, equitable or contractual rights, if any, in respect of any Claims. The rights of insurers shall be determined under the relevant insurance policies or insurance settlements, as applicable, and under applicable law.
     b. Nothing in the Plan, including the injunction and release provisions of Sections IV.H.3, IX.A and IX.B, or in the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall preclude any Entity from asserting in any proceeding any and all claims, defenses, rights or causes of action that it has or may have under or in connection with any insurance policy or any insurance settlement agreement. Nothing in the Plan or the Confirmation Order (other than the Asbestos Personal Injury Insurance Asset Entity Injunction) shall be deemed to waive any claims, defenses, rights or causes of action that any Entity has or may have under the provisions, terms, conditions, defenses or exclusions contained in such insurance policy or insurance settlement agreements, including any and all such claims, defenses, rights or causes of action based upon or arising out of Asbestos Personal Injury Claims that are liquidated, resolved, discharged, channeled or paid in connection with the Plan.
K. Cancellation and Surrender of Instruments, Securities and Other Documentation
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5) or in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, the Credit Facilities, the Senior Note Indenture, the Senior Notes and the Industrial Revenue Bond Indentures that are not Reinstated shall be canceled and of no further force and effect, without any further action on the part of any Debtor or Reorganized Debtor, and the obligations of the Debtors and the Indenture Trustees, if applicable, under such agreements, contracts, instruments and other documents shall be discharged; provided, however, that the Senior Notes, the Industrial Revenue Bonds and the relevant indentures shall continue in effect solely for the purpose of (1) allowing the relevant holders of notes to receive their Distributions hereunder and (2) allowing the Indenture Trustees to make the Distributions, if any, to be made on account of the Senior Note Claims and the Industrial Revenue Bonds Claims. The holders of or parties to such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan shall be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.H. Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Senior Note Indenture and the Industrial Revenue Bond Indentures, as applicable, shall continue in effect to the extent necessary to authorize the Indenture Trustees to receive and distribute to the holders of Allowed Senior Note Claims and Industrial Revenue Bond Claims any Distributions made pursuant to the Plan on account of such Allowed Claims and shall terminate completely upon completion of all such Distributions.
L. Release of Liens
     Except as otherwise provided in the Plan (including with respect to those Industrial Revenue Bonds that are Reinstated pursuant to Section III.B.5) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, all mortgages, deeds of trust, liens or other security interests against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.
M. Effectuating the Rights Offering
     As of the Confirmation Date, the Debtors may enter into and effectuate any Rights Offering Documents, if applicable, perform under the New Investor Documents and take any actions appropriate or necessary to consummate the Rights Offering.
N. Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
     The Chairman of the Board, Chief Executive Officer, President, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Senior Vice President or any Vice President of each Debtor or Reorganized Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(c) of the Bankruptcy Code, the following shall not be subject to any stamp tax or similar tax: (1) the issuance, transfer or exchange of the Additional Common Stock, the Note or the Contingent Payment Note; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any Restructuring Transaction pursuant to the Plan.
O. Compliance with QSF Regulations
     Reorganized USG and the Asbestos Personal Injury Trustees shall take all actions required of them as “transferor” and “administrator,” respectively, pursuant to Treasury Regulations promulgated under section 468B of the Internal Revenue Code.
P. Procedure for Resolution of Postpetition Interest Disputes
     1. To the extent any holder of a Class 6 Claim believes that it is entitled to Postpetition Interest at an interest rate other than the rate described in Section I.A.99.f.i, the holder of such Claim must timely File and serve on the Debtors at the addresses set forth in Section XI.H. a Postpetition Interest Rate Determination Notice no later than June 26, 2006. The Debtors or Reorganized Debtors, as applicable, will have the opportunity to review and dispute the Postpetition Interest Rate Determination Notice and shall File any objection to the Postpetition Interest Rate Determination Notice no later than 60 days after the Effective Date. In objecting to the Postpetition Interest Rate Determination Notice, the Debtors or Reorganized Debtors, as applicable, may assert that the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice is entitled to no Postpetition Interest under applicable law, and the Bankruptcy Court may find that no Postpetition Interest is required and order that none shall be paid on account of such Claim. To the extent the Postpetition Interest Rate Determination Notice does not relate to a Disputed Claim, the Debtors may pay the principal amount of the Allowed Claim on the Effective Date, in accordance with the applicable provisions of the Plan; provided, however, that no payment of Postpetition Interest will be made until the Postpetition Interest Rate Determination Notice is resolved in accordance with this Section IV.P.
     2. If the Debtors or Reorganized Debtors, as applicable, determine that the interest rate asserted in the Postpetition Interest Rate Determination Notice is appropriate, the Debtors may File a certificate of no objection at any time with respect to such notice and pay Postpetition Interest at the rate requested in the Postpetition Interest

Rate Determination Notice. No hearing is required by the Bankruptcy Court with respect to any Postpetition Interest Rate Determination Notice for which a certificate of no objection is Filed or for which the Debtors or Reorganized Debtors, as applicable, do not File a timely objection.
     3. If the Debtors or Reorganized Debtors, as applicable, File an objection to the Postpetition Interest Rate Determination and no stipulation or agreement is reached with respect to the appropriate rate of Postpetition Interest for such Claim, the Debtors or Reorganized Debtors, as applicable, may ask the Bankruptcy Court to schedule a hearing on the particular Postpetition Interest Rate Determination Notice and the related objection at an appropriate time.
     4. The Debtors or Reorganized Debtors, as applicable, and the holder of the Claim that Filed the Postpetition Interest Rate Determination Notice at any time may enter into a stipulation or agreement as to the appropriate rate of Postpetition Interest with respect to such Claim, without further action of the Bankruptcy Court.
ARTICLE V.
TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES
A. Executory Contracts and Unexpired Leases to Be Assumed
     1. Assumption Generally
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall assume each of its respective Executory Contracts and Unexpired Leases other than those listed on Exhibit V.C; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its rejection pursuant to this Section V.A.1. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases. Nothing herein shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
     2. Assumptions of Executory Contracts and Unexpired Leases
     Each Executory Contract or Unexpired Lease assumed under Section V.A.1 shall include any modifications, amendments, supplements or restatements to such contract or lease.
     3. Assignments Related to the Restructuring Transactions
     As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction, shall be deemed assigned to the applicable Entity, pursuant to section 365 of the Bankruptcy Code.

     4. Approval of Assumptions and Assumption Procedures
     The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.A.1, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for assumption of an Executory Contract or Unexpired Lease are as follows:
     a. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.
     b. Any entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.A.4.a.
     c. If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.
     d. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
     e. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or Reorganized Debtors may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or Reorganized Debtors, as applicable, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.C and amend Exhibit V.C accordingly.
B. Payments Related to the Assumption of Executory Contracts and Unexpired Leases
     To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.
C. Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures
     On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:
     1. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan notice of such proposed rejection.
     2. Any entity wishing to object to the proposed rejection of an Executory Contract or Unexpired Lease under the Plan must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.1.
     3. If no objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the proposed rejection of the applicable Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court.
     4. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.
     5. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection the Debtors or Reorganized Debtors, as applicable, may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Court to schedule a hearing on the particular objection and the related reply at an appropriate time.
D. Bar Date for Rejection Damages
     Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, their respective successors or their respective properties unless a proof of Claim is Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, on the later to occur of (1) 60 days after the Effective Date or (2) 30 days after the date of entry of an Order rejecting such Executory Contract or Unexpired Lease.

E. Obligations to Indemnify Directors, Officers and Employees
     The obligations of each Debtor or Reorganized Debtor to indemnify any person serving as one of its directors, officers or employees prior to or following the Petition Date by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of any Debtor or any other corporation, partnership or other legal Entity, to the extent provided in the applicable certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
F. Contracts and Leases Entered Into After the Petition Date
     Notwithstanding any other provisions of the Plan, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided in the Plan (including with respect to Asbestos Personal Injury Claims), Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2.a (regarding undeliverable Distributions), Section VI.G.4 (regarding compliance with Tax requirements) or Section VI.H (regarding surrender of canceled instruments or securities) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.3. Any Claim that is disallowed by order of the Bankruptcy Court (or the District Court) prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distributions under the Plan.
B. Method of Distributions to Holders of Claims
     Reorganized USG or such Third Party Disbursing Agents as Reorganized USG may employ in its sole discretion shall make all Distributions of cash, the Note, the Contingent Payment Note and other instruments or documents required under the Plan. Each Disbursing Agent shall serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan. The Debtors intend that the Indenture Trustees and the Credit Facilities Agent will serve as Third Party Disbursing Agents and will receive Distributions for the benefit of, and make Distributions to, holders of Allowed Industrial Revenue Bond Claims, Allowed Senior Note Claims and Credit Facilities Claims, as applicable.

C. Compensation and Reimbursement for Services Related to Distributions
     Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan shall receive from Reorganized USG, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with Reorganized USG and shall not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions
     1. Delivery of Distributions
     Except for Asbestos Personal Injury Claims, Distributions to holders of Allowed Claims shall be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.
     2. Undeliverable Distributions Held by Disbursing Agents
          a. Holding and Investment of Undeliverable Distributions
     If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a until such time as a Distribution becomes deliverable. Undeliverable cash shall be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines.
          b. After Distributions Become Deliverable
     On each Quarterly Distribution Date, the applicable Disbursing Agents shall make all Distributions that become deliverable to holders of Allowed Claims (other than Asbestos Personal Injury Claims) during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent.
          c. Failure to Claim Undeliverable Distributions
     Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a Distribution was attempted to be made to such holder shall have its claim for such undeliverable Distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed Distributions shall become property of Reorganized USG, free of any restrictions thereon, and any such Distributions held by a Third Party Disbursing Agent shall be returned to Reorganized USG. Nothing contained in the Plan shall require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E. Distribution Record Date
     1. A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.
     2. As of the close of business on the Distribution Record Date, the respective transfer or Claims registers for the Credit Facilities Claims, Senior Note Claims and Industrial Revenue Bond Claims, as maintained by the Debtors or the Credit Facilities Agent, Senior Note Indenture Trustee or Industrial Revenue Bond Indenture Trustees, as applicable, shall be closed and any transfer of any Claim or interest therein shall be prohibited. The applicable Disbursing Agent shall have no obligation to recognize the transfer or sale of any Credit Facilities Claim, Senior Note Claim or Industrial Revenue Bond Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Credit Facilities Claims, Senior Note Claims or Industrial Revenue Bond Claims who are holders of such Claims as of the close of business on the Distribution Record Date.
     3. Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.
F. Means of Cash Payments
     Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by Reorganized USG or, at the option of Reorganized USG, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of Reorganized USG, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
G. Timing and Calculation of Amounts to Be Distributed
     1. Timing of Distributions Under the Plan
     Any Distribution to be made by any Debtor or Reorganized Debtor pursuant to the Plan shall be deemed to have been timely made if made within 60 days after the time therefore specified in the Plan. Except as otherwise provided in the Plan, no interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.
     2. Distribution to the Asbestos Personal Injury Trust
     The Distribution to the Asbestos Personal Injury Trust shall be made on the Effective Date.
     3. Allowed Claims
     On the Effective Date, each holder of an Allowed Claim (other than an Asbestos Personal Injury Claim) shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.D to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

     4. Compliance with Tax Requirements
     a. In connection with the Plan and as described in greater detail in Sections XII.D and XII.E of the Disclosure Statement, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
     b. Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefore) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any Postpetition Interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8 to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. No Distributions on account of Postpetition Interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the relevant IRS Form W-8 or W-9, as applicable.
     c. Notwithstanding any other provision of the Plan, each Entity receiving a Distribution of cash, the Note or the Contingent Payment Note pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.
H. Surrender of Canceled Instruments or Securities
     As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Claim evidenced by the notes, instruments, securities or other documentation canceled pursuant to Section IV.K, the holder of such Claim must tender, as specified in this Section VI.H, the applicable notes (other than any notes that may have been issued under the Credit Facilities), instruments, securities or other documentation evidencing such Claim to the applicable Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any Distributions pursuant to the Plan on account of any such Claim shall be treated as an undeliverable Distribution pursuant to Section VI.D.2.a.
I. Setoffs
     Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable

Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.
J. Allocation of Payments
     Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to interest that has accrued on such Claims but remains unpaid.
ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS
A. Prosecution of Objections to Claims
     1. Objections to Claims
     Objections to Claims (other than Asbestos Personal Injury Claims) must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections shall be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or Schedules relates shall be treated as an Allowed Claim if such Claim has not been allowed earlier.
     2. Authority to Prosecute Objections
     After the Effective Date, the Reorganized Debtors shall have the authority to File (if applicable), settle, compromise, withdraw or litigate to judgment objections to all Claims (other than Asbestos Personal Injury Claims), including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle, compromise or otherwise resolve any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.
     3. Liquidation and Resolution of Litigation Claims and Asbestos Property Damage Claims
     Any unliquidated or disputed Litigation Claim or Asbestos Property Damage Claim that is a Timely Claim shall be liquidated, in accordance with applicable law, in: (a) the Bankruptcy Court (or the District Court) or (b)(i) the court in which it is pending on the Effective Date or (ii) if no action was pending on the Effective Date, any court of appropriate jurisdiction. This Section VII.A.3 is without prejudice to any party’s ability to request liquidation of a Claim in any applicable forum. If a Claim is to be liquidated in a court other than the Bankruptcy Court (or the District Court), upon the entry of an order of the Bankruptcy Court (or the District Court) or the execution of a written agreement by the Reorganized Debtors and the particular claimant, the injunction provided under Section IX.B.1 shall be deemed modified solely to the extent necessary to allow the parties to liquidate the Litigation Claim or the Asbestos Property Damage Claim in the applicable court. Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court shall retain jurisdiction relating to Litigation Claims and Asbestos Property Damage Claims, including the Debtors’ right to have such Claims liquidated in the Bankruptcy Court (or the District Court) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Any Litigation Claim or Asbestos Property Damage Claim liquidated pursuant to a judgment obtained in accordance with this Section VII.A.3 and applicable nonbankruptcy law that is no longer appealable or subject to review shall be deemed an Allowed Claim in Class 6 or Class 8, as applicable, against the applicable Debtor in such liquidated amount upon the agreement of the parties or order of the Bankruptcy Court. The holder of any Litigation Claim or Asbestos Property Damage Claim allowed in accordance with the procedures in this Section VII.A.3 shall be entitled to any interest on such Allowed Claim required by applicable law and awarded by a

Final Order. In the event a Litigation Claim or Asbestos Property Damage Claim is resolved pursuant to a judgment or order that (a) is obtained in accordance with this Section VII.A.3, (b) is no longer appealable or subject to review and (c) provides for no recovery against the applicable Reorganized Debtor, such Litigation Claim or Asbestos Property Damage Claim shall be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Reorganized Debtor’s service of a copy of such judgment or order upon the holder of such Litigation Claim or Asbestos Property Damage Claim. Nothing contained in this Section VII.A.3 shall constitute or be deemed a waiver of any claim, right or cause of action that a Debtor or Reorganized Debtor may have against any person or entity in connection with or arising out of any Litigation Claim or Asbestos Property Damage Claim.
     4. Authority to Amend Schedules
     The Debtors or the Reorganized Debtors shall have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor shall provide the holder of such Claim with notice of such amendment and such holder shall have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.
B. Treatment of Disputed Claims
     Notwithstanding any other provisions of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.
C. Enforcement of Bar Date Order
     In accordance with the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, any Entity that failed to File a proof of Claim by the applicable Bar Date or was not otherwise permitted to File a proof of Claim after the applicable Bar Date by a Final Order of the Bankruptcy Court is and shall be barred, estopped and enjoined from asserting any Claim against the Debtors (1) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (2) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims Filed after the applicable Bar Date and for which no Final Order has been entered by the Bankruptcy Court determining that such Claims were timely Filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.
D. Distributions on Account of Disputed Claims Once Allowed
     On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.
E. Indenture Trustees as Relevant Claim Holders
     Consistent with Bankruptcy Rule 3003(c), the Debtors or Reorganized Debtors, as applicable, shall recognize a Proof of Claim filed by the Senior Note Indenture Trustee with respect to any Senior Note Claim or the relevant Industrial Revenue Bond Indenture Trustee with respect to the applicable Industrial Revenue Bond Claim; provided, however, such recognition in no way waives any of the Debtors’ or Reorganized Debtors’ rights against or defenses to such Claim. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a

Claim, shall be disallowed as duplicative of the Claim of the pertinent Indenture Trustee, without further action by the Debtors or Reorganized Debtors and without further order from the Bankruptcy Court.
ARTICLE VIII.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
A. Conditions to Confirmation
     The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C:
     1. The Confirmation Order shall have been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, shall have been fully affirmed by the District Court), shall be acceptable in form and substance to the Debtors and shall be reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
     2. The Plan and Confirmation Order, as entered, shall ratify and approve the New Investor Documents without any change or modification.
     3. All Exhibits to the Plan are in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
     4. The Bankruptcy Court or the District Court makes the following findings, each of which shall be contained in the Confirmation Order and each of which, if the Confirmation Order is entered by the Bankruptcy Court, shall be fully affirmed by the District Court:
     a. The Asbestos Permanent Channeling Injunction is to be implemented in connection with the Plan and the Asbestos Personal Injury Trust.
     b. The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of each of the Protected Parties with respect to all Asbestos Personal Injury Claims, and, upon such assumption, no Protected Party shall have any liability for any Asbestos Personal Injury Claim.
     c. Each Debtor had been named as a defendant in a personal injury, wrongful death or property damage action seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.
     d. The Asbestos Personal Injury Trust is to be funded in whole or in part by securities of one or more of the Reorganized Debtors and by the obligation of such Reorganized Debtor or Reorganized Debtors to make future payments, including dividends.
     e. The Asbestos Personal Injury Trust is to own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of each such Reorganized Debtor, the parent corporation of each such Reorganized Debtor or a subsidiary of each such Reorganized Debtor that is also a Reorganized Debtor.
     f. The Asbestos Personal Injury Trust shall use its assets or income to pay Asbestos Personal Injury Claims, including Demands.

     g. Each of the Debtors is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos Permanent Channeling Injunction.
     h. The actual amounts, numbers and timing of such future Demands cannot be determined.
     i. Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and future Demands.
     j. The terms of the Asbestos Permanent Channeling Injunction, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A) of the Bankruptcy Code, are set out in the Plan and in the Disclosure Statement.
     k. The Plan establishes, in Class 7 (Asbestos Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.
     l. Class 7 (Asbestos Personal Injury Claims) has voted, by at least 75 percent of those voting, in favor of the Plan.
     m. Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust shall value and be in a financial position to pay, Asbestos Personal Injury Claims, including Demands, that involve similar Claims in substantially the same manner.
     n. Each Protected Party is identifiable from the terms of the Asbestos Permanent Channeling Injunction by name or as part of an identifiable group, and each Protected Party is or may be alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on a Debtor to the extent that such alleged liability arises by reason of one or more of the following:
     i. such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, a Past Affiliate, a present Affiliate of any Debtor or Reorganized Debtor, or Predecessor in Interest;
     ii. such Entity’s involvement in the management of any Debtor, any Reorganized Debtor or any Predecessor in Interest;
     iii. such Entity’s service as an officer, director or employee of any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest; or
     iv. such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, any Reorganized Debtor or any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, any Predecessor in Interest or any Entity that owns or at any time has owned a financial interest in any Debtor, any Reorganized Debtor, any Past Affiliate, any present Affiliate of any Debtor or Reorganized Debtor, or any Predecessor in Interest, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction.
     o. The Asbestos Personal Injury Futures Representative was appointed as part of the proceedings leading to issuance of the Asbestos Permanent Channeling Injunction for the purpose of protecting the rights of all persons, whether known or unknown, that might subsequently assert, directly or indirectly against any Debtor, an Asbestos Personal Injury Claim that is a Demand that is addressed in the Asbestos Permanent Channeling Injunction and transferred to the Asbestos Personal Injury Trust, regardless of the nature or theory of such Demand.
     p. Identifying each Protected Party (by name or as part of identifiable group, as applicable) in the Asbestos Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust, on behalf of any such Protected Party.
     q. The Plan and the Asbestos Personal Injury Trust (and related documents) comply with section 524(g) of the Bankruptcy Code.
     r. The Plan and its Exhibits are a fair, equitable and reasonable resolution of the liabilities of the Debtors for the Asbestos Personal Injury Claims.
     s. The Asbestos Personal Injury Futures Representative has adequately and completely fulfilled his duties, responsibilities and obligations as the representative for the persons set forth in finding Section VIII.A.4.o above in accordance with section 524(g) of the Bankruptcy Code.
     t. Adequate and sufficient notice of the Disclosure Statement, the Plan and the Confirmation Hearing, along with all deadlines for voting on or objecting to the Plan has been given to (i) all known creditors and holders of Interests, (ii) parties that requested notice in accordance with Bankruptcy Rule 2002 (including the Asbestos Personal Injury Committee, Asbestos Personal Injury Futures Representative, Asbestos Property Damage Committee, the Equity Committee and the Creditors’ Committee), (iii) all parties to Unexpired Leases and Executory Contracts with the Debtors and (iv) all taxing authorities listed on the Debtors’ Schedules or in the Debtors’ Claims database, in each case, (A) in accordance with the solicitation procedures governing such service and (B) in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b). Such transmittal and service were adequate and sufficient to bind, among other parties, any holder of an Asbestos Personal Injury Claim, and no other or further notice is or shall be required.
     5. The Bankruptcy Court and the District Court, as required, shall have entered the Asbestos Permanent Channeling Injunction (which may be included in the Confirmation Order), which shall contain terms satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative.
B. Conditions to the Effective Date
     The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions have been satisfied or duly waived pursuant to Section VIII.C:
     1. The Bankruptcy Court or the District Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance satisfactory to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the

Plan, including completion of the Restructuring Transactions and other transactions contemplated by the Plan and the implementation and consummation of contracts, instruments, releases and other agreements or documents created in connection with the Plan.
     2. The Confirmation Order has been entered by the Bankruptcy Court or the District Court (and, if the Confirmation Order is entered by the Bankruptcy Court, has been fully affirmed by the District Court) and shall have become a Final Order.
     3. The Confirmation Order and the Asbestos Permanent Channeling Injunction shall be in full force and effect.
     4. The Asbestos Personal Injury Trustees shall have been selected and shall have executed and delivered the Asbestos Personal Injury Trust Agreement.
     5. Each of the Exhibits, the Rights Offering Documents and any debt documents shall be fully executed and delivered to the Debtors, shall be in form and substance acceptable to the Debtors and reasonably satisfactory to the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative and shall be fully enforceable in accordance with their terms.
     6. The Registration Statement shall have become effective and no stop order suspending the effectiveness thereof shall have been issued or proceedings therefor been initiated or threatened in writing by the Securities and Exchange Commission and shall be in full force and effect.
     7. The Effective Date shall have occurred on or before August 1, 2006.
C. Waiver of Conditions to Confirmation or the Effective Date
     The conditions to Confirmation set forth in Section VIII.A and the conditions to the Effective Date set forth in Section VIII.B may be waived in whole or part in writing by the Debtors at any time without an order of the Bankruptcy Court or the District Court; provided, however, (1) the conditions contained in Sections VIII.A.1, VIII.A.3, VIII.A.5, VIII.B.1, VIII.B.5 and VIII.B.7 may only be waived with the consent of the Asbestos Personal Injury Committee and Asbestos Personal Injury Futures Representative, which shall not be unreasonably withheld; and (2) the conditions contained in Section VIII.A.2 may only be waived with the consent of the New Investor.
D. Effect of Nonoccurrence of Conditions to the Effective Date
     If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D, (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE IX.
DISCHARGE, INJUNCTION
AND SUBORDINATION RIGHTS
A. Discharge of Claims
     1. Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation shall, as of the Effective Date discharge the Debtors from all Claims or other Liabilities that arose on or before the Effective Date and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan.
     2. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of a discharge of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and other debts and Liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim.
B. Injunctions
1. General Injunctions
     a. Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Reorganized Debtors or their respective property, other than to enforce any right pursuant to the Plan to a Distribution; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     b. As of the Effective Date, all Entities that have held, currently hold or may hold any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity or its property on account of such released claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released

Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     c. By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section IX.B.
2. Asbestos Permanent Channeling Injunction
     Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related Asbestos Personal Injury Trust Distribution Procedures, including:
     a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any Protected Party or any property or interests in property of any Protected Party;
     b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party or any property or interests in property of any Protected Party;
     c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Protected Party or any property or interests in property of any Protected Party;
     d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; and
     e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust, except in conformity and compliance therewith.
The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless, to the fullest extent permitted by applicable law, each Protected Party from and against any Asbestos Personal Injury Claim and any related damages.
     3. Asbestos Personal Injury Insurance Asset Entity Injunction
          a. Purpose and Provisions
     In order to protect the Asbestos Personal Injury Trust and to preserve its assets, pursuant to the equitable jurisdiction and power of the Bankruptcy Court under section 105(a) of the Bankruptcy Code, the Bankruptcy Court shall issue the Asbestos Personal Injury Insurance Entity Injunction as described in Section IX.B.3.b; provided, however, that, except as otherwise provided in the Confirmation Order, (i) the Asbestos Personal Injury Trust shall have the sole and exclusive authority at any time to terminate, or reduce or limit the scope of, the Asbestos Personal

Injury Insurance Entity Injunction with respect to any Asbestos Personal Injury Insurance Asset upon express written notice to such Asbestos Personal Injury Insurance Asset Entity; and (ii) the Asbestos Personal Injury Insurance Asset Entity Injunction is not issued for the benefit of any Asbestos Personal Injury Insurance Asset Entity, and no Asbestos Personal Injury Insurance Asset Entity is a third-party beneficiary of the Asbestos Personal Injury Insurance Entity Injunction.
          b. Terms
     Subject to the provisions of Section IX.B.3.a, all Entities (not including the Asbestos Personal Injury Trust or the Reorganized Debtors) that have held or asserted, that hold or assert or that may in the future hold or assert any Claim, Demand or cause of action (including any Asbestos Personal Injury Claim assumed by the Asbestos Personal Injury Trust) against any Asbestos Personal Injury Insurance Asset Entity based upon, relating to, arising out of or in any way connected with any Asbestos Personal Injury Claim or Asbestos Personal Injury Insurance Asset whenever and wherever arisen or asserted (including all Claims in the nature of or sounding in tort, or under contract, warranty or any other theory of law, equity or admiralty) shall be stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payments, satisfaction or recovery with respect to any such Claim, Demand or cause of action, including:
     i. commencing, conducting or continuing, in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative or other proceeding) in any forum with respect to any such Claim, Demand, or cause of action against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;
     ii. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action;
     iii. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Asbestos Personal Injury Insurance Asset Entity, or the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand or cause of action; and
     iv. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any obligation of any Asbestos Personal Injury Insurance Asset Entity, or against the property of any Asbestos Personal Injury Insurance Asset Entity, with respect to any such Claim, Demand and or cause of action.
          c. Reservations
     Notwithstanding anything to the contrary above, this Asbestos Personal Injury Insurance Entity Injunction shall not enjoin:
     i. the rights of Entities to the treatment accorded them under Articles II and III of this Plan, as applicable, including the rights of Entities with Asbestos Personal Injury Claims to assert such Asbestos Personal Injury Claims against the Asbestos Personal Injury Trust, in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the terms of this Plan;

     ii. the rights of Entities to assert any Claim, debt, obligation or liability for payment of Asbestos Personal Injury Trust-related expenses against the Asbestos Personal Injury Trust;
     iii. the rights of the Asbestos Personal Injury Trust and the Reorganized Debtors, as applicable, to prosecute any action based on or arising from Asbestos Personal Injury Insurance Asset;
     iv. the rights of the Asbestos Personal Injury Trust to assert any claim, debt, obligation or liability for payment against an Asbestos Personal Injury Insurance Asset Entity based on or arising from the Asbestos Personal Injury Insurance Asset; and
     v. the rights of Entities to assert any claim, debt, right, obligation or liability that (A) arises or relates to any insurance policy or any portion of any insurance policy that is not an Asbestos Personal Injury Insurance Asset and (B) is not subject to the Asbestos Permanent Channeling Injunction.
C. Subordination Rights
     The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.
ARTICLE X.
RETENTION OF JURISDICTION
A. Retention of Exclusive Jurisdiction by the Bankruptcy Court
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, but subject to Section X.B, the Bankruptcy Court shall retain such exclusive jurisdiction over the Reorganization Cases and any matter related to the Reorganization Cases after the Effective Date as is legally permissible, including exclusive jurisdiction to:
     1. Other than with respect to Asbestos Personal Injury Claims, allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims or Interests;
     2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;
     3. Resolve any matters, related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;
     4. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

     5. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date or brought thereafter;
     6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;
     7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;
     8. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;
     9. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;
     10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;
     11. Determine such other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;
     12. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes; and
     13. Enter a final decree closing the Reorganization Cases.
     To the extent that it is not legally permissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court shall have nonexclusive jurisdiction over such matters to the extent legally permissible.
B. Exclusive Jurisdiction of the District Court
     Notwithstanding the entry of the Confirmation Order, the occurrence of the Effective Date and anything to the contrary in Section X.A, the District Court shall retain exclusive jurisdiction over matters relating to section 524(g) of the Bankruptcy Code and the Asbestos Permanent Channeling Injunction, including exclusive jurisdiction to determine matters that may be set forth in the Asbestos Permanent Channeling Injunction, or that may arise in connection with the Asbestos Permanent Channeling Injunction.

C. Jurisdiction Relating to Asbestos Personal Injury Claims
     Notwithstanding anything in this Article X to the contrary, the resolution of Asbestos Personal Injury Claims and the forum in which such resolution shall be determined shall be governed by and in accordance with the Asbestos Personal Injury Trust Distribution Procedures and the Asbestos Personal Injury Trust Agreement.
ARTICLE XI.
MISCELLANEOUS PROVISIONS
A. Dissolution of the Committee and Discharge of Asbestos Personal Injury Futures Representative
     On the Effective Date, each of the Creditors’ Committee, Asbestos Personal Injury Committee, Asbestos Property Damage Committee and Equity Committee shall dissolve and the members of such committees shall be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. Similarly, on the Effective Date, the Asbestos Personal Injury Futures Representative shall be deemed released and discharged from all duties and obligations from or related to the Reorganization Cases; provided, however, that the Asbestos Personal Injury Futures Representative may continue to serve or have obligations under the Asbestos Personal Injury Trust Agreement and be paid solely from the Asbestos Personal Injury Trust. The Professionals retained by such committees and the members thereof or by the Asbestos Personal Injury Futures Representative shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A and in connection with any appeal of the Confirmation Order.
B. Limitation of Liability
     1. The Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor and their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, related to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section XI.B.1 shall have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
     2. Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the Credit Facilities Agent, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Equity Committee, the DIP Lender, the Indenture Trustees, the New Investor or their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Disclosure Statement or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
C. Modification of the Plan and Exhibits
     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation. In addition, any modification or amendment to the Plan or the Exhibits that affects the treatment of Asbestos Personal Injury Claims shall require the consent of the Asbestos Personal Injury Committee and the Asbestos Personal Injury Futures Representative, which shall not be unreasonably withheld.
D. Revocation of the Plan
     The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors or (2) prejudice in any manner the rights of any Debtors or any other party.
E. Headings
     The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.
F. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
G. Service of Certain Plan Exhibits and Disclosure Statement Exhibits
     Certain Exhibits are not being Filed or served with copies of the Plan and the Disclosure Statement. The Debtors shall File such Exhibits no later than 10 days before the deadline to vote to accept or reject the Plan. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at www.usg.com.
H. Service of Documents
     Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtors, the Creditors’ Committee, the Asbestos Personal Injury Futures Representative, the Asbestos Personal Injury Committee, the Asbestos Property Damage Committee, the Equity Committee or the U.S. Trustee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

     1. The Debtors and the Reorganized Debtors
Daniel J. DeFranceschi
Paul N. Heath
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Fax: (302) 651-7701
and
David G. Heiman
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Fax: (216) 579-0212
and
Brad B. Erens
Michelle M. Harner
Mark A. Cody
JONES DAY
77 West Wacker Drive
Chicago, Illinois 60601
Fax: (312) 782-8585
     2. The Creditors’ Committee
Lewis Kruger
Kenneth Pasquale
Denise K. Wildes
STROOCK & STROOCK & LAVAN
180 Maiden Lane
New York, NY 10038-4982
Fax: (212) 806-6006

     3. Asbestos Personal Injury Futures Representative
Dean M. Trafelet
P.O. Box 518
9130 Wild Lane
Baileys Harbor, WI 54202
Fax: (920) 839-9438
and
Andrew Kress
KAYE SCHOLER LLP
425 Park Avenue
New York, NY 10022-3598
Fax: (212) 836-8689
4. The Asbestos Personal Injury Committee
Elihu Inselbuch
CAPLIN & DRYSDALE, CHTD.
375 Park Avenue
New York, NY 10022-4614
Fax: (212) 644-6755
and
Peter Van N. Lockwood
CAPLIN & DRYSDALE, CHTD.
One Thomas Circle, N.W.
Washington, D.C. 20005-5803
Fax: (202) 429-3301
5. The Asbestos Property Damage Committee
Scott L. Baena
Jay M. Sakalo
BILZIN SUMBERG BAENA
PRICE & AXELROD, LLP
2500 First Union Financial Center
200 South Biscayne Boulevard, Suite 2500
Miami, FL 33131-2336
Fax: (305) 374-7593
6. The Equity Committee
Martin J. Bienenstock
Judy G.Z. Liu
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007

and
David A. Hickerson
WEIL, GOTSHAL & MANGES LLP
1300 Eye Street, N.W., Suite 900
Washington, DC 20005
Fax: (202) 857-0940
and
Ralph I. Miller
WEIL, GOTSHAL & MANGES LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Fax: (214) 746-7777
     7. The U.S. Trustee
David Klauder
Office of the United States Trustee
844 King Street, Suite 2313, Lockbox 35
Wilmington, Delaware 19801
Fax: (302) 573-6497
     8. The New Investor
Marc D. Hamburg
Berkshire Hathaway Inc.
1440 Kiewit Plaza
Omaha, NE 68131
Fax: (402) 346-3375
and
Thomas B. Walper
Munger, Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Fax: (213) 683-5193

Dated: March 27, 2006	Respectfully submitted, USG CORPORATION (for itself and on behalf of the USG Subsidiary Debtors)
	By:	/s/ Stanley L. Ferguson
Stanley L. Ferguson
Executive Vice President and General Counsel

COUNSEL:
Daniel J. DeFranceschi (DE 2732)
Paul N. Heath (DE 3704)
RICHARDS, LAYTON & FINGER
One Rodney Square
P.O. Box 551
Wilmington, Delaware 19899
Telephone: (302) 651-7700
- and -
David G. Heiman (OH 0038271)
Gus Kallergis (OH 0071557)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Brad B. Erens (IL 6206864)
Michelle M. Harner (IL 6276282)
Mark A. Cody (IL 6236871)
Daniel B. Prieto (IL 6272888)
JONES DAY
77 West Wacker
Chicago, Illinois 60601
Telephone: (312) 782-3939
ATTORNEYS FOR DEBTORS